Exhibit 2.1

* THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.

PARTICIPATION AND EXPLORATION AGREEMENT

BY AND BETWEEN

SUMMIT DISCOVERY RESOURCES II, LLC AND

SUMITOMO CORPORATION

AND

REX ENERGY I, LLC, R.E. GAS DEVELOPMENT, LLC,

REX ENERGY OPERATING CORP., AND REX ENERGY CORPORATION

TABLE OF CONTENTS

ARTICLE I. EXHIBITS		5

ARTICLE II. DEFINITIONS		9

ARTICLE III. AREA ONE AGREEMENTS		21

3.01.	Basic Summit Interest Acquisition	21
3.02.	Existing Area One Wells	24
3.03.	Pending Area One Wells	24
3.04.	Phase I Wells	25
3.05.	Phase I Leasing Period	26
3.06.	Exchange and Equalization of Interests	29
3.07.	Area One Carried Wells	31
3.08.	Area One JOAs	32
3.09.	Required Lease Payments	34
3.10.	Governing Agreements; Area One Tax Partnership Agreement	35
3.11.	Keystone Midstream	36
3.12.	Rex Refrigeration Plant	36
3.13.	Existing Seismic Data	37
3.14.	Geophysical Operations	37
3.15.	Area One AMI	37
3.16.	Gas Marketing Agreements	41

ARTICLE IV. AREA TWO AGREEMENTS		41

4.01.	Summit Interest Acquisition	41
4.02.	Existing Area Two Wells	43
4.03.	Pending Area Two Wells	43
4.04.	Area Two Carried Wells	44
4.05.	Williams JOA	45
4.06.	Required Lease Payments	46
4.07.	Governing Agreements; Area Two Tax Partnership Agreements	47
4.08.	RW Gas	48
4.09.	Geophysical Operations	49
4.10.	Area Two AMI Agreements	50
4.11.	Williams Exploration Agreement	53

ARTICLE V. AREA THREE AGREEMENTS		56

5.01.	Summit Interest Acquisition	56
5.02.	Transfer of Area Three Drilling Carry Obligation	58
5.03.	Area Three Carried Wells	58
5.04.	Existing Area Three JOAs	59
5.05.	Required Lease Payments	60
5.06.	Governing Agreements; Area Three Tax Partnership Agreement	60
5.07.	Geophysical Operations	61
5.08.	Area Three AMI.	62

ARTICLE VI. AREA FOUR AGREEMENTS		65

6.01.	Summit Interest Acquisition	65
6.02.	Transfer of Area Four Drilling Carry Obligation	68
6.03.	Area Four Carried Wells	68

6.04.	Area Four JOA	69
6.05.	Governing Agreements; Area Four Tax Partnership Agreement	69
6.06.	Geophysical Operations	70
6.07.	Area Four AMI	71

ARTICLE VII. REPRESENTATIONS AND WARRANTIES		74

7.01.	Representations and Warranties of Rex
7.02.	Representations and Warranties of Summit	77
7.03.	Survival of Representations and Warranties	78
7.04.	Notification of Certain Matters	78

ARTICLE VIII. TITLE MATTERS		78

8.01.	Title Information and Access	78
8.02.	Defensible Title	79
8.03.	Title Defects	79
8.04.	Calculation of Net Acres	80
8.05.	Notice of Title Defects	81

ARTICLE IX. CONDITIONS TO CLOSING		83

9.01.	Rex’s Conditions	83
9.02.	Summit’s Conditions	83

ARTICLE X. TERMINATION OF AGREEMENT		84

10.01.	Termination	84
10.02.	Liabilities Upon Termination or Breach	84

ARTICLE XI. CLOSING		85

11.01.	Closing Date.	85
11.02.	Place of Closing	85
11.03.	Closing Obligations	87

ARTICLE XII. POST-CLOSING ADJUSTMENTS		87

12.01.	Settlement Statement	87
12.02.	Amounts to be Paid by Summit	87
12.03.	Amounts to be paid by Rex	88
12.04.	Payment	88

ARTICLE XIII. PROHIBITED ACTIONS; CONDUCT OF OPERATIONS; EXCLUDED PROPERTIES; INDEMNIFICATION		88

13.01.	Prohibited Actions	88
13.02.	Conduct of Operations	89
13.03.	Excluded Properties	89
13.04.	Rex Indemnification of Summit	89
13.05.	Summit Indemnification of Rex	90
13.06.	Time Limits for Indemnification	90

ARTICLE XIV. PARENT GUARANTIES		90

14.01.	Sumitomo Guaranty	90
14.02.	Rex Energy	90

ii

Article XV. MISCELLANEOUS AGREEMENTS		90

15.01.	Special Warranty	90
15.02.	Wire Transfers	91
15.03.	Joint and Several Liability	91
15.04.	Survival of Covenants	91
15.05.	Assignment of Material Contracts	91
15.06.	Liability/Fees and Expenses	91
15.07.	No Partnership	91
15.08.	Insurance	91
15.09.	Notices	92
15.10.	Change of Address	92
15.11.	Force Majeure	93
15.12.	Casualty Losses	93
15.13.	Laws and Regulations; Venue	93
15.14.	Arbitration	93
15.15.	Covenants of Assignability	94
15.16.	Titles for Convenience Only	95
15.17.	Complete Agreement	95
15.18.	Press Releases	95
15.19.	Limitation of Liability	95
15.20.	Counterparts	95
15.21.	Severability	95
15.22.	Further Assurances	96
15.23.	Amendments	96
15.24.	Operational Plans	96

iii

PARTICIPATION AND EXPLORATION AGREEMENT

THIS PARTICIPATION AND EXPLORATION AGREEMENT, (hereinafter referred to as the “Agreement”), is made and entered into effective as of August 31, 2010 (“Effective Date”), by and between Summit Discovery Resources II, LLC (“Summit”), located at 840 Gessner, Suite 900, Houston, Texas 77024, joined herein solely for the limited purposes stated in Section 14.01 by Sumitomo Corporation (“Sumitomo”), located at 1-8-11 Harumi, Chuo-ku, Tokyo, 104-8610 Japan (each of Summit and Sumitomo herein sometimes called a “Sumitomo Signatory” or collectively called “Sumitomo Signatories”), and Rex Energy I, LLC (“Rex I”), and R.E. Gas Development, LLC (“R.E. Gas”), both located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (individually or collectively sometimes called “Rex”), joined herein by Rex Energy Operating Corp. (“Rex Operating”) and, solely for the limited purposes stated in Section 14.02, by Rex Energy Corporation (“Rex Energy”), both of 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (each of Rex and Rex Energy and Rex Operating herein sometimes called a “Rex Signatory” or collectively called “Rex Signatories”), and with Rex and Summit sometimes referred to as the “Parties,” or separately sometimes referred to as a “Party.”

RECITALS

WHEREAS, Rex is the owner of the following properties and interests:

(a) Certain oil and gas leases in Butler and Beaver Counties, Pennsylvania, set forth on Exhibit “A” (“Rex Area One Leases”), with Rex’s interest in the Net Acres covered by each such lease as of the Effective Date.

(b) Certain oil and gas leases in Centre, Clearfield and Westmoreland Counties, Pennsylvania, set forth on Exhibit “B” (“Rex Area Two Leases”), with Rex’s interest in the Net Acres covered by each such lease as of the Effective Date.

(c) Certain oil and gas leases in Fayette County, Pennsylvania, set forth on Exhibit “C” (“Rex Area Three Leases”), with Rex’s interest in the Net Acres covered by each such lease as of the Effective Date.

(d) That certain oil and gas lease in Centre and Clinton Counties, Pennsylvania, set forth on Exhibit “D” (“Rex Area Four Lease”), with Rex’s interest in the Net Acres covered by such lease as of the Effective Date.

(e) Forty percent (40%) of the Member Interests and equity in Keystone Midstream Services, LLC (“Keystone Midstream”), the owner of certain gas processing and gathering facilities serving portions of the Rex Area One Leases.

(f) That certain skid-mounted cryogenic gas processing plant (“Rex Refrigeration Plant”) in Butler County, Pennsylvania, described on Exhibit “E”.

(g) Fifty percent (50%) of the Membership Interests and equity in RW Gathering, LLC (“RW Gas”), the owner of certain gas gathering facilities serving portions of the Rex Area Two Leases.

with the lands covered by the Rex Area One Leases including a total of 41,077.18 Net Acres of Original Interests in such leases, being herein called “Area One Lands”; the lands covered by the Rex Area Two Leases including a total of 22,097.52 Net Acres of Original Interests in such leases, being herein called “Area Two Lands”; the lands covered by the Rex Area Three Leases including a total of 3,040.03 Net Acres of Original Interests in such leases, being herein called “Area Three Lands”; and the lands covered by the Rex Area Four Lease, consisting of a total of 3,033 surface acres and 3,033 Net Acres (including a total of 1,516.5 Net Acres of Original Interests in such lease calculated as provided in Section 6.01) being herein called “Area Four Lands”; and with the Area One Lands, Area Two Lands, Area Three Lands and Area Four Lands being herein sometimes called the “Rex Lands.”

WHEREAS, Rex agrees that Summit may acquire certain interests as hereinafter specified in the Rex Area One Leases, Rex Area Two Leases, Rex Area Three Leases and Rex Area Four Lease (sometimes herein collectively or severally called the “Rex Leases”), and in Keystone Midstream, the Rex Refrigeration Plant, and RW Gas under the terms and conditions set forth herein; and

WHEREAS, Summit and Rex have expressed a desire and willingness to participate in the exploration and development of the Rex Leases and certain other lands that may be owned or leased by either Party in the future, for the purposes of exploring for, and producing, oil, gas and other hydrocarbons.

NOW THEREFORE, in consideration of the premises and mutual benefits contained herein, the Sumitomo Signatories and Rex Signatories, intending to be legally bound, agree as follows:

ARTICLE I.

EXHIBITS

1.01 The following exhibits, attached hereto, are incorporated herein and made a part hereof for all purposes:

(a) Exhibit “A” is a list of all of the Rex Area One Leases covering the Area One Lands including Rex’s Original Interests in the Working Interests and Net Revenue Interests in and under such leases.

(b) Exhibit “B” is a list of all of the Rex Area Two Leases covering the Area Two Lands including Rex’s Working Interests and Net Revenue Interests therein.

(c) Exhibit “C” is a list of all of the Rex Area Three Leases covering the Area Three Lands including Rex’s Working Interests and Net Revenue Interests therein.

(d) Exhibit “D” is a description of the Rex Area Four Lease covering the Area Four Lands including Rex’s Working Interest and Net Revenue Interest therein (calculated as described in Section 6.01).

(e) Exhibit “E” is a description of the Rex Refrigeration Plant.

(f) Exhibits “F” and “F-1” consist of a description outlining the Area Two AMI, which is more fully described in Section 4.10 below.

(g) Exhibit “G” is a Joint Operating Agreement (“Area One JOA”) which is incorporated herein by reference as provided in Section 3.08 below and which is to be used by the Parties in connection with operations within the Area One AMI as more fully set forth in this Agreement.

(h) Exhibit “H” is a Joint Operating Agreement (“Area Four JOA”) which is incorporated herein by reference as provided in Section 6.04 below and which is to be used by the Parties in connection with operations on the Area Four Lands and within the Area Four AMI as more fully set forth in this Agreement.

(i) Exhibit “I” is the form of Assignment of various interests in various Rex Leases (and, if applicable, wells) to be executed by Rex and delivered to Summit as provided for herein.

(j) Exhibit “J” is a description of the Launtz Compressor/Tap site and Orgavan Compressor/Tap site and agreements related thereto that are included in the Derry Township Reserved Rights in Area Two as provided in Section 4.01.

(k) Exhibit ”K” is the form of Assignment and Assumption Agreement for various Material Contracts to be assigned by Rex to Summit as provided for herein.

(l) Exhibit “L” is the Area One Tax Partnership Agreement which is incorporated herein by reference as provided in Section 3.10 below and which is to be used by the Parties in connection with ownership and operation of Rex Area One Leases and other properties in the Area One AMI as more fully set forth in this Agreement.

(m) Exhibit “M” is the Area Two Tax Partnership Agreement which is incorporated herein by reference as provided in Section 4.07 below and which is to be used by the Parties in connection with ownership and operation of Rex Area Two Leases and other properties in the Area Two AMI as more fully set forth in this Agreement.

(n) Exhibit “N” is the Area Three Tax Partnership Agreement which is incorporated herein by reference as provided in Section 5.06 below and which is to be used by the Parties in connection with ownership and operation of Rex Area Three Leases and other properties in the Area Three AMI as more fully set forth in this Agreement.

(o) Exhibit “O” is the Area Four Tax Partnership Agreement which is incorporated herein by reference as provided in Section 6.05 below and which is to be used by the Parties in connection with ownership and operation of Rex Area Four Lease and other properties in the Area Four AMI as more fully set forth in this Agreement.

(p) Exhibit “P” is the list of Existing Area One Wells (“Existing Area One Wells”) in which Summit is to acquire an undivided thirty percent (30%) of the Original Interest at Closing as provided in Section 3.02 below.

(q) Exhibit “Q” is the list of Existing Area Two Wells (“Existing Area Two Wells”) in which Summit is to acquire an undivided twenty percent (20%) of the Original Interest at Closing as provided in Section 4.02 below.

(r) Exhibit “R” is a list of additional wells (“Pending Area One Wells”) which Rex has commenced drilling (but has not Completed) on Rex Area One Leases prior to the Effective Date.

(s) Exhibit “S” is a list of additional wells (“Pending Area Two Wells”) which Rex has commenced drilling (but has not Completed) on Rex Area Two Leases prior to the Effective Date.

(t) Exhibit “T” is a list of amounts of Rex expenses incurred prior to the Effective Date for existing seismic data in connection with Area Two as described in Section 4.09.

(u) Exhibit “U” is the form of assignment of seismic data assigning interests in existing seismic data with respect to Area One to be executed by Rex and delivered to Summit on the Closing Date as provided for herein.

(v) Exhibit “V” is a list of Rex litigation disclosed pursuant to Section 7.01(h).

(w) Exhibit “W” is a list of Summit litigation disclosed pursuant to Section 7.02(b).

(x) Exhibit “X” is a list of required consents of third parties for Rex to enter into or perform this Agreement.

(y) Exhibit “Y” is the form of assignment of an interest in Membership Interests and Ownership Interests in Keystone Midstream to be executed on the Closing Date pursuant to Section 3.11.

(z) Exhibit “Z” is the form of Assignment and Assumption Agreement with respect to the Keystone G&P Agreement to be executed on the Closing Date pursuant to Section 3.11.

(aa) Exhibit “AA” is the form of assignment and bill of sale to be executed on the Closing Date to assign an interest in the Rex Refrigeration Plant to Summit pursuant to Section 3.12.

(bb) Exhibit “BB” is a statement of Rex’s cost of existing seismic data covering Area One as of the Effective Date as provided for in Section 3.13.

(cc) Exhibit “CC” is a list of Derry Township Wells with respect to which Rex is to reserve rights as to Existing Wellbores as provided for in Section 4.01.

(dd) Exhibit “DD” is the form of assignment of an interest in Membership Interests and Ownership Interests in RW Gas to be executed on the Closing Date pursuant to Section 4.08.

(ee) Exhibit “EE” is a description of the Existing Area Three JOA as provided for in Section 5.04.

(ff) Exhibit “FF” is a list of certain Material Contracts in which interests are to be assigned to Summit pursuant to Section 15.05.

(gg) Exhibit “GG” is the form of parent guaranty to be executed by Rex Energy on the Closing Date as provided in Section 14.02.

(hh) Exhibit “HH” is the form of parent guaranty to be executed by Sumitomo on the Closing Date as provided in Section 14.01.

(ii) Exhibit “II” is an Affidavit of Non-Foreign Status to be executed by Rex on the Closing Date as provided in Section 11.03(t).

(jj) Exhibit “JJ” is a list of pending lawsuits, unresolved notices of violation or unresolved notices of deficiency or civil or criminal penalties, or other unresolved orders based on any noncompliance with applicable orders, rules or regulations of governmental authorities or applicable laws (including Environmental Laws) in connection with the Rex Leases or Rex Lands.

(kk) Exhibit “KK” includes sample calculations pursuant to the formulas set forth in Section 3.04 and Section 3.06.

(ll) Exhibit “LL” is the form of memorandum of lease to be filed by Rex with respect to Phase I Leases as provided in Section 3.05(c).

(mm) Exhibit “MM” is a list of all wells that are dry holes, shut in or otherwise inactive wells, or wells referred to as an Abandoned Well under the Pennsylvania Oil and Gas Act, disclosed in accordance with Section 7.01(c).

(nn) Exhibit “NN” is the form of written notice to be supplied by an Acquiring Party to the Non-Acquiring Party in the acquisition of additional interests.

(oo) Exhibit “OO” is the form of monthly statement for Phase I Lease Costs to be delivered by R.E. Gas to Summit in accordance with Section 3.05.

(pp) Exhibit “PP” is a list of certain oil and gas leases covering land or interests in land in Area One that will be treated as Phase I Leases if the Closing occurs, as provided in Section 3.05.

(qq) Exhibit “QQ” is a description of the Vista JOAs.

(rr) Exhibit “RR” is an illustration of the calculation of an Acreage Deficiency pursuant to Section 8.04.

ARTICLE II.

DEFINITIONS

2.01 AAA has the meaning set forth in Section 15.14(a).

2.02 AAA Rules has the meaning set forth in Section 15.14(a).

2.03 Acquiring Party means the Party, whether R.E. Gas or any Affiliate of R.E. Gas or Summit or any Affiliate of Summit, that acquires additional interests within the Area One AMI, Area Two AMI, Area Three AMI, or Area Four AMI as more fully described in Sections 3.15, 4.10, 5.08, and 6.07, respectively.

2.04 Acreage Deficiency has the meaning set forth in Section 8.04.

2.05 Additional Summit Interest has the meaning set forth in Section 3.04(b).

2.06 Affiliate shall mean with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity; “control” and, with correlative meanings the terms “controlled by” and “under common control with,” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other voting interest of an entity.

2.07 Area means any one or more or all of Area One, Area Two, Area Three or Area Four dependent on the context in which such term is used.

2.08 Area Four means and includes all of the Burnside Township in Centre County, Pennsylvania, and all of the Keating Township in Clinton County, Pennsylvania.

2.09 Area Four AMI means and includes all of Area Four.

2.10 Area Four AMI Agreement has the meaning set forth in Section 6.07.

2.11 Area Four AMI Lease has the meaning set forth in Section 6.07.

2.12 Area Four Carried Wells has the meaning set forth in Section 6.01.

2.13 Area Four Carry Period has the meaning set forth in Section 6.01.

2.14 Area Four Cash Payment has the meaning set forth in Section 6.01.

2.15 Area Four Drilling Carry Obligation means the product of $4,057.50 and fifty percent (50%) of the Original Interest in the total Net Acres covered by the Rex Area Four Lease, stipulated to be $3,076,599.37, subject to adjustment as provided in Section 6.01 below.

2.16 Area Four JOA means a joint operating agreement in the form set forth on Exhibit “H” as provided for in Section 6.04.

2.17 Area Four Lands has the meaning set forth in the Recitals.

2.18 Area Four Lease Additional Payment has the meaning set forth in Section 6.01.

2.19 Area Four Lease Participation Rights has the meaning set forth in Section 6.01.

2.20 Area Four Shallow Formations has the meaning set forth in Section 6.01.

2.21 Area Four Tax Partnership Agreement means a tax partnership agreement in the form shown on Exhibit “O” as provided for in Section 6.05.

2.22 Area One means and includes all of Butler and Beaver Counties, Pennsylvania.

2.23 Area One AMI means and includes all of Area One during the period from the Closing Date to the fourth (4th) annual anniversary date of the Closing Date, after which Area One AMI shall mean and include all lands within Area One situated within or within one (1) mile of the outer boundary of any oil or gas lease in Area One that is jointly owned by Rex and Summit as of such fourth (4th) anniversary date.

2.24 Area One AMI Agreement has the meaning set forth in Section 3.15.

2.25 Area One AMI Lease has the meaning set forth in Section 3.15.

2.26 Area One Carried Wells has the meaning set forth in Section 3.07.

2.27 Area One Carry Period has the meaning set forth in Section 3.07.

2.28 Area One Cash Payment has the meaning set forth in Section 3.01.

2.29 Area One Drilling Carry Obligation means the product of $5,000 and fifteen percent (15%) of the Original Interests in the total Net Acres covered by the Rex Area One Leases, stipulated to be $30,807,885.00 subject to adjustment as provided in Section 3.01 below.

2.30 Area One JOA means a joint operating agreement in the form set forth on Exhibit “G” as provided for in Section 3.08.

2.31 Area One Lands has the meaning set forth in the Recitals.

2.32 Area One Tax Partnership Agreement means a tax partnership agreement in the form shown on Exhibit “L” as provided for in Section 3.10.

2.33 Area Three means and includes all of the lands within the Franklin Township, Menallen Township, Dunbard Township, North Union Township, Georges Township, Nicholson Township, Smithfield Borough, Lower Tyrone Township, Springhill Township, Henry Clay Township, Vanderbilt Borough, and Redstone Township in Fayette County, Pennsylvania.

2.34 Area Three AMI means and includes all of Area Three.

2.35 Area Three AMI Agreement has the meaning set forth in Section 5.08.

2.36 Area Three AMI Lease has the meaning set forth in Section 5.08.

2.37 Area Three Carried Wells has the meaning set forth in Section 5.03.

2.38 Area Three Carry Period has the meaning set forth in Section 5.03.

2.39 Area Three Cash Payment has the meaning set forth in Section 5.01.

2.40 Area Three Drilling Carry Obligation means the product of $4,057.50 and fifty percent (50%) of the Original Interests in the total Net Acres covered by the Rex Area Three Leases, stipulated to be $6,167,460.00 subject to adjustment as provided in Section 5.01 below.

2.41 Area Three JOA has the meaning set forth in Section 5.04.

2.42 Area Three Lands has the meaning set forth in the Recitals.

2.43 Area Three Reserved Rights has the meaning set forth in Section 5.01.

2.44 Area Three Tax Partnership Agreement means a tax partnership agreement in the form shown on Exhibit “N” as provided for in Section 5.06.

2.45 Area Two means and includes the lands in Centre, Clearfield and Westmoreland Counties, Pennsylvania, described on Exhibits “F” and “F-1.”

2.46 Area Two AMI means and includes all of Area Two.

2.47 Area Two AMI Lease has the meaning set forth in Section 4.10.

2.48 Area Two Carried Wells has the meaning set forth in Section 4.04.

2.49 Area Two Carry Period has the meaning set forth in Section 4.04.

2.50 Area Two Cash Payment has the meaning set forth in Section 4.01.

2.51 Area Two Drilling Carry Obligation means the product of $4,057.50 and twenty percent (20%) of the Original Interests in the total Net Acres covered by the Rex Area Two Leases, stipulated to be $17,932,137.00 subject to adjustment as provided in Section 4.01 below.

2.52 Area Two JOA has the meaning set forth in Section 4.05.

2.53 Area Two Lands has the meaning set forth in the Recitals.

2.54 Area Two Tax Partnership Agreement means a tax partnership agreement in the form shown on Exhibit “M” as provided for in Section 4.07.

2.55 Basic Summit Interest has the meaning set forth in Section 3.01.

2.56 Charlebois has the meaning set forth in Section 6.01.

2.57 Charlebois Assignment has the meaning set forth in Section 6.01.

2.58 Charlebois/Rex Agreement has the meaning set forth in Section 6.01.

2.59 Closing has the meaning set forth in Section 11.01.

2.60 Closing Date has the meaning set forth in Section 11.01.

2.61 Closing Exclusion Date has the meaning set forth in Section 8.05.

2.62 Complete, Completing, Completed, or Completion shall mean to implement, to have implemented, or the implementation of all processes that allow for the flow of natural gas from the Marcellus Shale (“target zone”) so that it can be connected with the gathering system on the surface (except as provided below regarding abandonment of a well after testing). These processes include, but are not limited to, the setting of casing across the target (or adjacent) zone, perforation of the casing into the target zone, execution of a multi-stage (minimum of 3 stages) hydraulic fracture sand treatment of the target zone, and installation of tubing, wellhead, surface production unit (including liquid separator and storage tanks), artificial lift equipment (if needed), gas measurement equipment, and connections to the gathering system; provided, however, if a well is abandoned as a dry hole or non-commercial well after fracing and treatment of the target zone and testing, then in lieu of the installation of surface equipment, such processes shall include plugging and abandoning the well and restoring the surface location as required by applicable leases or laws and regulations.

2.63 Deep Participation Well has the meaning set forth in Section 6.01.

2.64 Defensible Title has the meaning set forth in Section 8.02.

2.65 Derry Township Reserved Rights has the meaning set forth in Section 4.01.

2.66 Derry Township Wells has the meaning set forth in Section 4.01.

2.67 Dispute Notice has the meaning set forth in Section 13.09.

2.68 Drilling Notice has the meaning set forth in Section 8.05.

2.69 Eastern States has the meaning set forth in Section 6.01.

2.70 Effective Date has the meaning set forth in the preamble.

2.71 Effective Time has the meaning set forth in Section 11.03.

2.72 Environmental Laws shall mean any and all laws, relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or hazardous substances or wastes.

2.73 Examination Period has the meaning set forth in Section 8.05

2.74 Excluded Properties means any and all of the Rex Leases removed from Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D” pursuant to this Agreement, plus the Derry Township Reserved Rights described in Section 4.01 and the Area Three Reserved Rights described in Section 5.01.

2.75 Existing Area One Wells Cash Payment has the meaning set forth in Section 3.02.

2.76 Existing Area One Wells means the wells described on Exhibit “P”.

2.77 Existing Area Three JOA or Existing Area Three JOAs has the meaning set forth in Section 5.04.

2.78 Existing Area Two Wells means the wells described on Exhibit “Q”.

2.79 Existing Area Two Wells Cash Payment has the meaning set forth in Section 4.02.

2.80 Existing Wellbores has the meaning set forth in Section 4.01.

2.81 Keystone G&P Agreement has the meaning set forth in Section 3.11.

2.82 Keystone Midstream has the meaning set forth in the Recitals.

2.83 Knowledge of Rex means the knowledge of the following employees of Rex: Benjamin W. Hulburt, Chris Hulburt, Tom Stabley, Tim Beattie, and F. Scott Hodges

2.84 Knowledge of Summit means the knowledge of the following employees or consultants, as applicable, of Summit: Takuya Kamisago, Hajime Uchiike, and Robert E. Orth.

2.85 Material Contracts means the contracts listed in Exhibit “FF”.

2.86 Marcellus Shale formation means the Devonian shale interval bounded by the Purcell Lime formation at its top and the Onondaga Limestone formation at its base, encountered at the correlative interval from 5,232 feet to 5,317 feet in the Rex Energy # 1 H. P. Knauff well situated on the P. Knauff Unit No. 1 in Butler County, Pennsylvania, described in Declaration of Pooling and Unitization P. Knauff Unit No. 1 executed by R.E. Gas on March 26, 2009, and recorded in the Recorders Office of Butler County, Pennsylvania, as Instrument 200907070015492.

2.87 Net Acres means, as to any oil and gas lease, the number of surface acres of land covered by such lease, which shall, if such lease covers less than all of the oil and gas estate in such land, be multiplied by a fraction corresponding to the undivided interest in the oil and gas estate in such land that is covered by such lease. For example, a lease covering 100% of the oil and gas estate in 100 surface acres of land would cover 100 Net Acres, and a lease covering an undivided 50% interest in the oil and gas estate in 100 surface acres of land would cover 50 Net Acres. For purposes of calculating the Net Acres owned by Rex in an oil and gas lease, if Rex owns less than 100% of the working interest in such lease, Rex’s Net Acres interest is the product of Rex’s percentage or fractional share of the working interest in the lease times the Net Acres covered by such lease. Thus, for example, if Rex owns 50% of the working interest in a lease covering 100% of the oil and gas estate in 100 surface acres of land, Rex owns 50 Net Acres interest in such lease. The Net Acres covered by a lease or owned by Rex as to a lease is not altered or affected by the magnitude of royalties or overriding royalties or like interests reserved in or burdening Rex’s working interest in such lease. As to an unleased mineral fee interest or royalty interest or like interest owned by Rex, Rex’s Net Acres means the percentage of all (8/8ths ) of the oil, gas and hydrocarbon estate in each acre of land that is owned by Rex as the owner of such interest, multiplied by the number of surface acres of land subject to such interest.

2.88 Net Revenue Interest as to a Rex Lease means the percentage share of all (8/8ths) of the oil and gas produced under and attributable to such Rex Lease to which Rex is entitled as owner of a Working Interest in such lease, determined after deduction of all applicable royalties, overriding royalties and like interests of third parties burdening Rex’s Working Interest and taking into account whether such Rex Lease covers all or only an undivided interest in the oil and gas estate in the land covered thereby, as set forth on Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, as applicable.

2.89 Non-Acquiring Party means the Party that, upon an acquisition of additional interests within the Area One AMI, Area Two AMI, Area Three AMI, or Area Four AMI by Rex or any Affiliate of Rex or Summit or any Affiliate of Summit, did not acquire such additional interests, as more fully described in Sections 3.15, 4.10, 5.08, and 6.07, respectively.

2.90 NRI means Rex’s Net Revenue Interest in and to a Rex Lease as set forth on Exhibit “A,” Exhibit “B,” Exhibit “C,” or Exhibit “D,” as applicable.

2.91 Operational Plan has the meaning set forth in Section 15.24.

2.92 Original Interest (a) as to Rex Leases, Existing Area One Wells and Existing Area Two Wells, means Rex’s interest therein as of the Effective Date (subject to Section 3.01(b) as to certain Rex Area One Leases, if applicable); provided that the “Original Interests” as to Rex Area Two Leases shall exclude and shall not include and Rex shall reserve all “Williams Interests” (as defined in Section 3.01 of the Williams Exploration Agreement) in any Rex Area Two Leases which Williams Appalachia has earned or could earn or be or become entitled to have assigned to Williams Appalachia pursuant to the Williams Exploration Agreement (regardless of whether Williams Appalachia actually earns an assignment of such “Williams Interests” in any such Rex Area Two Lease pursuant to the Williams Exploration Agreement); and provided, further, that the “Original Interest” as to the Rex Area Four Lease means an undivided fifty percent (50%) of the Working Interest in the Rex Area Four Lease insofar as it covers all depths below the top of the Tully Limestone formation in land in Area Four, not including and excluding any interest (if any there be) of R.E. Gas in the remaining undivided fifty percent (50%) of the Working Interest in such Rex Area Four Lease or in the Area Four Lease Participation Rights or in a 3.125% overriding royalty interest burdening the Area Four Lease Participation Rights as described in Section 6.01; (b) as to Pending Area One Wells and Pending Area Two Wells means Rex’s interest therein as of the Closing Date, and (c) as to Phase I Leases means the interest therein which is acquired by R.E. Gas and Summit (or by R.E. Gas alone, if applicable) pursuant to Section 3.05.

2.93 Participation Rights Owners has the meaning set forth in Section 6.01.

2.94 Party or Parties has the meaning set forth in the preamble.

2.95 Pending Area One Wells has the meaning set forth in Section 3.03.

2.96 Pending Area Two Wells has the meaning set forth in Section 4.03.

2.97 Permitted Encumbrances means any of the following:

(a) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance.

(b) Required third party consents to assignment, preferential purchase rights and similar agreements where such waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right, and such right has terminated.

(c) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due and payable or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Summit is notified in writing upon execution of this Agreement or, if such liens or charges arise thereafter, prior to the Closing Date.

(d) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto that do not materially interfere with the oil and gas operations to be conducted on any well or Rex Lease.

(e) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights, so long as no party has a right to exercise such right prior to the Closing Date.

(f) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Rex Leases or Rex Lands in any manner, and all applicable laws, rules and orders of governmental authority.

(g) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the ordinary course of business.

(h) All other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Rex Leases that individually or in the aggregate do not interfere materially with the operation, value or use of any of the Rex Leases. For this purpose, “materially” means, as to an individual lease, diminution in value or increase in cost in excess of an amount equal to five percent (5%) of the value of such lease if, and only if, the aggregate diminution in value or increase in cost as to all Rex Leases that are materially affected exceeds an amount equal to three percent (3%) of the sum of: (a) the Area One Cash Payment, (b) the Existing Area One Wells Cash Payment, (c) the amount payable by Summit for Pending Area One Wells as of the Closing Date pursuant to Section 3.03, (d) the amount payable by Summit for required lease payments through the Closing Date pursuant to Section 3.09, (e) the amount payable by Summit for a Keystone Midstream Membership Interest pursuant to Section 3.11, (f) the amount payable by Summit for the Rex Refrigeration Plant pursuant to Section 3.11, (g) the amount payable by Summit for existing seismic data pursuant to Section 3.13, (h) the Area Two Cash Payment, (i) the Existing Area Two Wells Cash Payment, (j) the amount payable by Summit for Pending Area Two Wells as of the Closing Date pursuant to Section 4.03, (k) the amount payable by Summit for required lease payments through the Closing Date pursuant to Section 4.06, (l) the amount, if any, payable by Summit on the Closing Date for a Membership Interest in RW Gas pursuant to Section 4.08, (m) the Area Three Cash Payment, and (n) the Area Four Cash Payment.

(i) All applicable laws, rules and orders of any governmental authority having jurisdiction over the Rex Leases.

(j) Inchoate liens for taxes not yet due.

(k) Existing overriding royalty interests burdening Rex Leases which do not reduce Rex’s NRI in such Rex Leases below the NRI shown in Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, as applicable.

(l) The contingent obligation for payment by Rex of Area Four Additional Payments under the Charlebois/Rex Agreement described in Section 6.01.

(m) The rights, if any, of Participation Rights Holders in Area Four Lease Participation Rights as described in Section 6.01.

(n) The Existing Area Three JOAs and rights of first refusal of Range Resources with respect to certain Rex Area Three Leases provided in an Existing Area Three JOA (as to Rex Area Three Leases).

(o) The Williams JOA and Williams Exploration Agreement (as to Rex Area Two Leases and certain additional oil or gas leases or interests in oil or gas that may be acquired in Area Two).

(p) The Vista JOAs and rights of first refusal of Vista with respect to certain Rex Area One Leases and Existing Area One Wells provided in the Vista JOAs (as to those Rex Area One Leases and Existing Area One Wells and certain additional oil or gas leases or interests in oil or gas that may be acquired in Area One).

(q) Any other condition Summit may have expressly waived in writing.

2.98 Permits has the meaning set forth in Section 7.01(b).

2.99 Phase I Drilling Unit has the meaning set forth in Section 3.04.

2.100 Phase I Leases has the meaning set forth in Section 3.05.

2.101 Phase I Lease Costs has the meaning set forth in Section 3.05.

2.102 Phase I Leasing Period means, as to Area One, the period from the Closing Date to the earlier of December 31, 2011, or the first date on which R.E. Gas has acquired Phase I Leases (in addition to Rex Area One Leases) covering a total of at least 9,000 Net Acres in Area One as provided in Section 3.05 below.

2.103 Phase I Wells has the meaning set forth in Section 3.04.

2.104 Range Resources has the meaning set forth in Section 5.04.

2.105 R.E. Gas has the meaning set forth in the preamble.

2.106 Retained Rex Interest has the meanings, as to various different leases or wells, set forth in Sections 3.02, 3.03, 3.04, 3.06, 3.15, 4.01, 4.02, 4.03, 4.10, 5.01, 5.08, 6.01, and 6.07.

2.107 Rex has the meaning set forth in the preamble.

2.108 Rex Area Four Lease has the meaning set forth in the Recitals.

2.109 Rex Area One Leases has the meaning set forth in the Recitals.

2.110 Rex Area Three Leases has the meaning set forth in the Recitals.

2.111 Rex Area Two Leases has the meaning set forth in the Recitals.

2.112 Rex Assigned Percentage has the meaning set forth in Section 3.06.

2.113 Rex Energy has the meaning set forth in the preamble.

2.114 Rex I has the meaning set forth in the preamble.

2.115 Rex Lands has the meaning set forth in the Recitals.

2.116 Rex Leases has the meaning set forth in the Recitals, as reduced by any Excluded Properties.

2.117 Rex Operating has the meaning set forth in the preamble.

2.118 Rex Refrigeration Plant has the meaning set forth in the Recitals.

2.119 Rex Signatory or Rex Signatories has the meaning set forth in the preamble.

2.120 Rex/Summit Area Two Tax Partnership has the meaning set forth in Section 4.07.

2.121 RW Gas has the meaning set forth in the Recitals.

2.122 Subsequent Area One Wells has the meaning set forth in Section 3.08.

2.123 Subsequent Area Four Wells has the meaning set forth in Section 6.04.

2.124 Subsequent Area Three Wells has the meaning set forth in Section 5.04.

2.125 Subsequent Area Two Wells has the meaning set forth in Section 4.05.

2.126 Summit has the meaning set forth in the preamble.

2.127 Sumitomo has the meaning set forth in the preamble.

2.128 Sumitomo Signatory or Sumitomo Signatories shall have the meaning set forth in the preamble.

2.129 Summit Assigned Percentage has the meaning set forth in Section 3.06.

2.130 Summit Purchased Net Acres has the meaning set forth in Section 3.06.

2.131 Third Party JOA has the meaning set forth in Sections 3.08 and 6.04.

2.132 Title Defect has the meaning set forth in Section 8.03.

2.133 Total Summit Interest has the meanings, as to various different leases or wells, set forth in Sections 3.02, 3.03, 3.04, 3.06, 3.15, 4.01, 4.02, 4.03, 4.10, 5.01, 5.08, 6.01, and 6.07.

2.134 Transaction Documents has the meaning set forth in Section 7.01(e).

2.135 Transferred Drilling Carry Obligation has the meaning set forth in Sections 5.02 and 6.02.

2.136 Tully Limestone formation means the Upper Devonian limestone interval bounded by the Burkett Shale formation at its top and the Hamilton Shale formation at its base, encountered at the correlative interval from 5,074 feet to 5,152 feet in the Rex Energy # 1 H. P. Knauff well situated on the P. Knauff Unit No. 1 in Butler County, Pennsylvania, described in Declaration of Pooling and Unitization P. Knauff Unit No. 1 executed by R.E. Gas on March 26, 2009, and recorded in the Recorders Office of Butler County, Pennsylvania, as Instrument 200907070015492.

2.137 Unit Area shall mean a voluntary unit including all or part of one or more Rex Leases, Phase I Leases, Area One AMI Leases, Area Two AMI Leases, Area Three AMI Leases, or Area Four AMI Leases (with or without other leases or lands) which is formed by Rex and/or Summit in order to drill one or more wells under this Agreement.

2.138 Unshared Phase I Leases has the meaning set forth in Section 3.05.

2.139 Vista has the meaning set forth in Section 3.08(a).

2.140 Vista AMI has the meaning set forth in Section 3.15.

2.141 Vista AMI Agreement has the meaning set forth in Section 3.15.

2.142 Vista JOA or Vista JOAs has the meaning set forth in Section 3.08(a).

2.143 Vista JOA Properties has the meaning set forth in Section 3.08(a).

2.144 Vista Lease JOA has the meaning set forth in Section 3.08(a).

2.145 Vista Well JOA has the meaning set forth in Section 3.08(a).

2.146 Wellbore Interests has the meaning set forth in Section 3.02.

2.147 Williams AMI Agreement has the meaning set forth in Section 4.10.

2.148 Williams Appalachia has the meaning set forth in Section 4.05.

2.149 Williams Carry Obligation has the meaning set forth in Section 4.04.

2.150 Williams Exploration Agreement has the meaning set forth in Section 4.05.

2.151 Williams JOA has the meaning set forth in Section 4.05.

2.152 Williams Tax Partnership has the meaning set forth in Section 4.07.

2.153 Williams Tax Partnership Agreement has the meaning set forth in Section 4.07.

2.154 Working Interest means the oil and gas leasehold estate and working interest under an oil and gas lease; and Rex’s Working Interest as to a Rex Lease means the interest in the Working Interest under such lease owned by Rex expressed as a percentage without diminution by reason of royalties, overriding royalties or other like interests burdening such Working Interest (i.e., 100% or such undivided percentage of the Working Interest as is applicable).

ARTICLE III.

AREA ONE AGREEMENTS

3.01. Basic Summit Interest Acquisition. The “Basic Summit Interest” means fifteen percent (15%) of the Original Interests in the Rex Area One Leases insofar as they cover all land in Area One except Wellbore Interests in Existing Area One Wells and Pending Area One Wells. If the Closing occurs, then, on the Closing Date:

(a) R.E. Gas shall assign the Basic Summit Interest to Summit through an assignment in the form of Exhibit “I” attached hereto;

(b) as consideration for the assignment of the Basic Summit Interest, Summit shall pay R.E. Gas the sum of Thirty Million Eight Hundred Seven Thousand Eight Hundred Eighty-five Dollars ($30,807,885) (“Area One Cash Payment”), subject to downward adjustment if one or more of the Rex Area One Leases become Excluded Properties pursuant to this Agreement; and

(c) in connection with exploration and development of the Rex Area One Leases, Summit, as co-owner thereof, shall carry and bear and pay or reimburse R.E. Gas for all costs and expenses of drilling and Completion that have been (and are) incurred and that are attributable to eighty percent (80%) of the Retained Rex Interest in: (i) the Pending Area One Wells; (ii) the Phase I Wells; and (iii) all other wells jointly drilled by Summit and R.E. Gas in Area One up to the Area One Drilling Carry Obligation, subject to the application of credits against the Area One Drilling Carry Obligation as provided in this Agreement. However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well.

The amount of the Area One Cash Payment is equal to the amount of the Area One Drilling Carry Obligation, and each such amount has been calculated based on the following formula:

Y         =         $5,000 x 15% x A

where:

Y         =         Area One Cash Payment (and Area One Drilling Carry Obligation); and

A         =         total Net Acres of Original Interests in the Rex Area One Leases;

provided that if any of the Rex Area One Leases become Excluded Properties each such amount shall be reduced by subtraction of an amount calculated based on the following formula:

Z         =         $5,000 x 15% x B

where:

Z         =         amount to be subtracted; and

B         =         total Net Acres of Original Interests in Rex Area One Leases that become Excluded Properties pursuant to this Agreement.

In this regard:

(A) Vista has rights of first refusal with respect to certain Area One Leases and Existing Area One Wells pursuant to the Vista JOAs described in Section 3.08. Promptly after the Effective Date, R.E. Gas shall give notice to Vista of its right to exercise a right of first refusal within fifteen (15) days after receipt of such notice with respect to the proposed sale to Summit of the Total Summit Interest in such Rex Area One Leases and Existing Area One Wells pursuant to this Agreement as provided for in the applicable Vista JOA. If Vista timely elects to purchase the Total Summit Interest in any Rex Area One

Lease or Existing Area One Well pursuant to its right of first refusal, such Rex Area One Lease or Existing Area One Well shall be removed from Exhibit “A” and shall be deemed to be Excluded Properties.

(B) Vista has the right to acquire an undivided fifty percent (50%) of Rex’s Original Interest in certain Rex Area One Leases in the Vista AMI pursuant to the Vista AMI Agreement as described in Section 3.15. Prior to the Effective Date, R.E, Gas has given notice to Vista of its right to acquire an undivided fifty percent (50%) of Rex’s Original Interest in such Rex Area One Leases (which leases are described as “Lease Code” items PABUT0626, PABUT0662, PABUT0705, PABUT0612, PABUT0715, PABUT0716, PABUT0738, PABUT0786, PABUT0789, PABUT0792, PABUT0868, PABUT0898, PABUT0945, PABUT0946, PABUT0948, PABUT0949, PABUT0950, PABUT0951, PABUT0957, PABUT0960, PABUT0961, PABUT0962, PABUT0969, PABUT0974, PABUT0977, PABUT1061, PABUT1119, PABUT1240, PABUT1336, PABUT1461, PABUT1497, PABUT1536, PABUT1598, PABUT1599, and PABUT1650 on Exhibit “A”), but the thirty (30) day period during which Vista can exercise such right has not expired as of the Effective Date. If Vista timely elects to acquire and does acquire an undivided interest any of such Rex Area One Leases pursuant to the Vista AMI Agreement, the interest in such lease thus acquired by Vista shall be deemed to be Excluded Properties, and Exhibit “A” shall be amended to reflect the reduced Working Interest and NRI of R.E. Gas in such lease after deduction of the interest thus acquired by Vista, in which event the “Original Interest” as to such Rex Area One Lease for all purposes of this Agreement shall be deemed to mean the interest in such Rex Area One Lease owned by R.E. Gas as of the Effective Date less and except the undivided interest in such lease that is acquired by Vista pursuant to the Vista AMI Agreement.

The Parties believe and intend that Exhibit “A” lists all of the oil and gas leases covering land in the Area One AMI that are owned, in whole or in part, by R.E. Gas as of the Effective Date. If, however, it is hereafter determined at any time prior to expiration of the Phase One Leasing Period that one or more oil and gas leases covering land in the Area One AMI that are owned, in whole or in part, by R.E. Gas as of the Effective Date have been omitted from Exhibit “A” and are still in effect, it is agreed that Exhibit “A” will be corrected to describe such additional lease or leases and applicable Net Acres and R.E. Gas Working Interest and NRI. In such event, such additional lease or leases shall be deemed to be “Rex Area One Leases” for all purposes under this Agreement; and R.E. Gas shall execute and record assignments to Summit of interests in such additional lease or leases as provided in this Article III with respect to other Rex Area One Leases; and the Area One Cash Payment and Area One Drilling Carry Obligation shall each be increased by an amount equal to $5,000 multiplied by fifteen percent (15%) of the Net Acres of Original Interests in such additional lease or leases; and, if the Closing has already occurred, Summit shall pay the amount of such increase in the Area One Cash Payment to R.E. Gas.

3.02. Existing Area One Wells. As the term is used in this Agreement, the “Wellbore Interests” in a well consist of and include the rights to produce oil and gas and associated substances through the wellbore of the well as existing when the well is Completed from completions in the Marcellus Shale or from other depths or formations penetrated by such existing wellbore in which completions may be made, and including production resulting from workovers or recompletions performed in such original wellbore, together with all equipment and facilities in and on and used in connection with such well installed in connection with drilling and Completing such well. If the Closing occurs, then, on the Closing Date:

(a) R.E. Gas shall assign to Summit, by an assignment in the form of Exhibit “I” attached hereto, an undivided thirty percent (30%) of the Original Interest in all Existing Area One Wells as described on Exhibit “P” attached hereto (herein called the “Total Summit Interest,”, and with the remainder of the Original Interest after deduction of the Total Summit Interest in Existing Area One Wells herein called the “Retained Rex Interest”) insofar only as to the Wellbore Interests and the well equipment and facilities in and associated with such wells (including all equipment and facilities installed incident to Completion of such wells); and

(b) as consideration for the assignment of the Total Summit Interest, Summit shall pay R.E. Gas the sum of Nine Million, Six Hundred Fifteen Thousand, Four Hundred Sixty-Nine Dollars ($9,615,469) (the “Existing Area One Wells Cash Payment”).

3.03. Pending Area One Wells. In addition to the Existing Area One Wells, R.E. Gas has commenced drilling the wells on Rex Area One Leases described on Exhibit “R” attached hereto prior to the Effective Date, and R.E. Gas may commence or complete drilling or Completion of additional wells on Rex Area One Leases after the Effective Date and prior to the Closing Date (all such wells being herein called “Pending Area One Wells”). All Pending Area One Wells are or will be horizontal wells Completed or projected to be Completed in the Marcellus Shale formation. If the Closing occurs:

(a) On the Closing Date R.E. Gas shall assign to Summit, by an assignment in the form of Exhibit “I” attached hereto, an undivided thirty percent (30%) of the Original Interests in the Pending Area One Wells (herein called the “Total Summit Interest,”, and with the remainder of the Original Interest after deduction of the Total Summit Interest in Pending Area One Wells herein called the “Retained Rex Interest”) insofar only as to the Wellbore Interests and the well equipment and facilities (if any) in and associated with such wells as of the Closing Date;

(b) Summit shall pay the Phase I Lease Costs as provided in Section 3.05 below and assign interests in Phase I Leases to R.E. Gas as provided in Section 3.06 below;

(c) on the Closing Date or within thirty (30) days after receipt of a statement or statements from R.E. Gas relating thereto, Summit shall reimburse R.E. Gas for: (i) thirty percent (30%) of the costs and expenses of drilling and/or Completing the Pending Area One Wells incurred by R.E. Gas as of the Closing Date; and (ii) eighty percent (80%) of the costs and expenses attributable to the Retained Rex Interest incurred by R.E. Gas as of the Closing Date attributable to the Retained Rex Interest (with the payments made pursuant to this clause (ii) to be credited against, and capped by, the Area One Drilling Carry Obligation); and

(d) Summit shall bear and pay all costs and expenses incurred in connection with drilling and/or Completing Pending Area One Wells after the Closing Date that are attributable to the Total Summit Interest, and Summit shall additionally bear and pay eighty percent (80%) of costs and expenses of drilling and/or Completing such wells incurred after the Closing Date that are attributable to the Retained Rex Interest (to be credited against, and capped by, the Area One Drilling Carry Obligation).

3.04. Phase I Wells. It is contemplated that R.E. Gas will commence drilling additional wells (in addition to the Pending Area One Wells referenced in Section 3.03) on Rex Area One Leases or Phase I Leases after the Closing Date and prior to expiration of the Phase I Leasing Period (such wells, the “Phase I Wells”). A “Phase I Drilling Unit” for a Phase I Well shall consist of and include, as applicable, either (a) the Area One land within a voluntary Unit including (as determined by R.E. Gas) all or part of one or more Rex Area One Leases and/or Phase I Leases (with or without other leases) that is formed by R.E. Gas (joined by Summit, if applicable) pursuant to such leases in order to drill such Phase I Well, or (b) if the Phase I Well is drilled and Completed on land covered by a Rex Area One Lease or Phase I Lease that is not included in a voluntary Unit, the Phase I Drilling Unit shall consist of and include eighty (80) acres surrounding the Phase I Well to be designated by R.E. Gas in as nearly in the shape of a square or rectangle as practical with the boundaries of the tract including the entire wellbore of the Phase I Well and the lateral boundaries of such tract approximately equal distance to the extent practical from the horizontal portion of the wellbore and parallel thereto. The Phase I Wells shall be treated as follows:

(a) The Phase I Wells commenced after the Closing Date shall be horizontal wells drilled on Rex Area One Leases and projected to be Completed in the Marcellus Shale formation under Rex Area One Leases. As to each Phase I Well, (i) R.E. Gas shall assign to Summit an additional fifteen percent (15%) of the Original Interest in Rex Area One Leases insofar as they cover land within the Phase I Drilling Unit around such Phase I Well (as to such Phase I Drilling Unit and Phase I Well, the “Additional Summit Interest”) in consideration for the assignment by Summit to R.E. Gas of interests in Phase I Leases as provided in Section 3.06; and (ii) Summit shall pay R.E. Gas, on or prior to commencement of such Phase I Well, an amount (to be credited against, and capped by, the Area One Drilling Carry Commitment) determined by application of the following formula (an example of which is set forth in Exhibit “KK”):

Y         =         $10,000 X A X (15% - B/(B+C)*)

where:

Y	=	payment by Summit in accordance with this Section 3.04(a)

A	=	number of Net Acres covered by Rex One Area Leases within the Phase I Drilling Unit

B	=	total Net Acres covered by all Phase I Leases acquired by R.E. Gas prior to commencement of drilling of such Phase I Well

C	=	Original Interests in total Net Acres covered by the Rex Area One Leases excluding any Area One Leases that become Excluded Properties pursuant to this Agreement

* With the fraction B/(B+C) being expressed as a percentage

(b) If a Phase I Drilling Unit around a Phase I Well includes any land covered by a Phase I Lease, then, prior to commencement of drilling of such Phase I Well: (i) Summit and R.E. Gas shall execute and record an assignment to R.E. Gas of seventy percent (70%) and to Summit of thirty percent (30%) of the Net Acres covered by such Phase I Lease within the Phase I Drilling Unit; and (ii) Summit shall join R.E. Gas in executing a declaration of unit prepared by R.E. Gas to form a voluntary Unit (if applicable) for such Phase I Well as described hereinafter. The Additional Summit Interest plus the Basic Summit Interest in Rex Area One Leases in a Phase I Drilling Unit plus thirty percent (30%) of the number of Net Acres (if any) covered by Phase I Leases in such Phase I Drilling Unit is the “Total Summit Interest” in such Phase I Drilling Unit and the Phase I Well therein, and the remainder of the Original Interests in Rex Area One Leases and Phase I Leases in such Phase I Drilling Unit after deduction of the Total Summit Interest (including the seventy percent (70%) interest in Phase I Leases in such Phase I Drilling Unit assigned to R.E. Gas as provided for above in this Section, if applicable) shall be the “Retained Rex Interest” as to such Phase I Drilling Unit and Phase I Well.

(c) Summit shall bear and pay all costs and expenses incurred in connection with such Phase I Wells that are attributable to the Total Summit Interest, and shall additionally bear and pay eighty percent (80%) of costs and expenses of drilling and Completing such wells that are attributable to the Retained Rex Interest (to be credited against, and capped by, the Area One Drilling Carry Obligation).

3.05. Phase I Leasing Period. During the Phase I Leasing Period, R.E. Gas shall endeavor in good faith to obtain oil and gas leases (the “Phase I Leases”) in the name of Summit and R.E. Gas, as co-tenants, covering land or interests in land in Area One that are not covered by Rex Area One Leases, on such terms and for such consideration as shall be acceptable to R.E. Gas in its good faith discretion. The Net Acres covered by each Phase I Lease acquired by R.E. Gas and Summit (or by R.E. Gas alone, if applicable) shall be the “Original Interest” with respect to such Phase I Lease. The Phase I Leases shall be treated as follows:

(a) without the prior written consent of Summit, R.E. Gas shall not obtain any Phase I Lease that does not meet the following criteria: (i) a minimum primary term of [REDACTED]* years; (ii) a maximum royalty reservation of [REDACTED]* percent ([REDACTED]*%); and (iii) a maximum bonus payment of [REDACTED]* dollars ($[REDACTED]*) per acre.

(b) R.E. Gas shall be authorized to execute Phase I Leases on behalf of itself and as agent for Summit. If, despite such efforts, any potential lessor(s) are unwilling to grant a Phase I Lease to both Summit and R.E. Gas, as lessees, but are willing to grant such lease to R.E. Gas, as the sole lessee, then the Phase I Lease may be taken from such lessor or lessors in the name of R.E. Gas as the sole lessee.

(c) The Parties acknowledge that until assignment of interests in Phase I Leases to R.E. Gas in exchange for interests in Rex Area One Leases assigned or to be assigned to Summit as provided in this Agreement, full equitable title to Phase I Leases will rest in Summit. After the execution, acknowledgement and delivery of each Phase I Lease, R.E. Gas shall promptly file of record such lease or a memorandum of such lease substantially in the form of Exhibit “LL” attached hereto.

(d) From and after the effective date of each Phase I Lease, Summit and R.E. Gas shall share and bear liability for any and all claims by the Lessor or its successors and assigns arising under or in connection with such Phase I Lease in proportion to the Total Summit Interest and Retained Rex Interest in such Phase I Lease that will exist upon making of the cross-assignments of interests in Phase I Leases and Area One Leases pursuant to Section 3.06; provided, however, that R.E. Gas shall have sole responsibility for taking any actions necessary for the acquisition, maintenance, and administration of such leases, including communications with Lessors. Summit and R.E. Gas shall likewise bear and share any costs and expenses other than Phase I Lease Costs incurred in connection with such Phase I Lease prior to the making of the cross-assignments of interests in Phase I Leases and Area One Leases pursuant to Section 3.06 in proportion to such Total Summit Interest and Retained Rex Interest in such Phase I Lease. R.E. Gas as Operator shall initially advance such costs and expenses, and Summit shall reimburse R.E. Gas for its Total Summit Interest share of such costs and expenses within thirty (30) days after receipt of R.E. Gas’s statement relating thereto after completion of the cross-assignments provided for in Section 3.06.

(e) On or before the fifteenth (15th) day of each month during the Phase I Leasing Period, R.E. Gas shall notify Summit in writing of any Phase I Leases which were taken during the immediately preceding month and in which only R.E. Gas is named as the lessee (the “Unshared Phase I Leases”). Summit shall have the right at any time and from time to time during the Phase I Leasing Period to require, upon notice to R.E. Gas, that R.E. Gas assign Summit, as soon as possible, record title to an undivided fifty percent (50%) interest in all Unshared Phase I Leases that were previously taken during the Phase I Leasing Period but in which Summit has not been previously assigned an interest, and such assignment shall be promptly filed of record by R.E. Gas. The Unshared Phase I Leases in which Summit is so assigned an undivided fifty percent (50%) interest shall be subject to further assignment between the Parties as hereinafter provided in Section 3.06.

(f) Summit shall pay or reimburse R.E. Gas as follows: (i) Summit shall pay or reimburse R.E. Gas for one hundred (100%) of all direct, third-party leasing costs of obtaining Phase I Leases during the Phase I Leasing Period (including, without limitation, bonus payments and brokerage costs) covering up to a total of nine thousand (9,000) Net Acres in Area One (plus, if applicable, such additional Net Acres in Area One as are covered by the Phase I Lease that first achieves a total of nine thousand (9,000) Net Acres covered by Phase I Leases); and (ii) Summit shall pay R.E. Gas a management fee of one thousand dollars ($1,000) per Net Acre covered by Phase I Leases (together, the “Phase I Lease Costs”).

(g) On the Closing Date, R.E. Gas will deliver to Summit a statement in the form of Exhibit “OO” attached hereto for estimated Phase I Lease Costs to be incurred for Phase I Leases during the first month following the Closing. Within ten (10) days of the Closing Date, Summit shall advance the sum set forth in such monthly statement to R.E. Gas to be deposited and maintained by R.E. Gas in a segregated account (the “Phase I Deposit Account”) from which R.E. Gas will withdraw funds as required to reimburse or pay itself for Phase I Lease Costs owed by Summit in connection with Phase I Leases as provided herein.

(h) During the Phase I Leasing Period, R.E. Gas shall provide Summit statements monthly in advance in the form of Exhibit “OO” attached hereto for estimated Phase I Lease Costs to be incurred for Phase I Leases during the next succeeding month (less a credit for excess payments of Phase I Lease Costs during the preceding month, or plus Phase I Lease Costs in excess of Summit’s estimated payment during the preceding month), and Summit will pay such statements within thirty (30) days after receipt thereof for deposit of such amounts by R.E. Gas in the Phase I Deposit Account. The monthly statements provided by R.E. Gas to Summit shall include deposits into and withdrawals from the Phase I Deposit Account since the last such statement.

(i) Upon termination of the Phase I Leasing Period, R.E. Gas shall refund to Summit any balance remaining in the Phase I Deposit Account in excess of the amounts required to pay Phase I Lease Costs for Phase I Leases and, if applicable, to pay or apply toward payment for an assignment of Summit Purchased Net Acres in Rex Area One Leases from R.E. Gas to Summit as provided for in Section 3.06 below, or, if applicable, Summit shall pay R.E. Gas for any excess of Phase I Lease Costs and, if applicable, unpaid amounts owing for any assignment of Summit Purchased Net Acres in Rex Area One Leases in excess of amounts previously paid by Summit for deposit in the Phase I Deposit Account as provided for above.

(j) Prior to the Effective Date, R.E. Gas has acquired the additional oil and gas leases listed on Exhibit “PP” attached hereto covering land or interests in land in Area One, in addition to the Rex Area One Leases listed in Exhibit “A” attached hereto. R.E. Gas may, in its discretion, also acquire additional oil and gas leases covering land or interests in land in Area One that are not covered by Rex Area One Leases, on such terms and for such consideration as shall be acceptable to R.E. Gas in its discretion, during the period between the Effective Date and the Closing Date; provided, however, that, without the prior written consent of Summit, R.E. Gas shall not obtain any such lease that does not meet the criteria for Phase I Leases specified in Section 3.05(a). If the Closing occurs, then, for purposes of the foregoing provisions of this Section 3.05, all the oil and gas leases listed on Exhibit “PP” attached hereto and all such additional oil and gas leases acquired by R.E. Gas during the period between the Effective Date and the Closing Date shall be deemed and considered to be, and shall be treated for all purposes as if they were, “Phase I Leases” acquired by R.E. Gas on the first day of the Phase I Leasing

Period. Accordingly, on the Closing Date, (i) Summit shall reimburse R.E. Gas for one hundred percent (100%) of all direct leasing costs of obtaining such leases (including, without limitation, bonus payments and brokerage costs); and (ii) Summit shall pay R.E. Gas a management fee of one thousand dollars ($1,000) per Net Acre covered by such leases; and (iii) R.E. Gas shall execute and deliver an assignment of record title to such leases to Summit and R.E. Gas as co-tenants.

(k) Because Summit will have been provided confidential information of R.E. Gas concerning the Area One AMI, Summit agrees that neither Summit nor any Affiliate of Summit will acquire any oil or gas lease or other interest in oil or gas within the Area One AMI at any time prior to expiration of the Phase I Leasing Period, other than interests in Phase I Leases acquired by R.E. Gas for Summit and R.E. Gas as provided for above in this Section 3.05.

3.06. Exchange and Equalization of Interests. Upon conclusion of the Phase I Leasing Period, R.E. Gas shall execute and deliver assignments of interests in Area One Leases to Summit, and R.E. Gas and Summit shall execute and deliver assignments of interests in Phase I Leases to Summit and R.E. Gas so as to cause Summit to own a total number of Net Acres in the Rex Area One Leases and Phase I Leases, collectively, equal to the sum of (x) the Basic Summit Interest in the Net Acres covered by Rex Area One Leases, plus (y) the Original Interests in the Net Acres covered by Phase I Leases, and plus, if applicable, (z) the Summit Purchased Net Acres (if any) in Rex Area One Leases, to be accomplished as follows:

(a) If the Phase I Leases acquired during the Phase I Leasing Period cover less than a total of nine thousand (9,000) Net Acres, then: (i) R.E. Gas shall sell to Summit an additional number of Net Acres covered by Rex Area One Leases equal to fifty percent (50%) of the difference between (A) 9,000 and (B) the total number of Net Acres covered by the Phase I Leases (the “Summit Purchased Net Acres”); and (ii) Summit shall pay R.E. Gas the sum of Eight Thousand Dollars ($8,000) per Net Acre for the Summit Purchased Net Acres. To the extent possible, such payment shall be made by having R.E. Gas withdraw funds from the Phase I Deposit Account remaining after payment of leasing costs and management fees in connection with Phase I Leases owing to R.E. Gas as provided for in Section 3.05, and the remainder, if any, of such payment for the Summit Purchased Net Acres shall be paid by Summit to R.E. Gas incident to exchange of the assignments provided for in this Section 3.06.

(b) In consideration for the assignment by Summit of the Rex Assigned Percentage of the Original Interests in Phase I Leases provided for herein, R.E. Gas shall assign to Summit a percentage interest (the “Summit Assigned Percentage”) in the respective Rex Area One Leases insofar as they cover all land in Area One except (i) land within Phase I Drilling Units, (ii) Wellbore Interests in Existing Area One Wells, and (iii) Wellbore Interests in Pending Area One Wells. Simultaneously, R.E. Gas and Summit shall assign to Summit a percentage interest (the “Summit Assigned Percentage”) in the respective Phase I Leases insofar as they cover all land in Area One except land within Phase I Drilling Units, and shall assign to R.E. Gas the remainder of the Original Interest (the “Rex Assigned Percentage”) in the respective Phase I Leases insofar as they cover all land in Area One except land within Phase I Drilling Units, as described hereinafter.

(c) The Summit Assigned Percentage in each Phase I Lease (except as to land in Phase I Drilling Units) is herein sometimes called the “Total Summit Interest” and shall be determined by application of the following formula, an example of which is set forth on Exhibit “KK” attached hereto:

X =	(A + B + C + D – E) / (F + G)

where:

X =	the Summit Assigned Percentage in each Phase I Lease(as a percentage of the Original Interest in such lease);

A =	the Basic Summit Interest in the Net Acres covered by all Rex Area One Leases insofar as they cover all land in Area One except land in Phase I Drilling Units;

B =	the Original Interest in all Net Acres covered by all Phase I Leases;

C =	forty percent (40%) of the Net Acres covered by Phase I Leases in all Phase I Drilling Units (to reflect a charge against Summit’s acreage entitlement for thirty percent (30%) of the Net Acres covered by Phase I Leases in Phase I Drilling Units assigned to Summit and a credit to Summit’s acreage entitlement for seventy percent (70%) of the Net Acres covered by Phase I Leases in Phase I Drilling Units assigned to R.E. Gas);

D =	the Summit Purchased Net Acres (if any);

E =	the Additional Summit Interest in Net Acres covered by Rex Area One Leases within Phase I Drilling Units;

F =	the Original Interest in Net Acres covered by all Rex Area One Leases insofar as they cover all land in Area One except land in Phase I Drilling Units; and

G =	the Original Interest in Net Acres covered by all Phase I Leases insofar as they cover all land in Area One except land in Phase I Drilling Units.

(d) The Summit Assigned Percentage in each Rex Area One Lease (except as to land in Phase I Drilling Units and except as to Wellbore Interests in Existing Area One Wells and Pending Area One Wells) shall be a percentage (as a percentage of the Original Interest in such lease) equal to (i) the Summit Assigned Percentage in Phase I Leases (of 100%), minus (ii) 15% (of 100%). Together with the Basic Summit Interest therein, such Summit Assigned Percentage in each Rex Area One Lease (except as to land in Phase I Drilling Units and except as to Wellbore Interests in Existing Area One Wells and Pending Area One Wells) shall be the “Total Summit Interest” as to each Rex Area One Lease.

(e) The Rex Assigned Percentage in each Phase I Lease (except as to land in Phase I Drilling Units) shall be a percentage (as a percentage of the Original Interest in such lease) equal to (i) one hundred percent (100%), minus (ii) the Summit Assigned Percentage in Phase I Leases, and shall be the “Retained Rex Interest” as to each Rex Area One Lease.

(f) For the avoidance of doubt, the percentage amount of the Summit Assigned Percentage (as a percentage of the Original Interest) to be assigned to Summit in each Phase I Lease (except as to Phase I Drilling Units) shall be the Total Summit Interest therein, while the Summit Assigned Percentage to be assigned to Summit in each Rex Area One Lease (except as to Phase I Drilling Units and Wellbore Interests in certain wells as described in Section 3.06(d)) will be a percentage interest that, when added to the Basic Summit Interest therein, will cause the Total Summit Interest therein to be the same percentage as the percentage amount of such Total Summit Interest in Phase I Leases (in each case, as a percentage of the applicable Original Interest).

3.07. Area One Carried Wells. After expiration of the Phase I Leasing Period and until such time as the Area One Drilling Carry Obligation has been satisfied as described below (the “Area One Carry Period”) R.E. Gas shall be entitled to drill additional wells (in addition to Phase I Wells) on Rex Area One Leases, Phase I Leases or Area One AMI Leases, or lands unitized with any of the foregoing, and to Complete such wells in the Marcellus Shale formation as may be determined by R.E. Gas in its discretion. All such wells on which drilling operations are commenced prior to the time when the total credits against the Area One Drilling Carry Obligation provided for in this Agreement equal the total amount of the Area One Drilling Carry Obligation are herein called “Area One Carried Wells.” Notwithstanding any provision of the Area One JOA provided for below, Summit shall not have the right prior to expiration of the Area One Carry Period to elect not to participate in any operation proposed by R.E. Gas in connection with drilling or Completing any Area One Carried Wells or to elect not to pay Summit’s share of any delay rentals, minimum royalties or other payments required to maintain any lease subject to the Area One JOA in effect if R.E. Gas elects to make such payment; and Summit shall not have the right to propose the drilling or Completion of any well on Rex Area One Leases, Phase I Leases or Area One AMI Leases, or lands pooled with any of the foregoing, prior to expiration of the Area One Carry Period. Summit shall bear and pay the share of costs and expenses of drilling and Completing Area One Carried Wells drilled by R.E. Gas attributable to the Total Summit Interest; and Summit shall additionally bear and pay eighty percent (80%) of the share of costs and expenses of drilling and Completing such Area One Carried Wells attributable to the Retained Rex Interest (to be credited against, and capped by, the Area One Drilling Carry Obligation) until the Area One Drilling Carry Obligation is fully satisfied by application of credits provided for in this Agreement.

3.08. Area One JOAs. Operations of properties that are jointly owned by the Parties in Area One shall be governed by joint operating agreements as described hereinafter, to-wit:

(a) Existing Area One JOAs. Certain Rex Area One Leases in Franklin, North Sewickley, Marion, New Sewickley, or Economy Boro Townships in Beaver County, Pennsylvania, or Mercer, Marion, Slippery Rock, Cherry, Washington, Worth, Brady, Clay, Concord, Franklin, Center, Oakland, Donegal, Summit, Clearfield, Jackson, Jefferson, Winfield, Cranberry, Clinton, or Buffalo Townships in Butler County, Pennsylvania, are subject to a joint operating agreement between R.E. Gas and Vista Marcellus, Inc. (“Vista”) described as item 1 in Exhibit “QQ” attached hereto (the “Vista Lease JOA”), and the Lonchena # 1 Well and Hudson # 1 Well situated on Rex Area One Leases in Hudson County, Pennsylvania, are subject to a joint operating agreement between R.E. Gas and Vista described as item 2 in Exhibit “QQ”(the “Vista Well JOA”). The Vista Lease JOA and Vista Well JOA are sometimes severally or collectively called “Vista JOA” or “Vista JOAs”, and the Rex Area One Leases and wells that are subject to the Vista JOAs and any Phase I Leases and Area One AMI Leases and wells jointly owned by the Parties that become subject to. the Vista Lease JOA are herein sometimes called the “Vista JOA Properties”. The interests in Vista JOA Properties that are acquired by Summit pursuant to this Agreement will be subject to the applicable Vista JOA, and Summit will become a party to the Vista JOAs as assignee of R.E. Gas. If R.E. Gas proposes to drill a Phase I Well on Vista JOA Properties prior to expiration of the Area One Carry Period or proposes to drill an Area One Carried Well on Vista JOA Properties and Vista elects not to participate in such well pursuant to the non-consent provisions of the Vista Lease JOA, both Rex and Summit will elect to participate in such well and will share costs and benefits as “Consenting Parties” pursuant to the Vista Lease JOA in proportion to their respective Working Interests in the applicable Vista JOA Properties. From and after expiration of the Area One Carry Period, R.E. Gas or Summit may each propose further wells (“Subsequent Area One Wells”) on Vista JOA Properties; and, subject to the non-consent provisions and other terms of the Vista Lease JOA, any and all costs and expenses associated with such Subsequent Area One Wells that are not borne and paid by Vista shall be paid by R.E. Gas or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing such a Subsequent Area One Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation as provided for in Section 5.02 or Section 6.02.

(b) Area One JOA. On the Closing Date, R.E. Gas and Summit shall execute the Area One JOA in the form attached as Exhibit “G” naming R.E. Gas as Operator. Except as to Vista JOA Properties or as otherwise provided in this Agreement, from and after the Closing Date all Rex Area One Leases (except Rex Area One Leases that become Excluded Properties under this Agreement), Phase I Leases, Area One AMI Leases, and Unit Areas in Area One and all operations on and in connection with Existing Area One Wells, Pending Area One Wells, Phase I Wells, Area One Carried Wells and Subsequent Area One Wells (as herein defined) will be governed by the Area One JOA and conducted by R.E. Gas as Operator in accordance with the terms of the Area One JOA. The “Contract Area” as such term is used in the Area One JOA shall be deemed to include all Rex Area One Leases (except Rex Area One Leases that become Excluded Properties under this Agreement), Phase I Leases, Area One AMI Leases (as herein defined), and Unit Areas in Area One, except and excluding Vista JOA Properties. From and after expiration of the Area One Carry Period, R.E. Gas or Summit may each propose further wells (“Subsequent Area One Wells”) in the Area One JOA Contract Area; and, subject to the terms of the Area One JOA, any and all costs and expenses associated with such Subsequent Area One Wells shall be paid by R.E. Gas or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing a Subsequent Area One Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation as provided for in Section 5.02 or Section 6.02.

(c) Except as may be provided otherwise under the non-consent provisions and other provisions of the Vista JOAs or Area One JOA or as may be required pursuant to a Transferred Drilling Carry Obligation under the provisions of Section 5.02 or Section 6.02, Summit has no obligation under this Agreement to carry or bear any share of the costs or expenses attributable to the interest of R.E. Gas in any Subsequent Area One Wells or in any wells in Area One in excess of the Area One Drilling Carry Obligation. If any Party owns or acquires leases or interests in oil, gas or hydrocarbons in Area One that become subject to the Area One JOA or Vista Lease JOA and are also subject to pre-existing joint operating agreements other than Vista JOAs with third parties (“Third Party JOA”), then those Third Party JOAs shall govern the rights of R.E. Gas, Summit and the third parties, with respect only to the rights of those third parties. On the Closing Date, R.E. Gas and Summit shall execute the Area One JOA in the form attached as Exhibit “G” naming R.E. Gas as Operator. Except as otherwise provided in this Agreement, from and after the Closing Date all Rex Area One Leases (except Rex Area One Leases that become Excluded Properties under this Agreement), Phase I Leases, Area One AMI Leases, and Unit Areas in Area One and all operations on and in connection with Existing Area One Wells, Pending Area One Wells, Phase I Wells, Area One Carried Wells and Subsequent Area One Wells (as herein defined) will be governed by the Area One JOA and conducted by R.E. Gas as Operator in accordance with the terms of the Area One JOA. The “Contract Area” as such term is used in the Area One JOA shall be deemed to include all Rex Area One Leases (except Rex Area One Leases that become Excluded Properties under this Agreement), Phase I Leases, Area One AMI Leases (as herein defined), and Unit Areas in Area One. From and after expiration of the Area One Carry Period, R.E. Gas or Summit may each propose further wells (“Subsequent Area One Wells”) in the Area One JOA Contract Area; and, subject to the terms of the Area One JOA, any and all costs and expenses associated with Subsequent Area One Wells shall be paid by R.E. Gas or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing a Subsequent Area One Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation as provided for in Section 5.02 or Section 6.02.

3.09. Required Lease Payments. During the period from the Effective Date until the Closing Date, R.E. Gas shall administer and pay any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to all Rex Area One Leases; and if the Closing Date occurs Summit shall reimburse R.E. Gas for the share of all such payments attributable to the Basic Summit Interest on the Closing Date. Summit shall not be liable for any third party claims for failure to properly or timely pay said rentals or lease maintenance payments. In the event that any Rex Area One Lease terminates prior to the Closing Date due to the failure of R.E. Gas to make any necessary payment to preserve such lease, then said lease will be removed from Exhibit “A” and shall be deemed to be an “Excluded Property,” and the Area One Cash Payment and Area One Drilling Carry Obligation will be recalculated as provided in Section 3.01. Other than recalculation of the Area One Cash Payment and Area One Drilling Carry Obligation, R.E. Gas shall have no liability for failure to make any necessary payment to preserve any Rex Area One Lease. After the Closing Date and until expiration of the Phase I Leasing Period, R.E. Gas shall continue to administer and pay any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to all leases subject to the Area One JOA and shall bill Summit for (and Summit will pay) the share of such payments attributable to the Basic Summit Interest or, if applicable, the Total Summit Interest as to individual wells or Phase I Drilling Units. Following expiration of the Phase I Leasing Period, R.E. Gas shall bill Summit for (and Summit will pay) an amount equal to the share of all payments made by R.E. Gas after the Effective Date to preserve leases subject to the Area One JOA that are attributable to the Total Summit Interest in such respective leases, less a credit for so much of such payments as Summit has theretofore paid. R.E. Gas shall have no liability for failure to make any necessary payment to preserve any lease in Area One after the Closing Date. Evidence of payments shall be furnished to Summit by R.E. Gas upon request by Summit. After expiration of the Phase I Leasing Period, responsibility for payment of delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to leases subject to the Area One JOA shall be governed by the terms of the Area One JOA except as otherwise provided in Section 3.07.

3.10. Governing Agreements; Area One Tax Partnership Agreement. In the event of any conflict between this Agreement and the Area One JOA, then this Agreement shall control, except that the terms and provisions of the Tax Partnership Agreement attached hereto as Exhibit “L” (“Area One Tax Partnership Agreement”) shall, in the event of any conflict, supersede and control over the terms of both this Agreement and the Area One JOA. In this regard, notwithstanding any provision of this Agreement and the Area One JOA to the contrary, the Parties agree that the operations in Area One hereunder shall constitute a partnership for federal, and to the extent allowable by law, state and local income tax purposes, and that the provisions of the Area One Tax Partnership Agreement which is being executed simultaneously herewith are hereby incorporated by reference into this Agreement and the Area One JOA. Said tax partnership for operations in Area One shall constitute a separate tax partnership from the separate tax partnerships among the Parties provided for elsewhere in this Agreement for operations in each of Area Two, Area Three, and Area Four, respectively.

The transactions between Summit and R.E. Gas under this Agreement will be treated for federal income tax purposes as resulting in (i) a sale by R.E. Gas and a purchase by Summit of a proportionate interest in the Rex Area One Leases for the Area One Cash Payment pursuant to Section 3.01 of this Agreement; (ii) a sale by R.E. Gas and a purchase by Summit of a proportionate interest in the Existing Area One Wells for the Existing Area One Wells Cash Payment pursuant to Section 3.02 of this Agreement; (iii) a sale by R.E. Gas and a purchase by Summit of a proportionate interest in the Pending Area One Wells for the reimbursement described in Section 3.03 of this Agreement; (iv) the creation of the Area One Tax Partnership between R.E. Gas and Summit; (v) the contribution by Summit to the Area One Tax Partnership of the interests purchased pursuant to (i)-(iii) and a commitment to fund the costs allocable to it under this Agreement (including, without limitation, the Area One Drilling Carry Obligation and the Phase I Lease Costs and, if applicable, the amount payable by Summit for any Summit Purchased Net Acres pursuant to Section 3.06(a)) in exchange for a 30% interest in such partnership; (vi) the contribution by R.E. Gas to the Area One Tax Partnership of the portion of the Original Interests in the Rex Area One Leases, the Existing Area Two Wells and the Pending Area Two Wells not sold to Summit pursuant to (i)-(iii) above and a commitment to fund the costs allocable to it under this Agreement in exchange for a 70% interest in the Area One Tax Partnership. The Parties agree that the fair market value of the contributions described in (v) and (vi) will result in capital account balances in a ratio of approximately 70% for R.E. Gas and approximately 30% for Summit before taking into account capital account adjustments for the activities of the Area One Tax Partnership.

3.11. Keystone Midstream. On the Closing Date, R.E. Gas shall assign to Summit thirty percent (30%) of the R.E. Gas Membership Interest, as defined in the Keystone Midstream Limited Liability Company Agreement, in Keystone Midstream, by execution of an Assignment in the form of Exhibit “Y”; and Summit shall pay R.E. Gas by bank wire transfer of immediately available funds to an account designated by R.E. Gas an amount equal to thirty percent (30%) of R.E. Gas’s net investment cost in Keystone Midstream as of the Closing Date, the amount to be paid by Summit estimated to be $3,138,000, subject to final calculation and adjustment for costs incurred to the Closing Date. The Parties shall also execute such documents and take such actions as are reasonably necessary (and that are reasonably acceptable to Summit) to cause Summit to be admitted as a Member in Keystone Midstream with respect to its Ownership Interest therein. Further, on the Closing Date, R.E. Gas and Summit shall enter into an Assignment and Assumption Agreement in the form attached as Exhibit “Z” pursuant to which Summit shall become a party to the Keystone Gathering, Compression and Processing Agreement between Keystone Midstream and R.E. Gas dated December 21, 2009 (“Keystone G&P Agreement”), with respect to the interests in oil and gas leasehold rights or other oil and gas interests acquired and to be acquired by Summit pursuant to this Agreement in the Dedication Area covered by the Keystone G&P Agreement.

3.12. Rex Refrigeration Plant. On the Closing Date, R.E. Gas shall assign a thirty percent (30%) interest in the Rex Refrigeration Plant to Summit. Such assignment shall be in the form set forth on Exhibit “AA” hereto. On the Closing Date, Summit shall pay R.E. Gas $750,000 as consideration for such thirty percent (30%) interest in the Rex Refrigeration Plant. Following the Closing Date, the Rex Refrigeration Plant shall be operated and maintained by the Operator under the Area One JOA to process gas of R.E. Gas and Summit produced from jointly owned properties covered by the Area One JOA.

3.13. Existing Seismic Data. On the Closing Date, R.E. Gas shall assign to Summit an undivided thirty percent (30%) interest in and to all proprietary seismic data which R.E. Gas owns covering Area One; provided, that R.E. Gas will not assign an interest in any licensed seismic data which R.E. Gas is not permitted to assign. Such assignment shall be in the form set forth on Exhibit “U” attached hereto. On the Closing Date, Summit will reimburse R.E. Gas for thirty percent (30%) of the R.E. Gas cost of the seismic data in which Summit is assigned an undivided interest as herein provided. As reflected in Exhibit “BB” attached hereto, as of the Effective Date, the R.E. Gas cost of such seismic data is $1,056,126.36, which amount will be adjusted for additional cost, if any, incurred by R.E. Gas down to the Closing Date.

3.14. Geophysical Operations. After the Closing Date, R.E. Gas and Summit agree to fund their respective agreed shares of seventy percent (70%) for R.E. Gas and thirty percent (30%) for Summit of all programs for the acquisition of 2-D or 3-D seismic data on lands within the Area One AMI that are proposed by the Operator under the Area One JOA, including all costs and expenses associated with permitting, shooting and interpreting of all such 2-D or 3-D seismic and other seismic data surveys obtained in connection with lands within the Area One AMI; provided however, R.E. Gas and Summit agree that the gross expenditures for the acquisition of seismic data in the Area One AMI under the terms of this Agreement during any single calendar year shall not exceed five million dollars ($5,000,000) unless R.E. Gas and Summit mutually agree otherwise in writing. All seismic data surveys and other related information related to the Area One AMI that is jointly paid for by the Parties shall be owned by, and licensed to, the Parties in the same percentage shares as the Parties bore to the cost of obtaining such information; provided that neither R.E. Gas nor Summit shall license or assign an interest in any such surveys or information to a third party prior to expiration of the Area One Carry Period without written consent of the other Party, which consent may be conditioned upon sharing any consideration received for such license or assignment in proportion to the Parties’ ownership of the surveys and information. The Operator under the Area One JOA shall have the right to determine the aspects of the manner and the methods by which geophysical exploration activities in the Area One AMI are conducted pursuant to this Agreement.

3.15. Area One AMI. The Parties hereby designate the lands within Area One (as defined in Section 2.23 and as constituted from time to time pursuant to such definition), as to all depths, as an area of mutual interest (“Area One AMI”) in accordance with the terms and provisions of this Section 3.15 (the “Area One AMI Agreement”). As to lands in the Townships in Beaver and Butler Counties, Pennsylvania, which are subject to the Vista Lease JOA (the “Vista AMI”), the Area One AMI is subject to an area of mutual interest agreement (Vista AMI Agreement”) provided in Article XVI of the Vista

Lease JOA. The interests in leases and properties in Area One to be assigned by R.E. Gas to Summit pursuant to this Agreement that are subject to the Vista Lease JOA shall be made subject, to the extent applicable, to the Vista Lease JOA, and Summit will become a party to the Vista Lease JOA as assignee of R.E. Gas with respect to Summit’s interests in such leases and properties as provided in the Vista Lease JOA. Accordingly, if the Closing occurs, then as of the Closing Date, Summit shall become a party to and bound by – and entitled to the benefit of – the Vista AMI Agreement with regard to the Vista AMI; provided, that:

(a) If R.E. Gas elects to acquire an interest in a lease acquired by Vista during the Phase I Leasing Period (which meets the criteria for a Phase I Lease) pursuant to the Vista AMI Agreement, Summit will likewise elect to acquire an interest in such lease; and such lease shall be deemed to be and treated for all purposes as a Phase I Lease as to the interests in such lease thus acquired by R.E. Gas and Summit.

(b) If R.E. Gas acquires a Phase I Lease during the Phase I Leasing Period that is subject to the Vista AMI Agreement, such lease (exclusive of any interest therein acquired by Vista pursuant to the Vista AMI Agreement, if applicable) shall be deemed to be and treated for all purposes as a Phase I Lease acquired by R.E. Gas for Summit pursuant to Section 3.05.

(c) If R.E. Gas or its Affiliate is the Acquiring Party as to an Area One AMI Lease in which Summit acquires an interest as Non-Acquiring Party after expiration of the Phase I Leasing Period pursuant to the Vista AMI Agreement, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in such Area One AMI Lease acquired by Summit pursuant to the Vista AMI Agreement.

The Parties further agree that if any oil and gas lease or mineral fee interest, overriding royalty, royalty or other oil, gas or hydrocarbon interest of any type or form located inside the Area One AMI which is not subject to the Vista AMI Agreement is acquired in whole or in part by R.E. Gas or any Affiliate of R.E. Gas or by Summit or any Affiliate of Summit (the “Acquiring Party”) at any time after expiration of the Phase I Leasing Period and prior to the expiration of four (4) years after the Closing Date, then the Acquiring Party shall furnish to the other Party hereto (“Non-Acquiring Party”) notice in writing of such acquisition, giving full details, including the costs associated with the acquisition itemized by category of expenditure and amount in the form of Exhibit “NN”, within thirty (30) days from the date of acquisition. The Non-Acquiring Party will be provided with copies of the following materials at the time the notice of acquisition is given or as soon thereafter as such documents or information become available: (a) the agreement under which the interest was acquired, (b) the assignment and conveyance document, (c) any settlement statement showing the purchase prices, adjustments thereto and related debits or credits, (d) any title materials and materials relating to the condition of the property (such as its environmental condition) in the possession of the Acquiring Party by virtue of such acquisition, and

(e) any other materials that are in the possession of the Acquiring Party and are reasonably needed in order to provide the Non-Acquiring Party receiving notice with information concerning all material terms and conditions of the acquisition.

Within fifteen (15) days after receipt of the notice of acquisition and the information contemplated above, the Non-Acquiring Party shall notify the Acquiring Party in writing of its election to participate in such acquisition. Failure to timely respond to the Acquiring Party shall be deemed an election not to participate. Should the Non-Acquiring Party elect not to participate, the Acquiring Party will retain one hundred percent (100%) of said interest and said acquired property and interests will be excluded from the Area One AMI and will not be governed by the terms of the Area One JOA. Should the Non-Acquiring Party elect to participate in the acquisition and, if applicable, drilling of any wells in the acquired acreage, then, subject to the terms of the Area One JOA and a Party’s right to elect not to participate in the drilling of any wells pursuant thereto (except as otherwise provided in this Agreement), the undivided interests of the Parties in such acquisition and any wells drilled on such acreage shall be in proportion to the respective undivided interests of R.E. Gas and Summit in Rex Area One Leases and Phase I Leases provided for in Section 3.06 (except as therein provided) following the cross-assignments of interests in such leases provided for in Section 3.06. If at any time there are more than two parties to this Area One AMI Agreement and fewer than all of the Non-Acquiring Parties elect to participate in the acquisition, then the interest shall be shared between the participating Parties in the proportion that their respective interests under this Area One AMI Agreement bears to the sum of their interests.

Subject to the thirty (30) day title examination period discussed below, the Non-Acquiring Party electing to participate in the acquisition shall reimburse, within fifteen (15) days of receipt of the written notice of acquisition from the Acquiring Party, the Non-Acquiring Party’s portion of the acquisition costs (including, without limitation, lease bonus, broker fees, expenses, abstract cost, title opinions, and all other costs of due diligence, and attorneys’ fees), which shall equal the Non-Acquiring Party’s undivided percentage interest in the acquisition; provided that if Summit is the Non-Acquiring Party, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in each Area One AMI Lease acquired by Summit as Non-Acquiring Party pursuant to this Area One AMI Agreement. Simultaneous with the making of such payment by the Non-Acquiring Party, the Acquiring Party shall deliver to the Non-Acquiring Party who has so elected to participate, an Assignment of the appropriate percentage of the interests that have been acquired by the Acquiring Party in substantially the same form as attached to this Agreement as Exhibit “I”, without warranty of title, either express or implied, except as to claims made by, through or under the Acquiring Party. No Assignment shall be placed of public record until the Acquiring Party has been fully reimbursed for the Non-Acquiring Party’s share of the acquisition costs (and per-Net Acre payment, if applicable) for interests covered by such Assignment.

The Non-Acquiring Party shall have thirty (30) days from the date of its election to participate, to review title. In the event of a material title defect, as determined by the Non-Acquiring Party in its sole discretion, such Non-Acquiring Party shall advise the Acquiring Party of the title defect and provide details as to the reason(s) for the title defect within such thirty (30) days. Upon timely notice to the Acquiring Party of such title defect, and within thirty (30) days of receipt of such notice, the Acquiring Party will either (i) cure such title defect to the Non-Acquiring Party’s reasonable satisfaction, exercised in good faith or (ii) reimburse to the Non-Acquiring Party electing to participate in the acquisition any payments made for the acquisition, and such Non-Acquiring Party will re-assign any interest in the acquisition received by such Non-Acquiring Party. If a Party acquires an interest that lies only partially within the Area One AMI, only the portion of the acquisition lying within the Area One AMI shall be offered to the other Party. The Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area One AMI and shall charge the Non-Acquiring Party accordingly. Unless there is a clear and convincing reason to differentiate between the acreage within the Area One AMI and the acreage outside the Area One AMI, acquisition costs shall be allocated on a per acre basis. Any interest in oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form within the Area One AMI other than Phase I Leases which become jointly owned by the Parties pursuant to this Area One AMI Agreement or pursuant to the Vista AMI Agreement is herein called an “Area One AMI Lease.” The interest acquired (or retained, as applicable) by Summit in an Area One AMI Lease the ownership of which is shared between Summit and R.E. Gas pursuant to this Area One AMI Agreement or the Vista AMI Agreement is herein called the “Total Summit Interest” therein; and the interest acquired (or retained, as applicable) by R.E. Gas in such Area One AMI Lease is herein called the “Retained Rex Interest” therein.

Any interest in an Area One AMI Lease assigned to either Party pursuant to this Area One AMI Agreement shall cover all depths acquired by the Acquiring Party with respect to the applicable acquisition, and all operations on and in connection with Area One AMI Leases shall be conducted pursuant to the terms of the Area One JOA. The right to share in acquisitions within the Area One AMI pursuant to this Area One AMI Agreement shall not apply to acquisitions of acreage by either Party or its Affiliates that: (a) occur as a result of a merger with or acquisition of the stock or equity interest in or all or substantially all of the assets of a third party unaffiliated with the Acquiring Party; and (b) wherein seventy-five percent (75%) or more of the acreage obtained through such merger or acquisition is located outside of the Area One AMI. For acquisitions of interests pursuant to a merger or acquisition of stock or equity interest in all or substantially all the assets of an unaffiliated third party that do not fall within the exemption in the immediately preceding sentence, the Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area One AMI and shall charge the Non-Acquiring Party accordingly.

3.16. Gas Marketing Agreements. On all gas to be marketed from the wells in Area One that are or become jointly owned by R.E. Gas and Summit pursuant to this Agreement and the JOA, each Party agrees to make available to the other Party the right to market the other Party’s gas under any contract negotiated by any such Party with any third party purchaser or any Affiliated of the Party which covers any portion of Area One from which sales are to be made, and the other Party shall have the right to join as a party to any such gas contract. Neither the Party who negotiated the contract, or its Affiliates, shall charge the other Party any marketing fees on the other Party’s gas marketed under any such contract(s). In the event that either Party enters into a gas sale contract with an Affiliate of such Party and the other Party elects to have its share of the gas produced from wells covered by such gas sale contract purchased by such Affiliate, then the price paid to the other Party for its share of such gas shall be the weighted average sales price received by such Affiliate from the first non-affiliated purchaser of such gas, less any direct costs paid to non-affiliated parties for gathering, dehydration, treating, processing, transportation, and marketing and less fuel loss and unaccounted for gas as well as any FERC regulated fees or costs charged by an Affiliate.

ARTICLE IV.

AREA TWO AGREEMENTS

4.01. Summit Interest Acquisition. If the Closing occurs, as consideration for twenty percent (20%) of the Original Interests in the Rex Area Two Leases (said percentage being the “Total Summit Interest” with respect to such Rex Area Two Leases; and the remainder of the Original Interest after deduction of the Total Summit Interest being the “Retained Rex Interest” as to such Rex Area Two Leases) insofar as they cover all land in Area Two (save and except the “Derry Township Reserved Rights” as defined below), to be assigned by Rex to Summit as of the Closing Date by an Assignment in the form of Exhibit “I” as contemplated by this Agreement, Summit shall pay to Rex on the Closing Date the sum of Seventeen Million, Nine Hundred Thirty-Two Thousand, One Hundred Thirty-Seven Dollars ($17,932,137) (“Area Two Cash Payment”), subject to downward adjustment if one or more of the Rex Area Two Leases become Excluded Properties pursuant to this Agreement. Summit also agrees that in connection with exploration and development of the Rex Area Two Leases, Summit, as co-owner thereof, will carry and bear and pay or reimburse Rex for all costs and expenses of drilling and Completion which have been and are incurred attributable to eighty percent (80%) of the Retained Rex Interest in the Pending Area Two Wells and all other wells jointly drilled by Summit and Rex in Area Two up to the Area Two Drilling Carry Obligation (subject to the application of credits against the Area Two Drilling Carry Obligation as provided in this Agreement). However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well. The amount of the Area Two Cash Payment is equal to the amount of the Area Two Drilling Carry Obligation, and each such amount has been calculated based on the following formula: $4,057.50 multiplied by twenty percent (20%) of the total number of Net Acres of the Original Interests in the Rex Area Two Leases, which amount shall be reduced by the product of $4,057.50 multiplied by twenty percent (20%) of the total number of Net Acres of the Original Interests in all Rex Area Two Leases (if any) which become Excluded Properties pursuant to this Agreement.

The assignment of the Total Summit Interest in Rex Area Two Leases provided for in this Section 4.01 shall except and reserve to Rex the “Derry Township Reserved Rights” consisting of and including (a) all rights and interests under the Rex Area Two Leases insofar as the cover all depths from the surface to a depth of two hundred (200) feet above the top of the Tully Limestone formation or the stratigraphic equivalent thereof in all land within Derry Township in Westmoreland County, Pennsylvania, and including all of Rex’s interests in all existing wells that have been drilled and completed in said Derry Township in depths above a depth of two hundred (200) feet above the top of the Tully Limestone formation or the stratigraphic equivalent thereof and the well and leasehold equipment in and on and used in connection with any of the foregoing and the gathering system and facilities serving such wells and the Derry Township Wells described below, including the Launz Compressor/Tap site and the Orgavan Compressor/Tap site and agreements relating thereto associated with such gathering system (as described in Exhibit “J”); and (b) all of the existing wellbores (“Existing Wellbores”) in the existing Rex wells (“Derry Township Wells”) in Derry Township in Westmoreland County, Pennsylvania, described on Exhibit “CC” attached hereto, including the rights to produce through such Existing Wellbores from the formation or formations in which such Existing Wellbores are presently completed regardless of said Existing Wellbores depths; provided that such assignment will not reserve unto Rex any rights to, and Rex will not be entitled to, plug back and recomplete any of such Existing Wellbores into the Marcellus Shale formation, although Rex may plug back and recomplete any of such Existing Wellbores into any other formation that is more than two hundred (200) feet above the top of the Tully Limestone formation or the stratigraphic equivalent thereof.

The Parties believe and intend that Exhibit “B” lists all of the oil and gas leases covering land in the Area Two AMI that are owned, in whole or in part, by Rex as of the Effective Date. If, however, it is hereafter determined at any time prior to expiration of the Area Two Carry Period that one or more oil and gas leases covering land in the Area Two AMI that are owned, in whole or in part, by Rex as of the Effective Date have been omitted from Exhibit “B” and are still in effect, it is agreed that Exhibit “B” will be corrected to describe such additional lease or leases and applicable Net Acres and Rex Working Interest and NRI. In such event, such additional lease or leases shall be deemed to be “Rex Area Two Leases” for all purposes under this Agreement; and Rex shall execute and record assignments to Summit of interests in such additional lease or leases as provided in this Article IV with respect to other Rex Area Two Leases; and the Area Two Cash Payment and Area Two Drilling Carry Obligation shall each be increased by an amount equal to $4,057.50 multiplied by twenty percent (20%) of the Net Acres of Original Interests in such additional lease or leases; and, if the Closing has already occurred, Summit shall pay the amount of such increase in the Area Two Cash Payment to Rex.

4.02. Existing Area Two Wells. The assignment of the Total Summit Interest in the Rex Area Two Leases provided for in Section 4.01 will include a corresponding twenty percent (20%) of the Original Interests in the Existing Area Two Wells described on Exhibit “Q”, together with the equipment and facilities in and on and used in connection with such wells installed in connection with drilling and Completing such wells (said percentage of the Original Interests, equipment and facilities being the “Total Summit Interest” as to such wells; and the Original Interest therein after deduction of the Total Summit Interest being the “Retained Rex Interest” as to such wells); and as additional consideration for such Existing Area Two Wells and equipment and facilities (in addition to the Area Two Cash Payment), Summit shall pay to Rex on the Closing Date the sum of Five Million, Two Hundred Eighty-Three Thousand, One Hundred Thirty-Four Dollars ($5,283,134) (“Existing Area Two Wells Cash Payment”).

4.03. Pending Area Two Wells. In addition to the Existing Area Two Wells, Rex has commenced drilling the wells on Rex Area Two Leases projected for Completion in the Marcellus Shale formation described on Exhibit “S” prior to the Effective Date and may commence or complete drilling or Completion of additional wells projected for completion in the Marcellus Shale formation on Rex Area Two Leases after the Effective Date and prior to the Closing Date (all such wells being herein called “Pending Area Two Wells”). The assignment of the Total Summit Interest in the Rex Area Two Leases provided for in Section 4.01 will include a corresponding twenty percent (20%) of the Original Interests in the Existing Area Two Wells, together with the equipment and facilities in and on or used in connection with such wells as of the Closing Date that have been installed in connection with drilling and/or Completing such wells (said percentage of the Original Interest, equipment and facilities being the “Total Summit Interest” as to such wells,); and as additional consideration for such Existing Area Two Wells and equipment and facilities (in addition to the Area Two Cash Payment and Existing Area Two Wells Cash Payment), Summit shall reimburse Rex (on the later of the Closing Date or thirty (30) days after receipt of Rex’s statement or statements therefor) for (a) twenty percent (20%) of the costs and expenses of drilling and/or Completing the Pending Area Two Wells incurred by Rex down to the Closing Date and (b) eighty percent (80%) of such costs and expenses incurred down to the Closing Date attributable to the Retained Rex Interest to the extent, if any, that such costs and expenses have not been borne and paid by Williams Appalachia pursuant to the Williams Carry Obligation as described in Section 4.04 below (with any payment made pursuant to this clause (b) to be credited against, and capped by, the Area Two Drilling Carry Obligation). The remainder of the Original Interest in Pending Area Two Wells after deduction of the Total Summit Interest with respect to such wells shall be the “Retained Rex Interest” as to such Pending Area Two Wells. Summit shall also(a) bear and pay all costs and expenses incurred in connection with drilling and/or Completing Pending Area Two Wells after the Closing Date that are attributable to the Total Summit Interest, and shall additionally (b) bear and pay eighty percent (80%) of costs and expenses of drilling and/or Completing such wells incurred after the Closing Date that are attributable to the Retained Rex Interest to the extent, if any, that such costs and expenses have not been borne and paid by Williams Appalachia pursuant to the Williams Carry Obligation as described in Section 4.04 below (with any payment made pursuant to this clause (b) to be credited against, and capped by, the Area Two Drilling Carry Obligation).

4.04. Area Two Carried Wells. After the Closing Date and until such time as the Area Two Drilling Carry Obligation has been satisfied as described below (the “Area Two Carry Period”) Rex shall be entitled to drill additional wells on Rex Area Two Leases or Area Two AMI Leases, or lands unitized with any of the foregoing, and to Complete such wells in the Marcellus Shale formation as may be determined by Rex in its discretion. All such wells on which drilling operations are commenced prior to the time when the total credits against the Area Two Drilling Carry Obligation provided for in this Agreement equal the total amount of the Area Two Drilling Carry Obligation are herein called “Area Two Carried Wells.” Under the terms of the Williams Exploration Agreement, Williams Appalachia is obligated to bear and pay eighty percent (80%) of the costs and expenses of drilling and Completing wells in Area Two attributable to the Original Interests up to the amount of the “Drilling Carry Obligation” provided therein (herein called the “Williams Carry Obligation”). To the extent that Williams Appalachia pays any costs or expenses of drilling or Completing any Pending Area Two Well or Area Two Carried Well pursuant to the Williams Carry Obligation after the Closing Date such payment shall be applied toward payment of costs and expenses attributable to the Retained Rex Interest in such well and shall not be applied toward payment of or reduce amounts owing by Summit for costs or expenses attributable to the Total Summit Interest in such well. Notwithstanding any provision of the Williams JOA or, if applicable, the Area Two JOA provided for below, Summit shall not have the right prior to expiration of the Area Two Carry Period to elect not to participate in any operation proposed by Rex or in which Rex elects to participate pursuant to the Williams JOA or Area Two JOA in connection with drilling or Completing any Area Two Carried Wells or to elect not to pay Summit’s share of any delay rentals, minimum royalties or other payments required to maintain any lease subject to the Williams JOA or Area Two JOA in effect if Rex elects to make or participate in making such payment; and Summit shall not have the right to propose the drilling or Completion of any well on Rex Area Two Leases or Area Two AMI Leases, or lands pooled with any of the foregoing, prior to expiration of the Area Two Carry Period. Summit shall (a) bear and pay the share of costs and expenses of drilling and Completing Area Two Carried Wells attributable to the Total Summit Interest; and Summit shall additionally (b) bear and pay eighty percent (80%) of the share of costs and expenses of drilling and Completing such Area Two Carried Wells attributable to the Retained Rex Interest to the extent, if any, that such costs and expenses have not been borne and paid by Williams Appalachia pursuant to the Williams Carry Obligation as described above (with any payment made pursuant to this clause (b) to be credited against, and capped by, the Area Two Drilling Carry Obligation) until the Area Two Drilling Carry Obligation is fully satisfied by application of credits provided for in this Agreement.

4.05. Williams JOA. The Rex Area Two Leases are subject to an operating agreement (“Williams JOA”) between Williams Production Appalachia, LLC (“Williams Appalachia”) and Rex dated effective as of May 5, 2009, under which Williams Appalachia is serving as Operator. The Williams JOA will also cover additional leases and other interests in oil, gas or hydrocarbons in the Area Two AMI which are jointly acquired by Williams Appalachia and Rex pursuant to the Williams AMI Agreement. On the Closing Date, Summit shall execute such documents and the Parties shall take such actions (if and to the extent necessary) as are commercially reasonable and appropriate to cause Summit to ratify and adopt and become a party to and bound by the Williams JOA as owner of the Total Summit Interest in Area Two Leases (except any Area Two Leases which become Excluded Properties) and any Area Two AMI Leases and Unit Areas which become subject to the Williams JOA under the terms of the Williams JOA or that certain Participation and Exploration Agreement (“Williams Exploration Agreement”) dated as of May 5, 2009, between Williams Production Company, LLC, Williams Appalachia and Rex Signatories. In the event that Rex and Summit jointly acquire any Area Two AMI Lease(s) which do not become subject to the Williams JOA, the Parties and Rex Operating will execute a joint operating agreement (an “Area Two JOA”) covering such Area Two AMI Leases(s) (and any Unit Areas including all or part of such leases) in the form of the Area Four JOA provided for hereinafter, naming Rex Operating as Operator. From and after expiration of the Area Two Carry Period, Rex or Summit may each propose (or separately elect to participate or not to participate in) further wells (“Subsequent Area Two Wells”) in Area Two pursuant to the Williams JOA or Area Two JOA, as applicable, and, subject to the terms of the Williams JOA or Area Two JOA, as applicable, costs and expenses associated with Subsequent Area Two Wells attributable to the interests of Rex and Summit shall be paid by Rex or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing a Subsequent Area Two Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation as provided for in Section 5.02 or Section 6.02. Except as may be provided otherwise under the non-consent provisions and other provisions of the Williams JOA or Area Two JOA or as may be required pursuant to a Transferred Drilling Carry Obligation under the provisions of Section 5.02 or Section 6.02, Summit has no obligation under this Agreement to carry or bear any share of the costs or expenses attributable to the interest of Rex in any Subsequent Area Two Wells or in any wells in Area Two in excess of the Area Two Drilling Carry Obligation.

4.06. Required Lease Payments. During the period from the Effective Date until the Closing Date, Rex shall pay its share of any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to all Rex Area Two Leases; and if the Closing Date occurs Summit shall reimburse Rex for the share of all such payments attributable to the Total Summit Interest on the Closing Date. Evidence of payments shall be furnished to Summit by Rex upon request by Summit. Under the provisions of the Williams Exploration Agreement, either Rex or Williams will handle administration of such payments during this period. Summit shall not be liable for any third party claims for failure to properly or timely pay said rentals or lease maintenance payments. In the event that any Rex Area Two Lease terminates prior to the Closing Date due to the failure of Rex or Williams Appalachia to make any necessary payment to preserve such lease, then said lease will be removed from Exhibit “B” and shall be deemed to be an “Excluded Property,” and the Area Two Cash Payment and Area Two Drilling Carry Obligation will be recalculated as provided in Section 4.01. Other than recalculation of the Area Two Cash Payment and Area Two Drilling Carry Obligation, Rex shall have no liability for failure to make any necessary payment to preserve any Rex Area Two Lease. After the Closing Date, responsibility for payment of delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to leases subject to the Williams JOA or Area Two JOA shall be governed by the terms of the Williams JOA or Area Two JOA, as applicable, except as otherwise provided in Section 4.04.

4.07. Governing Agreements; Area Two Tax Partnership Agreements. In the event of any conflict between this Agreement and the Williams Exploration Agreement, Williams JOA or Area One JOA, then as between the Parties this Agreement shall control, except that the terms and provisions of the Tax Partnership Agreement attached hereto as Exhibit “M” (“Area Two Tax Partnership Agreement”) and, to the extent applicable, the Williams Tax Partnership Agreement shall, in the event of any conflict, supersede and control as between the Parties over the terms of this Agreement, the Williams Exploration Agreement, the Williams JOA, and any Area Two JOA. In this regard, as provided in the Williams Exploration Agreement, the operations of Rex and Williams Appalachia in the Area Two AMI constitute a partnership (“Williams Tax Partnership”) for federal, and to the extent allowable by law, state and local income tax purposes, in accordance with a Tax Partnership Agreement (“Williams Tax Partnership Agreement”) in the form attached as an Exhibit to the Williams Exploration Agreement and executed by Rex and Williams Appalachia effective as of May 6, 2009. Notwithstanding any provision of this Agreement or the Williams Exploration Agreement or Williams JOA or any Area Two JOA to the contrary, the Parties agree that, as between the Parties, all their operations in Area Two hereunder shall constitute a separate partnership (“Rex/Summit Area Two Tax Partnership”) for federal, and to the extent allowable by law, state and local income tax purposes, and that the provisions of the Area Two Tax Partnership Agreement which is being executed simultaneously herewith are hereby incorporated by reference into this Agreement and, as between the Parties, the Williams JOA and shall be incorporated by reference in any Area Two JOA. Effective as of the Closing Date, the Rex/Summit Area Two Tax Partnership shall be substituted for and shall take the place of Rex as a tax partner in the Williams Tax Partnership representing the collective interests of Rex and Summit in properties and operations subject to the Williams Tax Partnership Agreement; and the share of items of income, gain, loss and deduction allocated for income tax purposes pursuant to the Williams Tax Partnership Agreement after the Closing Date that is allocated to the Rex/Summit Area Two Tax Partnership (being the combined share of such items that would be allocated to Rex and Summit, collectively, if they were individual tax partners in the Williams Tax Partnership) shall be allocated between Rex and Summit for income tax purposes in accordance with the Area Two Tax Partnership Agreement. The Rex/Summit Area Two Tax Partnership for operations of the Parties in Area Two shall also constitute a separate tax partnership from the separate tax partnerships among the Parties provided for elsewhere in this Agreement for operations in each of Area One, Area Three, and Area Four, respectively.

The transactions between Summit and Rex under this Agreement will be treated for federal income tax purposes as resulting in (i) a sale by Rex and a purchase by Summit of a proportionate interest in the Rex Area Two Leases (treated as an interest in the Williams Tax Partnership for tax purposes) for the Area Two Cash Payment pursuant to Section 4.01 of this Agreement; (ii) a sale by Rex and a purchase by Summit of a proportionate interest in the Existing Area Two Wells (treated as an interest in the Williams Tax Partnership for tax purposes) for the Existing Area Two Wells Cash Payment pursuant to Section 4.02 of this Agreement; (iii) a sale by Rex and a purchase by Summit of a proportionate interest in the Pending Area Two Wells (treated as an interest in the Williams Tax Partnership for tax purposes) for the reimbursement described in Section 4.03 of this Agreement; (iv) the creation of the Rex/Summit Area Two Tax Partnership between Rex and Summit; (v) the contribution by Summit to the Rex/Summit Area Two Tax Partnership of the interests purchased pursuant to (i)-(iii) and a commitment to fund the costs allocable to it under this Agreement (including, without limitation, the Area Two Drilling Carry Obligation) in exchange for a 20% interest in such partnership; (vi) the contribution by Rex to the Rex/Summit Area Two Tax Partnership of the portion of the interests in the Rex Area Two Leases, the Existing Area Two Wells and the Pending Area Two Wells not sold to Summit pursuant to (i)-(iii) above (all treated as an interest in the Williams Tax Partnership for tax purposes) and a commitment to fund the costs allocable to it under this Agreement in exchange for an 80% interest in the Rex/Summit Area Two Tax Partnership. The Parties agree that the fair market value of the contributions described in (v) and (vi) will result in capital account balances in a ratio of 80% for Rex and 20% for Summit before taking into account capital account adjustments for the activities of the Rex/Summit Area Two Tax Partnership. Rex agrees to cause the Williams Tax Partnership to make an election under section 754 of the Internal Revenue Code with respect to the transactions described in (i)-(iii) above.

4.08. RW Gas. On the Closing Date, subject to obtaining consent of Williams Appalachia, R.E. Gas shall assign to Summit twenty percent (20%) of the R.E. Gas Membership Interest and Ownership Interest (as defined in the RW Gas Limited Liability Company Agreement) in RW Gas by execution of an Assignment in the form of Exhibit “DD”; and Summit shall pay R.E. Gas by bank wire transfer of immediately available funds to an account designated by R.E. Gas an amount equal to twenty percent (20%) of R.E. Gas’s net investment cost in RW Gas as of the Closing Date, the amount to be paid by Summit estimated to be $821,568, subject to final calculation and adjustment for costs incurred to the Closing Date. If consent of Williams Appalachia to such assignment is obtained, the Parties shall also execute such documents and take such actions as are reasonably necessary to cause Summit to become a 10% Equity Owner in RW Gas and, subject to obtaining consent of Williams Appalachia, to cause Summit to be admitted as a Member in RW Gas with respect to its Ownership Interest therein.

Regardless of whether Williams Appalachia grants consent necessary to enable Rex to assign twenty percent (20%) of its Membership Interest and Ownership Interest in RW Gas to Summit, Rex and Summit shall take such mutually agreeable actions as are appropriate to cause Summit to be assigned and assume twenty percent (20%) of the rights and obligations of R.E. Gas under all gas gathering or processing or marketing agreements between R.E. Gas and RW Gas existing on the Closing Date, subject, if necessary, to obtaining any required consents of Williams Appalachia.

4.09. Geophysical Operations. On the Closing Date, Summit shall reimburse Rex for twenty percent (20%) of the costs of existing seismic data covering Area Two that have been incurred by Rex to that date. As reflected in Exhibit “T” attached hereto, as of the Effective Date, the Rex cost of such seismic data is $3,304,664.84, which amount will be adjusted for additional cost, if any, incurred by Rex down to the Closing Date. After the Closing Date, Rex and Summit agree to fund their respective agreed shares of forty percent (40%) for Rex and ten percent (10%) for Summit of all programs for the acquisition of 2-D or 3-D seismic data on lands within the Area Two AMI that are proposed by the Operator or Rex under the Williams JOA, or, if applicable, their respective agreed shares of eighty percent (80%) for Rex and twenty percent (20%) for Summit of such programs that are proposed by the Operator under the Area Two JOA, including all costs and expenses associated with permitting, shooting and interpreting of all such 2-D or 3-D seismic and other seismic data surveys obtained in connection with lands within the Area Two AMI; provided however, Rex and Summit agree that the gross expenditures for the acquisition of seismic data in the Area Two AMI under the terms of this Agreement during any single calendar year shall not exceed five million dollars ($5,000,000) unless Rex and Summit mutually agree otherwise in writing. Interests in all seismic data surveys and other related information related to the Area Two AMI that is jointly paid for by the Parties shall be owned by, and licensed to, the Parties in the same percentage shares as the Parties bore to the cost of obtaining such information, and, as to such surveys and information that is jointly owned and paid for by the Parties and Williams shall be subject to the provisions of Sections 6.03 and 6.04 of the Williams Exploration Agreement. As to seismic data surveys and other related information related to the Area Two AMI that is jointly owned and paid for by the Parties and in which Williams does not participate, it is agreed that neither Rex nor Summit shall license or assign an interest in any such surveys or information to a third party prior to expiration of the Area Two Carry Period without written consent of the other Party, which consent may be conditioned upon sharing any consideration received for such license or assignment in proportion to the Parties’ ownership of the surveys and information. The Operator under the Williams JOA or Area Two JOA, as may be applicable, shall have the right to determine the aspects of the manner and the methods by which geophysical exploration activities in the Area Two AMI are conducted pursuant to the Williams Exploration Agreement and this Agreement.

4.10. Area Two AMI Agreements. The Parties hereby designate the lands within the area described on Exhibits “F” and “F-1” attached hereto, as to all depths, as an area of mutual interest (“Area Two AMI”) in accordance with the terms and provisions of this Section 4.11 (the “Area Two AMI Agreement”). The Area Two AMI is subject to an area of mutual interest agreement (“Williams AMI Agreement”) provided in Article X of the Williams Exploration Agreement which will expire and terminate on May 6, 2012. As provided hereinafter, it is intended that the interests in leases and properties in Area Two to be assigned by Rex to Summit pursuant to this Agreement that are subject to the Williams Exploration Agreement shall be made subject, to the extent applicable, to the Williams Exploration Agreement, and that Summit will ratify and adopt and become a party to the Williams Exploration Agreement for certain purposes as provided herein. Accordingly, as of the Closing Date, subject to having obtained any required consent of Williams Appalachia (if any such consent is required), the Parties shall execute such documents and take such actions as are reasonably necessary to cause Summit to become a party to and bound by – and entitled to the benefit of – the Williams AMI Agreement with respect to and to the extent of twenty percent (20%) of the rights and obligations of Rex under the terms of the Williams AMI Agreement with regard to the Area Two AMI; provided, that if Rex or its Affiliate is the Acquiring Party as to an Area Two AMI Lease in which Summit acquires an interest as Non-Acquiring Party pursuant to the Williams AMI Agreement, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in such Area Two AMI Lease acquired by Summit pursuant to the Williams AMI Agreement. The Parties further agree that if any oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form located inside the Area Two AMI is acquired in whole or in part by Rex or any Affiliate of Rex or by Summit or any Affiliate of Summit (the “Acquiring Party”) at any time after expiration and termination of the Williams AMI Agreement and prior to the expiration of four (4) years after the Closing Date, then the Acquiring Party shall furnish to the other Party hereto (“Non-Acquiring Party”) notice in writing of such acquisition, giving full details, including the costs associated with the acquisition itemized by category of expenditure and amount in the form of Exhibit “NN”, within thirty (30) days from the date of acquisition. The Non-Acquiring Party will be provided with copies of the following materials at the time the notice of acquisition is given or as soon thereafter as such documents or information become available: (a) the agreement under which the interest was acquired, (b) the assignment and conveyance document, (c) any settlement statement showing the purchase prices, adjustments thereto and related debits or credits, (d) any title materials and materials relating to the condition of the property (such as its environmental condition) in the possession of the Acquiring Party by virtue of such acquisition, and (e) any other materials that are in the possession of the Acquiring Party and are reasonably needed in order to provide the Non-Acquiring Party receiving notice with information concerning all material terms and conditions of the acquisition.

Within fifteen (15) days after receipt of the notice of acquisition and the information contemplated above, the Non-Acquiring Party shall notify the Acquiring Party in writing of its election to participate in such acquisition. Failure to timely respond to the Acquiring Party shall be deemed an election not to participate. Should the Non-Acquiring Party elect not to participate, the Acquiring Party will retain one hundred percent (100%) of said interest and said acquired property and interests will be excluded from the Area Two AMI and will not be governed by the terms of the Area Two JOA. Should the Non-Acquiring Party elect to participate in the acquisition and, if applicable, drilling of any wells in the acquired acreage, then, subject to the terms of the Area Two JOA and a Party’s right to elect not to participate in the drilling of any wells pursuant thereto (except as otherwise provided in this Agreement), the undivided interests of the Parties in such acquisition and any wells drilled on such acreage shall be in proportion to the respective undivided interests of Rex and Summit in Rex Area Two Leases provided for in Section 4.01. If at any time there are more than two parties to this Area Two AMI Agreement and fewer than all of the Non-Acquiring Parties elect to participate in the acquisition, then the interest shall be shared between the participating Parties in the proportion that their respective interests under this Area Two AMI Agreement bears to the sum of their interests.

Subject to the thirty (30) day title examination period discussed below, the Non-Acquiring Party electing to participate in the acquisition shall reimburse, within fifteen (15) days of receipt of the written notice of acquisition from the Acquiring Party, the Non-Acquiring Party’s portion of the acquisition costs (including, without limitation, lease bonus, broker fees, expenses, abstract cost, title opinions, and all other costs of due diligence, and attorneys’ fees), which shall equal the Non-Acquiring Party’s undivided percentage interest in the acquisition; provided that if Summit is the Non-Acquiring Party, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in each Area Two AMI Lease acquired by Summit as Non-Acquiring Party pursuant to this Area Two AMI Agreement. Simultaneous with the making of such payment by the Non-Acquiring Party, the Acquiring Party shall deliver to the Non-Acquiring Party who has so elected to participate, an Assignment of the appropriate percentage of the interests that have been acquired by the Acquiring Party in substantially the same form as attached to this Agreement as Exhibit “I”, without warranty of title, either express or implied, except as to claims made by, through or under the Acquiring Party. No Assignment shall be placed of public record until the Acquiring Party has been fully reimbursed for the Non-Acquiring Party’s share of the acquisition costs (and per-Net Acre payment, if applicable) for interests covered by such Assignment.

The Non-Acquiring Party shall have thirty (30) days from the date of its’ election to participate, to review title. In the event of a material title defect, as determined by the Non-Acquiring Party in its sole discretion, such Non-Acquiring Party shall advise the Acquiring Party of the title defect and provide details as to the reason(s) for the title defect within such thirty (30) days. Upon timely notice to the Acquiring Party of such title defect, and within thirty (30) days of receipt of such notice, the Acquiring Party will either (i) cure such title defect to the Non-Acquiring Party’s reasonable satisfaction, exercised in good faith or (ii) reimburse to the Non-Acquiring Party electing to participate in the acquisition any payments made for the acquisition, and such Non-Acquiring Party will re-assign any interest in the acquisition received by such Non-Acquiring Party. If a Party acquires an interest that lies only partially within the Area Two AMI, only the portion of the acquisition lying within the Area Two AMI shall be offered to the other Party. The Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area Two AMI and shall charge the Non-Acquiring Party accordingly. Unless there is a clear and convincing reason to differentiate between the acreage within the Area Two AMI and the acreage outside the Area Two AMI, acquisition costs shall be allocated on a per acre basis. Any interest in oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form within the Area Two AMI which become jointly owned by the Parties pursuant to this Area Two AMI Agreement is herein called an “Area Two AMI Lease.” The interest acquired (or retained, as applicable) by Summit in an Area Two AMI Lease the ownership of which is shared between Summit and Rex pursuant to this Area Two AMI Agreement is herein called the “Total Summit Interest” therein; and the interest acquired (or retained, as applicable) by Rex in such Area Two AMI Lease is herein called the “Retained Rex Interest” therein.

Any interest in an Area Two AMI Lease assigned to either Party pursuant to this Area Two AMI Agreement shall cover all depths acquired by the Acquiring Party with respect to the applicable acquisition, and all operations on and in connection with Area Two AMI Leases shall be conducted pursuant to the terms of the Area Two JOA. The right to share in acquisitions within the Area Two AMI pursuant to this Area Two AMI Agreement shall not apply to acquisitions of interests by either Party or its Affiliates that: (a) occur as a result of a merger with or acquisition of the stock or equity interest in or all or substantially all of the assets of a third party unaffiliated with the Acquiring Party; and (b) wherein seventy-five percent (75%) or more of the acreage obtained through such merger or acquisition is located outside of the Area Two AMI. For acquisitions of acreage pursuant to a merger or acquisition of stock or equity interest in an unaffiliated third party that do not fall within the exemption in the immediately preceding sentence, the Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area Two AMI and shall charge the Non-Acquiring Party accordingly. Rex may, in its discretion, acquire additional oil and gas leasehold interests or other interests in oil or gas in land in the Area Two AMI during the period from the Effective Date to the Closing Date. If the Closing occurs, then for purposes of the foregoing provisions of this Section 4.10, all such additional oil and gas leasehold or other interests in oil or gas shall be deemed and considered to have been, and shall be treated for all purposes as if they had been, acquired by Rex on the Closing Date as an “Acquiring Party”; and Rex shall accordingly offer to assign an interest in such in such oil and gas leasehold interests or other interests in oil or gas to Summit as “Non-Acquiring Party” pursuant to the Williams AMI Agreement in accordance with the foregoing provisions of this Section 4.10. Because Summit will have been provided confidential information of Rex concerning the Area Two AMI, Summit agrees that neither Summit nor any Affiliate of Summit will acquire any oil or gas lease or other interest in oil or gas within the Area Two AMI at any time prior to the Closing Date. As provided in Section 4.11, it is contemplated that any required consent of Williams Appalachia for Summit to become a party to the Williams Exploration Agreement solely for the purposes provided in Section 4.11 will be obtained prior to the Closing Date, but, if for any reason, Summit is unable to become a party to and is not bound by the Williams Area Two AMI Agreement and the Closing nevertheless occurs, then, notwithstanding the foregoing provisions of this Section 4.10, during the remaining term of the Williams Area Two AMI Agreement after the Closing Date, as between Summit and Rex, the Area Two AMI Agreement shall apply to acquisitions made by either Party within the Area Two AMI; provided that as to acquisitions made by Rex, the interest to be offered to Summit shall be equal to twenty percent (20%) of the interest retained by Rex after deduction of any interest in such acquisition that Williams Appalachia elects to acquire from Rex pursuant to the Williams Area Two AMI Agreement.

4.11. Williams Exploration Agreement. It is intended that the interests in leases and properties in Area Two to be assigned by Rex to Summit pursuant to this Agreement that are subject to the Williams Exploration Agreement shall be made subject, to the extent applicable, to the Williams Exploration Agreement, and that Summit will be bound by and entitled to the benefits of the Williams Exploration Agreement as the successor to Rex as owner of the Total Summit Interest in Rex Area Two Leases as provided in Section 14.10 of the Williams Exploration Agreement, subject to the provisions of this Section 4.11. In this regard, however, it is expressly stipulated and agreed that:

(a) Summit shall not be entitled to require Williams Appalachia to bear or pay any costs or expenses attributable to the Total Summit Interest in any wells drilled in Area Two out of Williams Appalachia’s “Drilling Carry Obligation” pursuant to Section 3.01 of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to require that Williams Appalachia pay and apply such “Drilling Carry Obligation” to pay costs and expenses attributable to the Retained Rex Interest in wells drilled or being drilled or Completed in Area Two after the Closing Date.

(b) While such circumstance is not anticipated to occur, Summit shall not be entitled to receive payment of any unexpended amount of the “Drilling Carry Obligation” of Williams Appalachia upon expiration of the “Drilling Carry Period” pursuant to Section 3.03 of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to require that Williams Appalachia pay all such remaining “Drilling Carry Obligation” (if any there be) to Rex upon expiration of such “Drilling Carry Period.”

(c) Summit shall not be entitled to receive payment of any amount of delay rentals, shut-in royalty payments, bonus, deferred bonus or other payment which Williams Appalachia is or may become entitled to pay to Rex pursuant to Section 3.12 of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to receive and retain all such amounts paid by Williams.

(d) While such circumstance is not anticipated to occur, Summit shall not be entitled to require Williams Appalachia to bear or pay any costs or expenses attributable to the Total Summit Interest in any well pursuant to Section 9.01(a) or Section 9.01(b) of the Williams Exploration Agreement in the event of termination of the Williams Exploration Agreement pursuant to either such Section of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to require that Williams Exploration pay costs and expenses attributable to the Retained Rex Interest in wells described in Section 9.01(a) or Section 9.01(b), as applicable, in the event of termination of the Williams Exploration Agreement pursuant to either such Section of the Williams Exploration Agreement.

(e) While such circumstance is not anticipated to occur, Summit shall not be entitled to receive or share in any amount that Williams Appalachia becomes obligated to pay to Rex pursuant to Section 9.01(a) or Section 9.01(b) of the Williams Exploration Agreement in the event of termination of the Williams Exploration Agreement pursuant to either such Section of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to receive and retain all such amounts paid by Williams.

(f) While such circumstance is not anticipated to occur, Summit shall not be entitled to receive any interest in any Rex Area Two Leases that may be required to be reassigned from Williams Appalachia to Rex pursuant to Section 9.01(e) of the Williams Exploration Agreement in the event of termination of the Williams Exploration Agreement pursuant to Section 9.01(a) or Section 9.01(b) of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to receive an assignment from Williams Exploration of all such interests in Rex Area Two Leases and to retain all such interests notwithstanding any contrary provision of the Area Two AMI Agreement.

(g) Summit shall not be entitled to receive or share in any amount that Williams Appalachia becomes obligated to pay to Rex pursuant to the indemnification agreements of Williams Appalachia under Section 12.05 of the Williams Exploration Agreement. To the contrary, Rex shall have and retain the right to receive and retain all such amounts paid by Williams.

(h) Operations of the Total Summit Interest and Retained Rex Interest in Rex Area Two Leases shall be subject to the Williams Tax Partnership Agreement as provided in Section 5.04 of the Williams Exploration Agreement, subject, however, as between Summit and Rex to the provisions of Section 4.07 of this Agreement concerning the Area Two Tax Partnership Agreement and to the Area Two Tax Partnership between Summit and Rex.

(i) As owners of the Total Summit Interest and Retained Rex Interest in Rex Area Two Leases, Summit and Rex shall be subject to the provisions of Sections 6.02, 6.03 and 6.04 of the Williams Exploration Agreement concerning geophysical operations, but subject to the provisions of Section 4.09 of this Agreement as between Summit and Rex.

(j) As among Williams Appalachia, Summit and Rex, Summit and Rex shall be subject to the provisions of Sections 10.1 through 10.5, both inclusive, of the Williams Exploration Agreement relating to the Williams Area Two AMI Agreement, but subject to the provisions of Section 4.10 of this Agreement as between Summit and Rex.

Although the Williams Exploration Agreement does not prohibit Rex from assigning interests subject to the Williams Exploration Agreement at any time, Section 14.10 of the Williams Exploration Agreement provides that during the “Drilling Carry Period,” no assignment by Rex of any interest subject to the Williams Exploration Agreement will be effective without the prior written consent of Williams Appalachia, but that such consent will not be unreasonably withheld. The “Drilling Carry Period” continues until December 31, 2011, under the terms of the Williams Exploration Agreement, but it is anticipated that Williams Appalachia will complete payment of the entire “Drilling Carry Obligation” pursuant to Section 3.01 of the Williams Exploration Agreement prior to the end of 2010. Promptly after the Effective Date, Rex will request Williams Appalachia’s consent to assign the Total Summit Interest in Rex Area Two Leases to Summit on the Closing Date. Rex does not believe that Williams Appalachia can reasonably refuse to grant such consent. If, however, such consent has not been obtained by the Closing Date, Rex shall nevertheless execute, deliver, and file for record an assignment to Summit of the Total Summit Interest in Rex Area Two Leases (and Existing Area Two Wells and Pending Area Two Wells) on the Closing Date as contemplated and provided for in Sections 4.01, 4.02, 4.03 and 11.03(a) of this Agreement; and Rex agrees that, if to any extent, such assignment is not effective by reason of failure to obtain Williams Appalachia’s consent, Rex shall hold any interest Rex retains in the Total Summit Interest in the Rex Area Two Leases in trust for Summit as of and from and after the Effective Time. In such event, promptly after expiration of the “Drilling Carry Period” under the Williams Exploration Agreement or such earlier date when Williams Appalachia’s consent has been obtained, Rex will execute, acknowledge, deliver and file for record a replacement assignment to Summit of the Total Summit Interest in the Rex Area Two Leases in the form of Exhibit “I” attached hereto effective as of the Effective Time, providing that such assignment supersedes and replaces and takes the place of the original assignment thereof executed on the Closing Date. Further, in such event, it is agreed and stipulated that Summit and Rex, respectively, shall have the same rights, duties, obligations and responsibilities with respect to the Area Two Leases and wells thereon and production therefrom from and after the Effective Time that they would have had if the original assignment of the Total Summit Interest in Rex Area Two Leases in the form of Exhibit “I” executed on the Closing Date had been effective for all purposes and in all respects.

ARTICLE V.

AREA THREE AGREEMENTS

5.01. Summit Interest Acquisition. If the Closing occurs, as consideration for fifty percent (50%) of the Original Interests in the Rex Area Three Leases (said percentage being the “Total Summit Interest” with respect to such leases, and the remainder of the Original Interest after deduction of the Total Summit Interest being the “Retained Rex Interest” as to such leases) insofar as they cover all land in Area Three (save and except the “Area Three Reserved Rights” as defined below), to be assigned by Rex to Summit as of the Closing Date by an Assignment in the form of Exhibit “I” as contemplated by this Agreement, Summit shall pay to Rex on the Closing Date the sum of Six Million, One Hundred Sixty-Seven Thousand, Four Hundred Sixty Dollars ($6,167,460) (“Area Three Cash Payment”), subject to downward adjustment if one or more of the Rex Area Three Leases become Excluded Properties pursuant to this Agreement. Summit also agrees that in connection with exploration and development of the Rex Area Three Leases, Summit, as co-owner thereof, will carry and bear and pay all costs and expenses of drilling and Completion which are incurred attributable to eighty percent (80%) of the Retained Rex Interest in all wells jointly drilled by Summit and Rex in Area Three (or, as provided hereinafter, in Area One, Area Two or Area Four) up to the Area Three Drilling Carry Obligation (subject to the application of credits against the Area Three Drilling Carry Obligation as provided in this Agreement). However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well. The amount of the Area Three Cash Payment is equal to the amount of the Area Three Drilling Carry Obligation, and each such amount has been calculated based on the following formula: $4,057.50 multiplied by fifty percent (50%) of the total number of Net Acres of the Original Interests in the Rex Area Three Leases, which amount shall be reduced by the product of $4,057.50 multiplied by fifty percent (50%) of the total number of Net Acres of the Original Interests in all Rex Area Three Leases (if any) which become Excluded Properties pursuant to this Agreement. In this regard, Range Resources has rights of first refusal with respect to certain Area Three Leases pursuant to an Existing Area Three JOA described in Section 5.04. Promptly after the Effective Date, Rex shall give notice to Range Resources of its right to exercise a right of first refusal within fifteen (15) days after receipt of such notice with respect to the proposed sale to Summit of the Total Summit Interest in such Rex Area Three Leases pursuant to this Agreement as provided for in the applicable Existing Area Three JOA. If Range Resources timely elects to purchase the Total Summit Interest in any Rex Area Three Lease pursuant to its right of first refusal, such Rex Area Three Lease shall be removed from Exhibit “C” and shall be deemed to be Excluded Properties.

The assignment of the Total Summit Interest in Rex Area Three Leases provided for in this Section 5.01 shall except and reserve to Rex the “Area Three Reserved Rights” consisting of and including all rights and interests under the Rex Area Three Leases insofar as they cover all depths from the surface to the top of the Tully Limestone formation or the stratigraphic equivalent thereof, and including all of Rex’s interests in all existing wells that have been drilled and completed in Area Three in depths above the top of the Tully Limestone formation or the stratigraphic equivalent thereof as of the Closing Date and the well and leasehold equipment and gathering lines and facilities in and on and used in connection with any of the foregoing.

The Parties believe and intend that Exhibit “C” lists all of the oil and gas leases covering land in the Area Three AMI that are owned, in whole or in part, by Rex as of the Effective Date. If, however, it is hereafter determined at any time prior to expiration of the Area Three Carry Period that one or more oil and gas leases covering land in the Area Three AMI that are owned, in whole or in part, by Rex as of the Effective Date have been omitted from Exhibit “C” and are still in effect, it is agreed that Exhibit “C” will be corrected to describe such additional lease or leases and applicable Net Acres and Rex Working Interest and NRI. In such event, such additional lease or leases shall be deemed to be “Rex Area Three Leases” for all purposes under this Agreement; and Rex shall execute and record assignments to Summit of interests in such additional lease or leases as provided in this Article V with respect to other Rex Area Three Leases; and the Area Three Cash Payment and Area Three Drilling Carry Obligation shall each be increased by an amount equal to $4,057.50 multiplied by fifty percent (50%) of the Net Acres of Original Interests in such additional lease or leases; and, if the Closing has already occurred, Summit shall pay the amount of such increase in the Area Three Cash Payment to Rex.

5.02. Transfer of Area Three Drilling Carry Obligation. Summit agrees that, at any time or times prior to satisfaction of the Area Three Drilling Carry Obligation, Rex shall have the right, at its election, by giving written notice to Summit, to require that Summit carry and bear and pay all costs and expenses of drilling and Completion (as the “Transferred Drilling Carry Obligation”) which are incurred attributable to eighty percent (80%) of the Retained Rex Interest in any well or wells designated by Rex that are jointly drilled by Summit and Rex in Area One, Area Two or Area Four up to the unused balance of the Area Three Drilling Carry Obligation and which are not carried and borne and paid by Summit pursuant to the Area One Drilling Carry Obligation, Area Two Drilling Carry Obligation or Area Four Drilling Carry Obligation, as applicable. However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well. All amounts of Transferred Drilling Carry Obligation paid by Summit pursuant to this Section 5.02 will be credited against the Area Three Drilling Carry Obligation.

5.03. Area Three Carried Wells. After the Closing Date and until such time as the Area Three Drilling Carry Obligation has been satisfied as described herein (the “Area Three Carry Period”) Rex shall be entitled to drill wells on Rex Area Three Leases or Area Three AMI Leases, or lands unitized with any of the foregoing, and to Complete such wells in the Marcellus Shale formation as may be determined by Rex in its discretion and approved by Summit (which approval shall not be unreasonably withheld). All such wells on which drilling operations are commenced prior to the time when the total credits against the Area Three Drilling Carry Obligation provided for in this Agreement equal the total amount of the Area Three Drilling Carry Obligation are herein called “Area Three Carried Wells.” Notwithstanding any provision of either of the Existing Area Three JOAs or, if applicable, the Area Three JOA provided for below, so long as R.E. Gas is not in material breach of any agreement with Summit, Summit shall not have the right prior to expiration of the Area Three Carry Period to elect not to participate in any operation proposed by Rex or in which Rex elects to participate pursuant to the Existing Area Three JOAs or Area Three JOA in connection with drilling or Completing any Area Three Carried Wells or to elect not to pay Summit’s share of any delay rentals, minimum royalties or other payments required to maintain any lease subject to any of the Existing Area Three JOAs or the Area Three JOA in effect if Rex elects to make or participate in making such payment; and Summit shall not have the right to propose the drilling or Completion of any well on Rex Area Three Leases or Area Three AMI Leases, or lands pooled with any of the foregoing, prior to expiration of the Area Three Carry Period. Summit shall (a) bear and pay the share of costs and expenses of drilling and Completing Area Three Carried Wells attributable to the Total Summit Interest; and Summit shall additionally (b) bear and pay eighty percent

(80%) of the share of costs and expenses of drilling and Completing such Area Three Carried Wells attributable to the Retained Rex Interest (with any payment made pursuant to this clause (b) to be credited against, and capped by, the Area Three Drilling Carry Obligation) until the Area Three Drilling Carry Obligation is fully satisfied by application of credits provided for in this Agreement.

5.04. Existing Area Three JOAs. Most of the Rex Area Three Leases are subject to an operating agreement(“Existing Area Three JOA”) between Range Resources – Appalachia, LLC (“Range Resources”) and other parties and Rex described in Exhibit “EE” attached hereto, under which either Range Resources or Rex I is serving as Operator, which Rex believes to be the only existing operating agreement covering Original Interests in Rex Area Three Leases. On the Closing Date, Summit shall execute such documents and the Parties shall take such actions (if and to the extent necessary) as are commercially reasonable and appropriate to cause Summit to ratify and adopt and become a party to and bound by the Existing Area Three JOA as owner of the Total Summit Interest in Area Three Leases covered by such Existing Area Three JOA (except any Area Three Leases which become Excluded Properties). In the event that Rex and Summit jointly own or jointly acquire any Area Three AMI Lease(s) which do not become subject to the Existing Area Three JOA, the Parties and Rex Operating will execute a joint operating agreement (an “Area Three JOA”) covering such Area Three AMI Leases(s) (and any Units including all or part of such leases) in the form of the Area Four JOA provided for hereinafter, naming Rex Operating as Operator. From and after expiration of the Area Three Carry Period, Rex or Summit may each propose (or separately elect to participate or not to participate in) further wells (“Subsequent Area Three Wells”) in Area Three pursuant to the Existing Area Three JOA or the Area Three JOA, as applicable, and, subject to the terms of the applicable Existing Area Three JOA or Area Three JOA, costs and expenses associated with Subsequent Area Three Wells attributable to the interests of Rex and Summit shall be paid by Rex or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing a Subsequent Area Three Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation from the Area Four Drilling Carry Obligation as provided for in Section 6.02. Except as may be provided otherwise under the non-consent provisions and other provisions of the Existing Area Three JOA or the Area Three JOA or as may be required pursuant to a Transferred Drilling Carry Obligation from Area Four under the provisions of Section 6.02, Summit has no obligation under this Agreement to carry or bear any share of the costs or expenses attributable to the interest of Rex in any Subsequent Area Three Wells, or in any wells in any Area pursuant to the Transferred Drilling Carry Obligation from Area Three, in excess of the Area Three Drilling Carry Obligation.

5.05. Required Lease Payments. During the period from the Effective Date until the Closing Date, Rex shall pay its share of any and all delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to all Rex Area Three Leases; and if the Closing Date occurs Summit shall reimburse Rex for the share of all such payments attributable to the Total Summit Interest on the Closing Date. Evidence of payments shall be furnished to Summit by Rex upon request by Summit. Under the provisions of the Existing Area Three JOAs, either Rex I or Range Resources will handle administration of such payments during this period. Summit shall not be liable for any third party claims for failure to properly or timely pay said rentals or lease maintenance payments. In the event that any Rex Area Three Lease terminates prior to the Closing Date due to the failure of Rex I or Range Resources to make any necessary payment to preserve such lease, then said lease will be removed from Exhibit “C” and shall be deemed to be an “Excluded Property,” and the Area Three Cash Payment and Area Three Drilling Carry Obligation will be recalculated as provided in Section 5.01. Other than recalculation of the Area Three Cash Payment and Area Three Drilling Carry Obligation, Rex shall have no liability for failure to make any necessary payment to preserve any Rex Area Three Lease. After the Closing Date, responsibility for payment of delay rentals, shut-in royalty payments, bonus, deferred bonus, and any other payment required and owing with respect to leases subject to an Existing Area Three JOA or the Area Three JOA shall be governed by the terms of such Existing Area Three JOA or Area Three JOA, as applicable, except as otherwise provided in Section 5.03.

5.06. Governing Agreements; Area Three Tax Partnership Agreement. In the event of any conflict between this Agreement and any Existing Area Three JOA or the Area Three JOA, then this Agreement shall control as among the Parties, except that the terms and provisions of the Tax Partnership Agreement attached hereto as Exhibit “N” (“Area Three Tax Partnership Agreement”) shall, in the event of any conflict, supersede and control over the terms of this Agreement, the Existing Area Three JOAs and the Area Three JOA. In this regard, notwithstanding any provision of this Agreement or any Existing Area Three JOA or the Area Three JOA to the contrary, the Parties agree that the operations in Area Three hereunder shall constitute a partnership for federal, and to the extent allowable by law, state and local income tax purposes, and that the provisions of the Area Three Tax Partnership Agreement which is being executed simultaneously herewith are hereby incorporated by reference into this Agreement and, as between the Parties, each Existing Area Three JOA and shall be incorporated by reference in any Area Three JOA. Said tax partnership for operations of the Parties in Area Three shall constitute a separate tax partnership from the separate tax partnerships among the Parties provided for elsewhere in this Agreement for operations in each of Area One, Area Two, and Area Four, respectively.

The transactions between Summit and Rex under this Agreement will be treated for federal income tax purposes as resulting in (i) a sale by Rex and a purchase by Summit of a proportionate interest in the Rex Area Three Leases for the Area Three Cash Payment pursuant to Section 5.01 of this Agreement; (ii) the creation of the Area Three Tax Partnership between Rex and Summit; (iii) the contribution by Summit to the Area Three Tax Partnership of the interests purchased pursuant to (i) and a commitment to fund the costs allocable to it under this Agreement (including, without limitation, the Area Three Drilling Carry Obligation) in exchange for a 50% interest in the Area Three Tax Partnership; (iv) the contribution by Rex to the Area Three Tax Partnership of the portion of the interests in the Rex Area Three Leases not sold to Summit pursuant to (i) above and a commitment to fund the costs allocable to it under this Agreement in exchange for a 50% interest in the Area Three Tax Partnership. The Parties agree that the fair market value of the contributions described in (iii) and (iv) will result in capital account balances in a ratio of 50% for Rex and 50% for Summit before taking into account capital account adjustments for the activities of the Area Three Tax Partnership.

5.07. Geophysical Operations. After the Closing Date, Rex and Summit agree to fund their respective agreed equal shares of all costs of all programs for the acquisition of 2-D or 3-D seismic data on lands within the Area Three AMI that are proposed by the Operator or Rex under any Existing Area Three JOA or the Area Three JOA, including all costs and expenses associated with permitting, shooting and interpreting of all such 2-D or 3-D seismic and other seismic data surveys obtained in connection with lands within the Area Three AMI; provided however, Rex and Summit agree that the gross expenditures for the acquisition of seismic data in the Area Three AMI under the terms of this Agreement during any single calendar year shall not exceed three million dollars ($3,000,000) unless Rex and Summit mutually agree otherwise in writing. Interests in all seismic data surveys and other related information related to the Area Three AMI that is jointly paid for by the Parties shall be owned by, and licensed to, the Parties in the same percentage shares as the Parties bore to the cost of obtaining such information, and, as to such surveys and information that is jointly owned and paid for by the Parties and Range Resources shall be subject to any applicable provisions of an Existing Area Three JOA as between the Parties and Range Resources. As to seismic data surveys and other related information related to the Area Three AMI that is jointly owned and paid for by the Parties, it is agreed that neither Rex nor Summit shall license or assign an interest in any such surveys or information to a third party prior to expiration of the Area Three Carry Period without written consent of the other Party, which consent may be conditioned upon sharing any consideration received for such license or assignment in proportion to the Parties’ ownership of the surveys and information. The Operator under the applicable Existing Area Three JOA or Area Three JOA, as may be applicable, shall have the right to determine the aspects of the manner and the methods by which geophysical exploration activities in the Area Three AMI are conducted pursuant to an Existing Area Three JOA and/or this Agreement.

5.08. Area Three AMI. The Parties hereby designate all lands within the Franklin Township, Menallen Township, Dunbard Township, North Union Township, Georges Township, and Nicholson Township in Fayette County, Pennsylvania, as to all depths, as an area of mutual interest (“Area Three AMI”) in accordance with the terms and provisions of this Section 5.09 (the “Area Three AMI Agreement”). The Parties’ obligations with respect to the Area Three AMI pursuant to this Area Three AMI Agreement, unless the Parties otherwise agree in writing, shall continue in force and effect for four (4) years from the Closing Date and shall be applicable to all acquisitions of interests within the Area Three AMI by an Acquiring Party as provided hereinafter during such four (4) year period; thereafter, all acquisitions shall be governed by the Area Three JOA. Should any oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form located inside the Area Three AMI be acquired in whole or in part by Rex or any Affiliate of Rex or by Summit or any Affiliate of Summit (the “Acquiring Party”) at any time after the Closing Date, then the Acquiring Party shall furnish to the other Party hereto (“Non-Acquiring Party”) notice in writing of such acquisition, giving full details, including the costs associated with the acquisition itemized by category of expenditure and amount in the form of Exhibit “NN”, within thirty (30) days from the date of acquisition. The Non-Acquiring Party will be provided with copies of the following materials at the time the notice of acquisition is given or as soon thereafter as such documents or information become available: (a) the agreement under which the interest was acquired, (b) the assignment and conveyance document, (c) any settlement statement showing the purchase prices, adjustments thereto and related debits or credits, (d) any title materials and materials relating to the condition of the property (such as its environmental condition) in the possession of the Acquiring Party by virtue of such acquisition, and (e) any other materials that are in the possession of the Acquiring Party and are reasonably needed in order to provide the Non-Acquiring Party receiving notice with information concerning all material terms and conditions of the acquisition.

Within fifteen (15) days after receipt of the notice of acquisition and the information contemplated above, the Non-Acquiring Party shall notify the Acquiring Party in writing of its election to participate in such acquisition. Failure to timely respond to the Acquiring Party shall be deemed an election not to participate. Should the Non-Acquiring Party elect not to participate, the Acquiring Party will retain one hundred percent (100%) of said interest and said acquired property and interests will be excluded from the Area Three AMI and will not be governed by the terms of the Area Three JOA. Should the Non-Acquiring Party elect to participate in the acquisition and, if applicable, drilling of any wells in the acquired acreage, then, subject to the terms of the Area Three JOA and a Party’s right to elect not to participate in the drilling of any wells pursuant thereto (except as otherwise provided in this Agreement), Rex and Summit, respectively, shall own and hold equal undivided interests in such acquisition and any wells drilled on such acreage. If at any time there are more than two parties to this Area Three AMI Agreement and fewer than all of the Non-Acquiring Parties elect to participate in the acquisition, then the interest shall be shared between the participating Parties in the proportion that their respective interests under this Area Three AMI Agreement bears to the sum of their interests.

Subject to the thirty (30) day title examination period discussed below, the Non-Acquiring Party electing to participate in the acquisition shall reimburse, within fifteen (15) days of receipt of the written notice of acquisition from the Acquiring Party, the Non-Acquiring Party’s fifty percent (50%) share of the acquisition costs (including, without limitation, lease bonus, broker fees, expenses, abstract cost, title opinions, and all other costs of due diligence, and attorneys’ fees), which shall equal the Non-Acquiring Party’s undivided percentage interest in the acquisition; provided that if Summit is the Non-Acquiring Party, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in each Area Three AMI Lease acquired by Summit as Non-Acquiring Party pursuant to this Area Three AMI Agreement. Simultaneous with the making of such payment by the Non-Acquiring Party, the Acquiring Party shall deliver to the Non-Acquiring Party who has so elected to participate, an Assignment of the appropriate percentage of the interests that have been acquired by the Acquiring Party in substantially the same form as attached to this Agreement as Exhibit “I”, without warranty of title, either express or implied, except as to claims made by, through or under the Acquiring Party. No Assignment shall be placed of public record until the Acquiring Party has been fully reimbursed for the Non-Acquiring Party’s share of the acquisition costs (and per-Net Acre payment, if applicable) for interests covered by such Assignment.

The Non-Acquiring Party shall have thirty (30) days from the date of its’ election to participate, to review title. In the event of a material title defect, as determined by the Non-Acquiring Party in its sole discretion, such Non-Acquiring Party shall advise the Acquiring Party of the title defect and provide details as to the reason(s) for the title defect within such thirty (30) days. Upon timely notice to the Acquiring Party of such title defect, and within thirty (30) days of receipt of such notice, the Acquiring Party will either (i) cure such title defect to the Non-Acquiring Party’s reasonable satisfaction, exercised in good faith or (ii) reimburse to the Non-Acquiring Party electing to participate in the acquisition any payments made for the acquisition, and such Non-Acquiring Party will re-assign any interest in the acquisition received by such Non-Acquiring Party. If a Party acquires an interest that lies only partially within the Area Three AMI, only the portion of the acquisition lying within the Area Three AMI shall be offered to the other Party. The Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area Three AMI and shall charge the Non-Acquiring Party accordingly. Unless there is a clear and convincing reason to differentiate between the acreage within the Area Three AMI and the acreage outside the Area Three AMI, acquisition costs shall be allocated on a per acre basis. Any interest in oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form within the Area Three AMI which become jointly owned by the Parties pursuant to this Area Three AMI Agreement is herein called an “Area Three AMI Lease.” The interest acquired (or retained, as applicable) by Summit in an Area Three AMI Lease the ownership of which is shared between Summit and Rex pursuant to this Area Three AMI Agreement is herein called the “Total Summit Interest” therein; and the interest acquired (or retained, as applicable) by Rex in such Area Three AMI Lease is herein called the “Retained Rex Interest” therein.

Any interest in an Area Three AMI Lease assigned to either Party pursuant to this Area Three AMI Agreement shall cover all depths acquired by the Acquiring Party with respect to the applicable acquisition, and all operations on and in connection with Area Three AMI Leases shall be conducted pursuant to the terms of the Area Three JOA. The right to share in acquisitions within the Area Three AMI pursuant to this Area Three AMI Agreement shall not apply to acquisitions of acreage by either Party or its Affiliates that: (a) occur as a result of a merger with or acquisition of the stock or equity interest in or all or substantially all of the assets of a third party unaffiliated with the Acquiring Party; and (b) wherein seventy-five percent (75%) or more of the acreage obtained through such merger or acquisition is located outside of the Area Three AMI. For acquisitions of interests pursuant to a merger or acquisition of stock or equity interest in all or substantially all the assets of an unaffiliated third party that do not fall within the exemption in the immediately preceding sentence, the Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area One AMI and shall charge the Non-Acquiring Party accordingly. Rex may, in its discretion, acquire additional oil and gas leasehold interests or other interests in oil or gas in land in the Area Three AMI during the period from the Effective Date to the Closing Date. If the Closing occurs, then for purposes of the foregoing provisions of this Section 5.08, all such additional oil and gas leasehold or other interests in oil or gas shall be deemed and considered to have been, and shall be treated for all purposes as if they had been, acquired by Rex on the Closing Date as an “Acquiring Party”; and Rex shall accordingly offer to assign an interest in such in such oil and gas leasehold interests or other interests in oil or gas to Summit as “Non-Acquiring Party” pursuant to the Area Three AMI Agreement in accordance with the foregoing provisions of this Section 5.08. Because Summit will have been provided confidential information of Rex concerning the Area Three AMI, Summit agrees that neither Summit nor any Affiliate of Summit will acquire any oil or gas lease or other interest in oil or gas within the Area Three AMI at any time prior to the Closing Date.

ARTICLE VI.

AREA FOUR AGREEMENTS

6.01. Summit Interest Acquisition. If the Closing occurs, as consideration for fifty percent (50%) of the Original Interest in the Rex Area Four Lease (said percentage being the “Total Summit Interest” with respect to such lease, and the remainder of the Original Interest, after deduction of said Total Summit Interest, being the “Retained Rex Interest” as to such lease) insofar as it covers all depths below the top of the Tully Limestone formation in all land in Area Four, to be assigned by R.E. Gas to Summit as of the Closing Date by an Assignment in the form of Exhibit “I” as contemplated by this Agreement, Summit shall pay to R.E. Gas on the Closing Date the sum of three million seventy-six thousand five hundred ninety-nine and 37/100 dollars ($3,076,599.37) (“Area Four Cash Payment”), subject to downward adjustment if the Rex Area Four Lease becomes Excluded Properties to any extent pursuant to this Agreement. Summit also agrees that in connection with exploration and development of the Rex Area Four Lease, Summit, as co-owner thereof, will carry and bear and pay all costs and expenses of drilling and Completion which are incurred attributable to eighty percent (80%) of the Retained Rex Interest in all wells jointly drilled by Summit and R.E. Gas in Area Four (or, as provided hereinafter, in Area One, Area Two or Area Three) up to the Area Four Drilling Carry Obligation (subject to the application of credits against the Area Four Drilling Carry Obligation as provided in this Agreement). However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well. The amount of the Area Four Cash Payment is equal to the amount of the Area Four Drilling Carry Obligation, and each such amount has been calculated based on the following formula: $4,057.50 multiplied by fifty percent (50%) of the total number of Net Acres of the Original Interest in the Rex Area Four Lease, which amount shall be reduced by the product of $4,057.50 multiplied by fifty percent (50%) of the total number of Net Acres of the Original Interest in the Rex Area Four Lease (if any) which become Excluded Properties pursuant to this Agreement.

The assignment of the Total Summit Interest in the Rex Area Four Lease provided for in this Section 6.01 shall exclude all depths and formations above the top of the Tully Limestone formation (the “Area Four Shallow Formations”) and shall be subject to the rights of owners of the Rex Area Four Lease insofar as it covers Area Four Shallow Formations in the Area Four Land, since R.E. Gas has not acquired any interest in the Area Four Shallow Formations. Additionally, an Assignment (“Charlebois Assignment”) dated January 17, 1985, from Robert B. Charlebois (the original Lessee under the Rex Area Four Lease, and herein called “Charlebois”) to Eastern States Exploration Company (“Eastern States”) assigned the Rex Area Four Lease (therein called the “Tract 224 Lease”) to Eastern States insofar as to depths down to the Tully Limestone formation and additionally provided that “Deep rights are reserved but Assignee shall have for the term of the Tract 224 Lease the right to participate in up to 50% of an 81.25% Lease on said deep rights.” The rights, if any, granted to Eastern States with respect to “deep rights” in the Rex Area Four Lease pursuant to the Charlebois Assignment are herein called the “Area Four Lease Participation Rights.” For purposes of calculating the Net Acres interest of R.E. Gas and its Net Revenue Interest and Working Interest in the Rex Area Four Lease shown in Exhibit “D” and for purposes of calculating the amount of the Area Four Cash Payment and Area Four Carry Obligation set forth in this Agreement, the “Original Interest” of Rex in the Rex Area Four Lease has been limited to an undivided fifty percent (50%) of the Working Interest in the Rex Area Four Lease insofar as it covers depths below the top of the Tully Limestone formation in land in Area Four; and R.E. Gas will except and reserve from the assignment of the Summit Total Interest in the Rex Area Four Lease all of R.E. Gas’s rights, title and interests, if any, in and to the remaining undivided fifty percent (50%) of the Working Interest in such Rex Area Four Lease (including, without limitation, the 3.125% overriding royalty interest burdening the Area Four Lease Participation rights to which R.E. Gas would be entitled if R.E. Gas does not own such Area Four Lease Participation Rights). For purposes of calculating the Net Acres interest of R.E. Gas and its Net Revenue Interest and Working Interest in the Rex Area Four Lease shown in Exhibit “D” and for purposes of calculating the amount of the Area Four Cash Payment and Area Four Carry Obligation set forth in this Agreement, the “Original Interest” of Rex in the Rex Area Four Lease has been limited to an undivided fifty percent (50%) of the Working Interest in the Rex Area Four Lease insofar as it covers depths below the top of the Tully Limestone formation in land in Area Four; and R.E. Gas will except and reserve from the assignment of the Summit Total Interest in the Rex Area Four Lease all of R.E. Gas’s rights, title and interests, if any, in and to the remaining undivided fifty percent (50%) of the Working Interest in such Rex Area Four Lease (including, without limitation, the 3.125% overriding royalty interest burdening the Area Four Lease Participation rights to which R.E. Gas would be entitled if R.E. Gas does not own such Area Four Lease Participation Rights).

Pursuant to a Purchase and Sale Agreement (“Charlebois/Rex Agreement”) Charlebois has conveyed to R.E. Gas all his right, title and interest in and to the Rex Area Four Lease as to all depths below the top of the Tully Limestone formation. However, questions exist as to ownership of the Area Four Lease Participation Rights; and it is conceivable that R.E. Gas might have acquired one hundred percent (100%)

of the Working Interest in the Rex Area Four Lease as to depths below the top of the Tully Limestone formation pursuant to the Charlebois/Rex Assignment. If, however, R.E. Gas has acquired or owns or hereafter acquires or owns any interest in the Rex Area Four Lease in addition to the Original Interest in the Rex Area Four Lease, R.E. Gas will retain such additional interest and shall not be obligated to offer any interest therein or part thereof to Summit pursuant to the Area Four AMI Agreement (notwithstanding any provision of Section 6.15). The owner or owners, if other than R.E. Gas, of the Area Four Lease Participation Rights are herein called “Participation Rights Owners” (whether one or more). The Charlebois/Rex Agreement assumed that the Area Four Lease Participation Rights were owned by NCL Appalachian Partners L.P. or its successors or assigns. It provides that if the Participation Rights Owners elect not to participate to the extent of fifty percent (50%) of an eighty-one and a quarter percent (81.25%) Working Interest in any or all of the first five (5) wells (each a “Deep Participation Well”) drilled by R.E. Gas to a depth below the top of the Tully Limestone formation on the Rex Area Four Lease, R.E. Gas will make an additional payment (“Area Four Lease Additional Payment”) to Charlebois in the amount of $606,600 for each Deep Participation Well in which the Participation Rights Owners elect not to participate (reduced proportionately if the Participation Rights Owners elect to participate at some level below fifty percent (50%) of an eighty-one and a quarter percent (81.25%) Working Interest). It is agreed that if R.E. Gas becomes obligated at any time or times to pay any amount of Area Four Lease Additional Payment to Charlebois pursuant to the Charlebois/Rex Agreement, R.E. Gas will bear and pay all of such Area Four Lease Additional Payment. If it is determined that the Area Four Lease Participation Rights are owned by Participation Rights Owners other than R.E. Gas, it is agreed that R.E. Gas shall bear and pay all costs of and will own all interests in any well (and the production therefrom) that is drilled to a depth below the top of the Tully Limestone formation on the Rex Area Four Lease (including, but not limited to, a Deep Participation Well) attributable to the Area Four Lease Participation Rights to the extent, if any, that the Participation Rights Owners have not elected or are unable to participate to the full extent of fifty percent (50%) of an eighty-one and a quarter percent (81.25%) Working Interest (subject, however, to the non-consent provisions of the Area Four JOA, if applicable). It is agreed that if it is determined that R.E. Gas acquired one hundred percent (100%) of the Working Interest in the Rex Area Four Lease as to depths below the top of the Tully Limestone formation pursuant to the Charlebois/Rex Assignment free and clear of the Area Four Lease Participation Rights, R.E. Gas will own one hundred percent (100%) of the interests in the Rex Area Four Lease acquired by R.E. Gas other than the Total Summit Interest in the Rex Area Four Lease assigned to Summit as provided for above; and in no event shall Summit be liable to R.E. Gas for any portion of the costs associated with such R.E. Gas interests.

6.02. Transfer of Area Four Drilling Carry Obligation. Summit agrees that, at any time or times prior to satisfaction of the Area Four Drilling Carry Obligation, Rex shall have the right, at its election, by giving written notice to Summit, to require that Summit carry and bear and pay all costs and expenses of drilling and Completion (as the “Transferred Drilling Carry Obligation”) which are incurred attributable to eighty percent (80%) of the Retained Rex Interest in any well or wells designated by Rex that are jointly drilled by Summit and Rex in Area One, Area Two or Area Three up to the unused balance of the Area Four Drilling Carry Obligation and which are not carried and borne and paid by Summit pursuant to the Area One Drilling Carry Obligation, Area Two Drilling Carry Obligation or Area Three Drilling Carry Obligation, as applicable. However, anything to the contrary herein notwithstanding, Summit will not be obligated to bear or carry any percentage of any costs or expenses to the extent such costs or expenses are incurred due to the gross negligence or willful misconduct of Rex, and Summit shall remain a participant in the affected well. All amounts of Transferred Drilling Carry Obligation paid by Summit pursuant to this Section 6.02 will be credited against the Area Four Drilling Carry Obligation.

6.03. Area Four Carried Wells. After the Closing Date and until such time as the Area Four Drilling Carry Obligation has been satisfied as described herein (the “Area Four Carry Period”) R.E. Gas shall be entitled to drill wells on the Rex Area Four Lease or Area Four AMI Leases, or lands unitized with any of the foregoing, and to Complete such wells in the Marcellus Shale formation as may be determined by R.E. Gas in its discretion. All such wells on which drilling operations are commenced prior to the time when the total credits against the Area Four Drilling Carry Obligation provided for in this Agreement equal the total amount of the Area Four Drilling Carry Obligation are herein called “Area Four Carried Wells.” Notwithstanding any provision of the Area Four JOA provided for below, Summit shall not have the right prior to expiration of the Area Four Carry Period to elect not to participate in any operation proposed by R.E. Gas pursuant to the Area Four JOA in connection with drilling or Completing any Area Four Carried Wells or to elect not to pay Summit’s share of any delay rentals, minimum royalties or other payments required to maintain any lease subject to the Area Four JOA in effect if R.E. Gas elects to make such payment; and Summit shall not have the right to propose the drilling or Completion of any well on the Rex Area Four Lease or Area Four AMI Leases, or lands pooled with any of the foregoing, prior to expiration of the Area Four Carry Period. Summit shall (a) bear and pay the share of costs and expenses of drilling and Completing Area Four Carried Wells attributable to the Total Summit Interest; and Summit shall additionally (b) bear and pay eighty percent (80%) of the share of costs and expenses of drilling and Completing such Area Four Carried Wells attributable to the Retained Rex Interest (with any payment made pursuant to this clause (b) to be credited against, and capped by, the Area Four Drilling Carry Obligation) until the Area Four Drilling Carry Obligation is fully satisfied by application of credits provided for in this Agreement.

6.04. Area Four JOA. On the Closing Date, R.E. Gas, Summit, and Rex Operating shall execute the Area Four JOA in the form attached as Exhibit “H” naming Rex Operating as Operator. Except as otherwise provided in this Agreement, from and after the Closing Date the Rex Area Four Lease (except to the extent that the Rex Area Four Lease becomes Excluded Properties under this Agreement) and Area Four AMI Leases, and Unit Areas in Area Four and all operations on and in connection with Area Four Carried Wells and Subsequent Area Four Wells will be governed by the Area Four JOA and conducted by Rex Operating as Operator in accordance with the terms of the Area Four JOA. The “Contract Area” as such term is used in the Area Four JOA shall be deemed to include the Rex Area Four Lease (except to the extent the Rex Area Four Lease becomes Excluded Properties under this Agreement), Area Four AMI Leases, and Unit Areas in Area Four. From and after expiration of the Area Four Carry Period, R.E. Gas or Summit may each propose further wells (“Subsequent Area Four Wells”) in the Area Four JOA Contract Area; and, subject to the terms of the Area Four JOA, any and all costs and expenses associated with Subsequent Area Four Wells shall be paid by R.E. Gas or Summit based on the proportionate share of such Party’s interest in such wells, except only as to any costs or expenses of drilling or Completing a Subsequent Area Four Well attributable to the Retained Rex Interest that Summit may become obligated to bear and pay pursuant to a Transferred Drilling Carry Obligation from Area Three as provided for in Section 5.02. Except as may be provided otherwise under the non-consent provisions and other provisions of the Area Four JOA or as may be required pursuant to a Transferred Drilling Carry Obligation under the provisions of Section 5.02, Summit has no obligation under this Agreement to carry or bear any share of the costs or expenses attributable to the interest of R.E. Gas in any Subsequent Area Four Wells or in any wells in Area Four in excess of the Area Four Drilling Carry Obligation. If any Party owns or acquires leases or interests in oil, gas or hydrocarbons in Area Four that become subject to the Area Four JOA and are also subject to pre-existing joint operating agreements with third parties (“Third Party JOA”), then those Third Party JOAs shall govern the rights of R.E. Gas, Summit and the third parties, with respect only to the rights of those third parties.

6.05. Governing Agreements; Area Four Tax Partnership Agreement. In the event of any conflict between this Agreement and the Area Four JOA, then this Agreement shall control as among the Parties, except that the terms and provisions of the Tax Partnership Agreement attached hereto as Exhibit “O” (“Area Four Tax Partnership Agreement”) shall, in the event of any conflict, supersede and control over the terms of this Agreement and the Area Four JOA. In this regard, notwithstanding any provision of this Agreement or the Area Four JOA to the contrary, the Parties agree that the operations in Area Four hereunder shall constitute a partnership for federal, and to the extent allowable by law, state and local income tax purposes, and that the provisions of the Area Four Tax Partnership Agreement which is being executed simultaneously herewith are hereby incorporated by reference into this Agreement and the Area Four JOA. Said tax partnership for operations of the Parties in Area Four shall constitute a separate tax partnership from the separate tax partnerships among the Parties provided for elsewhere in this Agreement for operations in each of Area One, Area Two, and Area Three, respectively.

The transactions between Summit and R.E. Gas under this Agreement will be treated for federal income tax purposes as resulting in (i) a sale by R.E. Gas and a purchase by Summit of a proportionate interest in the Rex Area Four Lease for the Area Four Cash Payment pursuant to and as provided in Section 6.01 of this Agreement; (ii) the creation of the Area Four Tax Partnership between R.E. Gas and Summit; (iii) the contribution by Summit to the Area Four Tax Partnership of the interests purchased pursuant to (i) and a commitment to fund the costs allocable to it under this Agreement (including, without limitation, the Area Four Drilling Carry Obligation) in exchange for a 50% interest in the Area Four Tax Partnership; (iv) the contribution by R.E. Gas to the Area Four Tax Partnership of the portion of the Original Interest in the Rex Area Four Lease not sold to Summit pursuant to (i) above and a commitment to fund the costs allocable to it under this Agreement in exchange for a 50% interest in the Area Four Tax Partnership. The Parties agree that the fair market value of the contributions described in (iii) and (iv) will result in capital account balances in a ratio of 50% for R.E. Gas and 50% for Summit before taking into account capital account adjustments for the activities of the Area Four Tax Partnership.

6.06. Geophysical Operations. After the Closing Date, Rex and Summit agree to fund their respective agreed equal shares of all costs of all programs for the acquisition of 2-D or 3-D seismic data on lands within the Area Four AMI that are proposed by the Operator under the Area Four JOA, including all costs and expenses associated with permitting, shooting and interpreting of all such 2-D or 3-D seismic and other seismic data surveys obtained in connection with lands within the Area Four AMI; provided however, Rex and Summit agree that the gross expenditures for the acquisition of seismic data in the Area Four AMI under the terms of this Agreement during any single calendar year shall not exceed three million dollars ($3,000,000) unless Rex and Summit mutually agree otherwise in writing. Interests in all seismic data surveys and other related information related to the Area Four AMI that is jointly paid for by the Parties shall be owned by, and licensed to, the Parties in the same percentage shares as the Parties bore to the cost of obtaining such information. As to seismic data surveys and other related information related to the Area Four AMI that is jointly owned and paid for by the Parties, it is agreed that neither Rex nor Summit shall license or assign an interest in any such surveys or information to a third party prior to expiration of the Area Four Carry Period without written consent of the other Party, which consent may be conditioned upon sharing any consideration received for such license or assignment in proportion to the Parties’ ownership of the surveys and information. The Operator under the Area Four JOA shall have the right to determine the aspects of the manner and the methods by which geophysical exploration activities in the Area Four AMI are conducted pursuant to this Agreement.

6.07. Area Four AMI. The Parties hereby designate all lands within the Burnside Township in Centre County, Pennsylvania, and West Keating Township in Clinton County, Pennsylvania, as to all depths, as an area of mutual interest (“Area Four AMI”) in accordance with the terms and provisions of this Section 6.07 (the “Area Four AMI Agreement”). The Parties’ obligations with respect to the Area Four AMI pursuant to this Area Four AMI Agreement, unless the Parties otherwise agree in writing, shall continue in force and effect for four (4) years from the Closing Date and shall be applicable to all acquisitions of interests within the Area Four AMI by an Acquiring Party as provided hereinafter during such four (4) year period, but not thereafter (although acquisitions made thereafter may be subject to provisions of the Area Four JOA). Should any oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form located inside the Area Four AMI be acquired in whole or in part by Rex or any Affiliate of Rex or by Summit or any Affiliate of Summit (the “Acquiring Party”) at any time after the Closing Date, then the Acquiring Party shall furnish to the other Party hereto (“Non-Acquiring Party”) notice in writing of such acquisition, giving full details, including the costs associated with the acquisition itemized by category of expenditure and amount in the form of Exhibit “NN”, within thirty (30) days from the date of acquisition. The Non-Acquiring Party will be provided with copies of the following materials at the time the notice of acquisition is given or as soon thereafter as such documents or information become available: (a) the agreement under which the interest was acquired, (b) the assignment and conveyance document, (c) any settlement statement showing the purchase prices, adjustments thereto and related debits or credits, (d) any title materials and materials relating to the condition of the property (such as its environmental condition) in the possession of the Acquiring Party by virtue of such acquisition, and (e) any other materials that are in the possession of the Acquiring Party and are reasonably needed in order to provide the Non-Acquiring Party receiving notice with information concerning all material terms and conditions of the acquisition.

Within fifteen (15) days after receipt of the notice of acquisition and the information contemplated above, the Non-Acquiring Party shall notify the Acquiring Party in writing of its election to participate in such acquisition. Failure to timely respond to the Acquiring Party shall be deemed an election not to participate. Should the Non-Acquiring Party elect not to participate, the Acquiring Party will retain one hundred percent (100%) of said interest and said acquired property and interests will be excluded from the

Area Four AMI and will not be governed by the terms of the Area Four JOA. Should the Non-Acquiring Party elect to participate in the acquisition and, if applicable, drilling of any wells in the acquired acreage, then, subject to the terms of the Area Four JOA and a Party’s right to elect not to participate in the drilling of any wells pursuant thereto (except as otherwise provided in this Agreement), R.E. Gas and Summit, respectively, shall own and hold equal undivided interests in such acquisition and any wells drilled on such acreage. If at any time there are more than two parties to this Area Four AMI Agreement and fewer than all of the Non-Acquiring Parties elect to participate in the acquisition, then the interest shall be shared between the participating Parties in the proportion that their respective interests under this Area Four AMI Agreement bears to the sum of their interests.

Subject to the thirty (30) day title examination period discussed below, the Non-Acquiring Party electing to participate in the acquisition shall reimburse, within fifteen (15) days of receipt of the written notice of acquisition from the Acquiring Party, the Non-Acquiring Party’s fifty percent (50%) share of the acquisition costs (including, without limitation, lease bonus, broker fees, expenses, abstract cost, title opinions, and all other costs of due diligence, and attorneys’ fees), which shall equal the Non-Acquiring Party’s undivided percentage interest in the acquisition; provided that if Summit is the Non-Acquiring Party, Summit shall additionally pay the Acquiring Party the sum of $150 per Net Acre for the Net Acres in each Area Four AMI Lease acquired by Summit as Non-Acquiring Party pursuant to this Area Four AMI Agreement. Simultaneous with the making of such payment by the Non-Acquiring Party, the Acquiring Party shall deliver to the Non-Acquiring Party who has so elected to participate, an Assignment of the appropriate percentage of the interests that have been acquired by the Acquiring Party in substantially the same form as attached to this Agreement as Exhibit “I”, without warranty of title, either express or implied, except as to claims made by, through or under the Acquiring Party. No Assignment shall be placed of public record until the Acquiring Party has been fully reimbursed for the Non-Acquiring Party’s share of the acquisition costs (and per-Net Acre payment, if applicable) for interests covered by such Assignment.

The Non-Acquiring Party shall have thirty (30) days from the date of its’ election to participate, to review title. In the event of a material title defect, as determined by the Non-Acquiring Party in its sole discretion, such Non-Acquiring Party shall advise the Acquiring Party of the title defect and provide details as to the reason(s) for the title defect within such thirty (30) days. Upon timely notice to the Acquiring Party of such title defect, and within thirty (30) days of receipt of such notice, the Acquiring Party will either (i) cure such title defect to the Non-Acquiring Party’s reasonable satisfaction, exercised in good faith or (ii) reimburse to the Non-Acquiring Party electing to participate in the acquisition any payments made for the acquisition, and such Non-Acquiring Party will re-assign any interest in the acquisition received by such Non-Acquiring Party. If a Party acquires an interest that lies only partially within the Area Four AMI, only the portion of the acquisition lying within the Area Four AMI shall be offered to the other Party. The Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area Four AMI and shall charge the Non-Acquiring Party accordingly. Unless there is a clear and convincing reason to differentiate between the acreage within the Area Four AMI and the acreage outside the Area Four AMI, acquisition costs shall be allocated on a per acre basis. Any interest in oil and gas lease or mineral fee interests, overriding royalties, royalties or other oil, gas or hydrocarbon interests of any type or form within the Area Four AMI which become jointly owned by the Parties pursuant to this Area Four AMI Agreement is herein called an “Area Four AMI Lease”. The interest acquired (or retained, as applicable) by Summit in an Area Four AMI Lease the ownership of which is shared between Summit and Rex pursuant to this Area Four AMI Agreement is herein called the “Total Summit Interest” therein; and the interest acquired (or retained, as applicable) by Rex in such Area Four AMI Lease is herein called the “Retained Rex Interest” therein.

Any interest in an Area Four AMI Lease assigned to either Party pursuant to this Area Four AMI Agreement shall cover all depths acquired by the Acquiring Party with respect to the applicable acquisition, and all operations on and in connection with Area Four AMI Leases shall be conducted pursuant to the terms of the Area Four JOA. The right to share in acquisitions within the Area Four AMI pursuant to this Area Four AMI Agreement shall not apply to acquisitions of acreage by either Party or its Affiliates that: (a) occur as a result of a merger with or acquisition of the stock or equity interest in or all or substantially all of the assets of a third party unaffiliated with the Acquiring Party; and (b) wherein seventy-five percent (75%) or more of the acreage obtained through such merger or acquisition is located outside of the Area Four AMI. For acquisitions of interests pursuant to a merger or acquisition of stock or equity interest in an unaffiliated third party that do not fall within the exemption in the immediately preceding sentence, the Acquiring Party shall make a good faith allocation of the acquisition costs attributed to the portion of the interest lying within the Area One AMI and shall charge the Non-Acquiring Party accordingly. R.E. Gas may, in its discretion, acquire additional oil and gas leasehold interests or other interests in oil or gas in land in the Area Four AMI during the period from the Effective Date to the Closing Date. If the Closing occurs, then for purposes of the foregoing provisions of this Section 6.07, all such additional oil and gas leasehold or other interests in oil or gas shall be deemed and considered to have been, and shall be treated for all purposes as if they had been, acquired by R.E. Gas on the Closing Date as an “Acquiring Party”; and R.E. Gas shall accordingly offer to assign an interest in such in such oil and gas leasehold interests or other interests in oil or gas to Summit as “Non-Acquiring

Party” pursuant to the Area Four AMI Agreement in accordance with the foregoing provisions of this Section 6.07. Because Summit will have been provided confidential information of Rex concerning the Area Four AMI, Summit agrees that neither Summit nor any Affiliate of Summit will acquire any oil or gas lease or other interest in oil or gas within the Area Four AMI at any time prior to the Closing Date.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

7.01. Representations and Warranties of Rex. Rex represents and warrants to Summit, as of the Effective Date and as of the Closing Date, as follows:

(a) To the Knowledge of Rex, there are no pending or threatened lawsuits, unresolved notices of violation or unresolved notices of deficiency or civil or criminal penalties, or other unresolved orders based on any noncompliance with applicable orders, rules or regulations of governmental authorities or applicable laws (including Environmental Laws) in connection with the Rex Leases or Rex Lands except as set forth on Exhibit “JJ”, and no environmental conditions existing on the Rex Lands that would, individually or in the aggregate, have a materially adverse effect on the value of the Rex Leases. It is understood and agreed, however, that Summit does not agree to assume any liabilities with respect to environmental issues or any other matter insofar as such liabilities relate to (A) operations in which Summit has no interest (including, by way of example but without limitation, operations of Rex or other parties that relate to the development of depths or formations in which Summit owns no interest); (B) lands in which Summit has no interest; and (C) as to lands in which Summit acquires an interest, it is understood and agreed that Summit is not assuming any liabilities that arise from or relate to time periods prior to its acquisition of an interest.

(b) To the Knowledge of Rex, for any Rex Lease upon which operations for drilling of a Pending Area One Well or Pending Area Two Well have begun, Rex has obtained all material governmental licenses, and permits required by applicable orders, rules or regulations of governmental authorities or applicable laws (including Environmental Laws), including, without limitation, Well Permits issued by the Pennsylvania Department of Environmental Protection, and approval of erosion and sedimentation control plans under Chapter 102 of the Pennsylvania Code (said licenses, and permits are herein collectively called the “Permits”), and that, to the Knowledge of Rex, such Permits are in full force and effect, and that Rex has materially complied with the Permits, and, to the Knowledge of Rex, it has used its best efforts to comply in material respects with PADEP’s Oil and Gas Well Operator’s Manual.

(c) To the Knowledge of Rex, except for wells listed on Exhibit “MM” or wells that have been properly plugged and abandoned in accordance with all orders, rules or regulations of governmental authorities and applicable laws, there are no dry holes, shut in or otherwise inactive wells, or wells referred to as an Abandoned Well under the Pennsylvania Oil and Gas Act located on the Rex Leases, Rex Lands or on lands pooled or unitized with any of the foregoing. To the Knowledge of Rex, all wells located on the Rex Leases, Rex Lands or on lands pooled or unitized with any of the foregoing that are shut in or temporarily inactive are in compliance with all orders, rules or regulations of governmental authorities or applicable laws.

(d) THE FOREGOING SECTIONS 7.01(a), 7.01(b), and 7.01(c) CONSTITUTE REX’S SOLE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ENVIRONMENTAL LAWS.

(e) With respect to this Agreement and the agreements and documents herein provided to be executed by any of the Rex Signatories, including, without limitation, those attached hereto as Exhibits (collectively, the “Transaction Documents”) Rex represents that (i) each Rex Signatory has full power and authority to enter into the Transaction Documents, (ii) each Rex Signatory is an entity duly organized, validly existing and in good standing in the jurisdiction of its incorporation or organization and is duly qualified to carry on its business and is in good standing in each jurisdiction where the nature of its business requires qualification, (iii) the Transaction Documents do not conflict with any operating agreement, bylaws, articles of organization or regulations of any Rex Signatory or any other agreement or indenture by which a Rex Signatory or the Rex Leases is bound, other than the requirements for obtaining certain consents of third parties as described on Exhibit “X” attached hereto, (iv) the party or parties signing the Transaction Documents on behalf of each Rex Signatory are fully authorized to do so and with the power legally to bind such Rex Signatory, and (v) when executed and delivered, the Transaction Documents will be the valid, binding, enforceable agreement of the Rex Signatories, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(f) Subject to the Permitted Encumbrances, Rex represents and warrants that the Rex’s interests in Rex Leases are not subject to any liens, encumbrances, consents to assign, preferential rights to purchase, contracts or unrecorded agreements, save and except for those contained within the Material Contracts listed on Exhibit “FF”, and the requirements for obtaining certain third party consents for assigning an interest in certain Rex Leases listed on Exhibit “X”. In this regard, Rex will endeavor in good faith to obtain all consents of third parties required to assign an interest in Rex Leases to Summit as provided for in this Agreement (but will not be required to pay for any such consent), but if a required consent to assign such interest in a particular Rex Lease has not been obtained after such good faith efforts by Rex, then said lease will be removed from the applicable Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, and will become Excluded Properties with the consequences specified in Section 3.01, 4.01, 5.01, or 6.01, as applicable. The Parties agree that the exclusion of such Rex Lease as Excluded Properties is the sole remedy for any failure by Rex to obtain a required consent for assignment to Summit of an interest in any one or more of the Rex Leases.

(g) All shut-in royalty, bonus, deferred bonus, delay rentals and other lease payments owed or due under the Rex Leases have been timely paid and properly paid in full; provided that if any Rex Lease has terminated prior to the Closing Date for failure to make any such payment, then said lease will be removed from the applicable Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, and will become Excluded Properties with the consequences specified in Section 3.01, 4.01, 5.01, or 6.01, as applicable. The Parties agree that the exclusion of such Rex Lease as Excluded Properties is the sole remedy for termination of any Rex Lease prior to the Closing Date for failure to make any such payment.

(h) Except as set forth on Exhibit “V”, Rex represents and warrants that, to the Knowledge of Rex, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or threatened or contemplated that, if adversely determined, would have a material adverse effect on the Rex Leases or the transactions contemplated by this Agreement. For purposes of this section, “material adverse effect” means that an adverse determination would increase the cost to operate the Rex Leases by more than One Hundred Thousand Dollars ($150,000).

(i) Rex has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Summit shall have any responsibility whatsoever.

(j) Rex has no obligation to deliver oil or gas produced from or attributable to the Rex Leases pursuant to any take-or-pay, prepayment, imbalance, call on production, or similar arrangement.

(k) Rex has Defensible Title to the Working Interests and Net Revenue Interests in the respective Rex Leases set forth on Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, as applicable.

(l) To the Knowledge of Rex, all Existing Area One Wells, Pending Area One Wells, Existing Area Two Wells, and Pending Area Two Wells now located on the Rex Leases and any and all operations (including without limitation any current drilling operations) that have been conducted on the Rex Leases in connection with such wells have been in conformity, in all material respects, with all applicable laws, and the rules, regulations and orders of all governmental authorities having jurisdiction relating to the Rex Leases.

(m) To the Knowledge of Rex, Rex is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any of the Rex Leases or Material Contracts to the extent such breach or default could reasonably be expected to materially adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Rex Leases or Material Contracts.

(n) All Material Contracts are in full force and effect.

(o) There exist no agreements or arrangements for the sale of production from the Rex Leases (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts listed on Exhibit “FF” or (b) agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment. Rex is presently receiving payment for production from (or attributable to) Rex Leases covered by production sales contracts which is computed in accordance with the terms of such contracts.

(p) Exhibit “FF” states, with respect to each of the Material Contracts, the Rex Leases to which the Material Contract relates.

(q) Each tax return required to be filed by Rex with respect to the Rex Leases has been timely and properly filed and all such tax returns are correct and complete, (ii) all taxes owing by Rex with respect to the Rex Leases have been timely and properly paid, (iii) except for taxes not yet due and payable, Rex has not received written notice of any claim from any applicable governmental entity for the assessment of any taxes with respect to the Rex Leases, (iv) there is not currently in effect any extension or waiver of any statute of limitation of any jurisdiction regarding the assessment or collection of taxes from Rex with respect to the Rex Leases, (v) there are no administrative proceedings or lawsuits pending against the Rex Leases by any applicable governmental entity with respect to taxes, (vi) no lien or other encumbrance exists (whether or not filed in the real property records of any applicable governmental entity) on or with respect to the Original Interest in any Rex Leases as a result of a failure to pay any tax, and (vii) except for those Rex Leases subject to the Williams Tax Partnership, none of the Rex Leases is subject to any tax partnership agreement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

7.02. Representations and Warranties of Summit. Summit represents and warrants to Rex, as of the Effective Date and as of the Closing Date, as follows:

(a) With respect to the Transaction Documents herein provided to be executed by either of the Sumitomo Signatories, Summit represents that (i) each Sumitomo Signatory has full power and authority to enter into the Transaction Documents, (ii) each Sumitomo Signatory is an entity duly organized, validly existing and in good standing in the jurisdiction of its incorporation or organization and is duly qualified to carry on its business and is in good standing in each jurisdiction where the nature of its business requires qualification, (iii) the Transaction Documents do not conflict with any operating agreement, bylaws, articles of organization or regulations of either Sumitomo Signatory or any other agreement or indenture by which a Sumitomo Signatory is bound, (iv) the party or parties signing the Transaction Documents on behalf of each Sumitomo Signatory are fully authorized to do so and with the power legally to bind such Sumitomo Signatory, and (v) when executed and delivered, such Transaction Documents will be the valid, binding, enforceable agreement of the Sumitomo Signatories, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(b) Except as set forth on Exhibit “W”, Summit represents and warrants that, to the Knowledge of Summit, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or threatened or contemplated, that, if adversely determined, would have a material adverse effect on the Rex Leases or the transactions contemplated by this Agreement.

(c) Summit has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Rex shall have any responsibility whatsoever.

(d) The properties and interests to be acquired by Summit pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring such properties and interest, Summit is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of such properties or interests.

7.03. Survival of Representations and Warranties. The representations and warranties made by Rex and Summit, respectively, pursuant to this Agreement shall or shall not survive the Closing of the transactions hereunder, as follows:

(a) The representations and warranties made by Rex in Section 7.01(k) shall not survive the Closing, and no claim for breach of any such representation or warranty or claim for indemnification for breach of any such representation or warranty pursuant to Section 13.03 may be made by Summit. Summit shall, however, be entitled to the rights provided in Article VIII with respect to certain Acreage Deficiencies and Title Defects determined after the Closing Date as provided in said Article VIII.

(b) Subject to the provisions of Sections 7.01(d), 7.01(f), and 7.01(g), all the representations and warranties made by Rex in Section 7.01, except Section 7.01(k), shall survive the Closing of the transactions contemplated hereby but shall terminate one (1) year after the Closing Date; and no claim for breach of any such representation or warranty or claim for indemnification for breach of any such representation or warranty pursuant to Section 13.03 may be made by Summit unless written notice of such claim is given by Summit to Rex prior to the expiration of one (1) year after the Closing Date.

(c) All the representations and warranties made by Summit in Section 7.02 shall survive the Closing of the transactions contemplated hereby but shall terminate one (1) year after the Closing Date; and no claim for breach of any such representation or warranty or claim for indemnification for breach of any such representation or warranty pursuant to Section 13.04 may be made by Rex unless written notice of such claim is given by Rex to Summit prior to the expiration of one (1) year after the Closing Date.

7.04. Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (i) the discovery prior to the Closing Date of any fact, information or circumstance which would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing Date hereunder. The delivery of any notice pursuant to this Section 7.04 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify the conditions set forth in Article IX, or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

ARTICLE VIII.

TITLE MATTERS

8.01. Title Information and Access. Rex has made available and shall make available to Summit at Rex’s offices in State College, Pennsylvania, for examination until the end of the Examination Period as to the respective Rex Leases all title information, production information, corporate, partnership, and other information relating to such Rex Leases in Rex’s possession or which is acquired by Rex prior to expiration of the applicable Examination Period, including, without limitation, accounting files, production files, litigation files, land files, lease files, well files, contract files, environmental records and information, and, subject to the consent and cooperation of Williams or Range Resources as Operator under the Williams JOA or any Existing Area Three JOA, will cooperate with Summit in Summit’s efforts to obtain, at Summit’s expense, such additional information relating to such Rex Leases as Summit may reasonably request, to the extent in each case that Rex may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Rex to another party other than its Affiliates. Rex shall also permit, or, if applicable, use reasonable efforts to cause Williams or Range Resources as Operator under the Williams JOA or any Existing Area Three JOA to permit, Summit’s authorized representatives to conduct, at Summit’s sole risk and expense, on-site inspections of the Rex Leases and wells situated thereon in which interests are to be acquired by Summit pursuant to this Agreement. Rex does not represent or warrant the accuracy of title opinions or of other reports or statements in Rex’s files regarding title to Rex Leases that are included in title information made available or provided to Summit.

8.02. Defensible Title. The term “Defensible Title” shall mean, as to the Rex Leases, such title held by Rex that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of acquisition and exploration of undeveloped oil and gas leases and ownership, development and operation of producing oil and gas properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value for the Total Summit Interests therein (taking into account the fact that a prudent purchaser of leases covering undeveloped acreage will ordinarily accept title to such leases based on a satisfactory report of title contained in a landman’s takeoff opinion or report if additional title information is not available, whereas a prudent purchaser of leases covering acreage on which a well has been drilled or which is included in a unit on which a well has been drilled may require or obtain additional evidence of satisfactory title such as an attorney’s title opinion); (ii) is deducible of record from the records of the applicable county, (iii) as to each of the Rex Leases described on Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, as applicable, but subject to the provisions of Section 8.04, entitles Rex to receive not less than ninety-five percent (95%) of Rex’s “Net Revenue Interest” share of oil or gas produced from Rex Lands covered by such lease described on such Exhibit and obligates Rex, as the owner of such Working Interest, to bear the working interest share of costs and expenses described as Rex’s “Working Interest” with respect to such lease on such Exhibit; and, (iv) is free and clear of liens and encumbrances and defects, except for Permitted Encumbrances.

8.03. Title Defects. Subject to Section 8.04, the term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Rex’s title to the Working Interest or not less than ninety-five percent (95%) of the Net Revenue Interest in and with respect to a Rex Lease set out on Exhibit “A,” Exhibit “B,” Exhibit “C,” or Exhibit “D” that alone, or in combination with other Title Defects, renders Rex’s title thereto less than Defensible Title.

8.04. Calculation of Net Acres. Exhibit “A”, Exhibit “B”, Exhibit “C”, and Exhibit “D”, respectively, state the number of Rex’s interest in the Net Acres covered by each Rex Lease. The Parties have agreed and stipulated that the statements in the respective Rex Leases as to the number of surface acres covered by such leases shall be accepted as accurate, unless shown to be in error, for purposes of calculating the Net Acres covered by such leases under this Agreement, but Rex does not warrant or represent that such statements are accurate. In the event that it shall be determined that Rex’s interest in Net Acres covered by any Rex Lease is different than that stated in the applicable Exhibit (whether because such lease covers a lesser or greater interest in the oil and gas estate in the Rex Land covered thereby than was used in calculating Rex’s Net Acres interest, because Rex owns a lesser or greater interest in the Working Interest in such lease than was used in calculating Rex’s Net Acres interest, or because of an error in preparation of the applicable Exhibit), such fact shall not, of itself, constitute a “Title Defect” if Rex has Defensible Title to (a) all of or an undivided interest in the Working Interest in such lease and (b) a Net Revenue Interest in oil and gas produced from the Rex Lands covered by such lease at least equal to ninety-five percent (95%) of the Net Revenue Interest stated in the applicable Exhibit adjusted proportionately for any change in Rex’s interest in the Working Interest in such lease and/or change in the interest in the oil and gas estate in Rex Lands covered by such lease. In each such event, if written notice of such determination (an “Acreage Deficiency”) is given by Summit to Rex or by Rex to Summit prior to the Closing Date, appropriate corrections shall be made in the applicable Exhibit to reflect Rex’s correct Working Interest, Net Revenue Interest and Net Acres interest in the affected lease, and the number of Net Acres of the Original Interests in Rex Leases utilized under Section 3.01, 4.01, 5.01, or 6.01, as applicable, to calculate the Area One Cash Payment (and corresponding Area One Drilling Carry Obligation), Area Two Cash Payment (and corresponding Area Two Drilling Carry Obligation), Area Three Cash Payment (and corresponding Area Three Drilling Carry Obligation), or Area Four Cash Payment (and corresponding Area Four Drilling Carry Obligation), as applicable, shall be corrected to reflect the corrected Rex Net Acres interest in such lease, and such amounts shall be recalculated and corrected pursuant to the formula described in the applicable Section. Conversely, if it is determined that Rex does not have Defensible Title to a Net Revenue Interest in a Rex Lease at least equal to ninety-five percent (95%) of the Net Revenue Interest stated in Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, as applicable (after proportionate adjustment of such stated Net Revenue Interest for any change in Rex’s interest in the Working Interest in such lease and/or change in the interest in the oil and gas estate in Rex Lands covered by the lease as described above, if applicable), such circumstance will constitute a “Title Defect” as to the affected Rex Lease. If written notice of an Acreage Deficiency as to a Rex Lease is given after the Closing Date but before the expiration of the Examination Period as to such Rex Lease, then the Area One Cash Payments, Area Two Cash Payment, Area Three Cash Payment or Area Four Cash Payment (and corresponding Area One Drilling Carry Obligation, Area Two Drilling Carry Obligation, Area Three Drilling Carry Obligation, or Area Four Drilling Carry Obligation), as applicable, shall be corrected to reflect the Corrected Rex Net Acres in such Rex Leases in the same manner provided above in this Section and the Parties shall make such payments and adjustments as may be necessary to reflect the corrected amounts. An illustration of the calculation of an Acreage Deficiency pursuant to this Section 8.04 is set forth on Exhibit “RR” attached hereto.

8.05. Notice of Title Defects. Summit shall give Rex written notice of Title Defects with respect to the respective Rex Leases that Summit deems to exist, at any time during the Examination Period as hereinafter defined with respect to such Rex Leases. The “Examination Period” for the respective Rex Leases shall be a period: (a) ending ten (10) days prior to the Closing Date as to all Rex Leases on which an Existing Area One Well, Pending Area One Well, Existing Area Two Well, or Pending Area Two Well is situated or all or any part of which is included in a pooled or unitized unit on which an Existing Area One Well, Pending Area One Well, Existing Area Two Well, or Pending Area Two Well is situated; (b) ending fifteen (15) days after receipt by Summit of a notice from Rex after the Closing Date ( a “Drilling Notice”) of intention to drill a Phase I Well, Area One Carried Well, Area Two Carried Well, Area Three Carried Well, or Area Four Carried Well on said Rex Lease or on a Unit Area including all or part of such Rex Lease; or (c) ending one hundred twenty (120) days after the Closing Date as to all other Rex Leases as to which the Examination Period has not theretofore terminated pursuant to the immediately preceding clause (a) or clause (b). Any Drilling Notice from Rex to Summit shall be in writing and must be accompanied by a copy of a title opinion or title opinions prepared for drilling purposes and covering the Rex Lease or Rex Leases that are the subject of such notice. Any notice from Summit to Rex of a Title Defect shall be in writing and shall include a description of each such Title Defect and the Rex Lease affected thereby. Summit shall be deemed to have waived all Title Defects as to the respective Rex Leases of which Rex has not been given notice by Summit before the expiration of the Examination Period as to such Rex Leases. If Summit gives notice to Rex, at least ten (10) days prior to the Closing Date (“Closing Exclusion Date”) of a Title Defect with respect to a Rex Lease and if such Title Defect is not cured by Rex to the reasonable satisfaction of Summit prior to the Closing Date, then said Rex Lease will be removed from the applicable Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, and will become Excluded Properties with the consequences specified in Section 3.01, 4.01, 5.01, or 6.01, as applicable, unless, on or before the Closing Date, Summit gives written notice to Rex that Summit has waived such Title Defect and agreed that it shall be included in the definition of “Permitted Encumbrances” for all purposes under this Agreement.

If Summit gives notice to Rex of a Title Defect as to a Rex Lease after the Closing Exclusion Date but before the expiration of the Examination Period as to such Rex Lease and such Title Defect is not cured by Rex to the reasonable satisfaction of Summit (a) within fifteen (15) days after receipt by Rex of a notice of Title Defect as to a Rex Lease as to which Rex has given a Drilling Notice to Summit, or (b) within six (6) months after the Closing Date as to any other Rex Lease, then, unless Summit gives written notice to Rex prior to expiration of the applicable cure period that Summit has waived such Title Defect and agreed that it shall be included in the definition of “Permitted Encumbrances” for all purposes under this Agreement, (a) the Rex Lease will become Excluded Properties with the consequences specified in Section 3.01, 4.01, 5.01, or 6.01, as applicable, (except that with respect to the reduction in the applicable cash payment for such Rex Lease paid by Summit at the Closing, Rex shall pay Summit, in immediately available funds, an amount equal to the amount by which such applicable cash payment was to have been reduced pursuant to Section 3.01, 4.01, 5.01, or 6.01, as applicable) and (b) Summit shall execute, acknowledge and deliver an assignment from Summit to Rex assigning back to Rex the interest in such Rex Lease that was assigned to Summit at the Closing.

Notwithstanding any contrary provision of this Agreement;

(a) if an Existing Area One Well, Pending Area One Well, Existing Area Two Well or Pending Area Two Well is situated on a Rex Lease that becomes Excluded Properties pursuant to the provisions of this Article VIII, such well shall likewise become Excluded Properties. In such event, any payment herein provided to be made by Summit to Rex for or in connection with such well or the equipment or facilities in and associated with such well shall not be payable, and Rex shall not assign any interest in or with respect to such well or equipment or facilities to Summit.

(b) If all or a part of a Rex Lease that becomes Excluded Properties pursuant to this provisions of this Article VIII is included in a pooled or unitized unit on which is situated an Existing Area One Well, Pending Area One Well, Existing Area Two Well, or Pending Area Two Well, the “Original Interest” in such well and the equipment and facilities in and associated with such well shall be reduced for all purposes of this Agreement in proportion to the reduction in Rex’s interest in such unit that would result if such Rex Lease were owned by a third party, including, without limitation, for purposes of calculating payments to be made by Summit for or in connection with such well and equipment and facilities and determining the interest in such well and equipment and facilities and production from such well to be assigned by Rex to Summit.

(c) If all or part of a Rex Lease that has become Excluded Properties by reason of an unwaived Title Defect is included in a Unit Area with one or more leases that are jointly owned by Rex and Summit, ownership of and responsibility for costs of any well drilled on such Unit Area and ownership of production from such Unit Area shall be determined based on the relative ownership interests of Rex and Summit in unitized substances in such Unit Area, taking into account that Rex alone owns such Excluded Properties lease.

The Parties agree that the exclusion of a Rex Lease affected by an unwaived Title Defect as Excluded Properties with the consequences specified above in this Section 8.05 is the sole remedy for any Title Defect with respect to any Rex Lease that is not waived by Summit.

ARTICLE IX.

CONDITIONS TO CLOSING

9.01. Rex’s Conditions. The obligations of Rex at the Closing are subject, at the option of Rex, to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations and warranties of Summit contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Summit shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Summit at or prior to the Closing; and Rex shall have received a certificate, signed by an authorized representative of Summit, to such effect.

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and which remains in effect on the Closing Date.

(c) Obtaining of any consent that is necessary for Summit to become a member of Keystone Midstream, with respect to thirty percent (30%) of the Membership Interest of R.E. Gas, on terms that are reasonably acceptable to R.E. Gas.

9.02. Summit’s Conditions. The obligations of Summit at the Closing are subject, at the option of Summit, to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations and warranties of Rex contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Rex shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Rex at or prior to the Closing; and Summit shall have received a certificate, signed by an authorized representative of Rex, to such effect.

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and which remains in effect on the Closing Date.

(c) Obtaining of any consent that is required in order for Summit to become a Member of Keystone Midstream, with respect to thirty percent (30%) of the Membership Interest of R. E. Gas, on terms that are reasonably acceptable to Summit.

ARTICLE X.

TERMINATION OF AGREEMENT

10.01. Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a) By Rex if any of the conditions set forth in Section 9.01(a), Section 9.01(b), or Section 9.01(c) is not satisfied in all material respects or waived by Rex on or before the Closing Date.

(b) By Summit if any of the conditions set forth in Section 9.02(a), Section 9.02(b), or Section 9.02(c) is not satisfied in all material respects or waived by Summit on or before the Closing Date.

(c) At any time prior to the Closing by the mutual written agreement of Rex and Summit.

10.02. Liabilities Upon Termination or Breach. In the event of termination or breach of this Agreement on or prior to the Closing Date, the liabilities, if any, of the Parties shall be as follows:

(a) In the event of termination of this Agreement by Rex or by Summit by reason of entry of an order by a court or governmental agency or by reason of failure to obtain any required consent for Summit to become a Member of Keystone Midstream as described in Sections 9.01(b), 9.02(b), 9.01(c), or 9.02(c), or by agreement of Rex and Summit pursuant to Section 10.01(c), neither Rex nor Summit shall have any liability or obligation of any nature whatsoever to the other under or in connection with this Agreement, including any liability for damages, costs or expenses; and this Agreement shall become void and of no further force or effect.

(b) In the event of termination of this Agreement by Rex in accordance with Section 10.01(a) by reason of failure to satisfy any of the conditions specified in Section 9.01(a), Rex shall have no liability or obligation of any nature whatsoever to Summit under or in connection with this Agreement, including any liability for damages, costs or expenses.

(c) In the event of termination of this Agreement by Summit in accordance with Section 10.01(b) by reason of failure to satisfy any of the conditions specified in Section 9.02(a), Summit shall have no liability or obligation of any nature whatsoever to Rex under or in connection with this Agreement, including any liability for damages, costs or expenses.

(d) In the event of termination of this Agreement by Rex pursuant to Section 10.01(a) by reason of a material breach of this Agreement by Summit, such termination shall be without prejudice to and Rex shall remain entitled to enforce all legal and equitable rights and remedies to which Rex is entitled by reason of such breach; provided that Summit shall never be liable to Rex for consequential, exemplary or punitive damages.

(e) In the event of termination of this Agreement by Summit pursuant to Section 10.01(b) by reason of a material breach of this Agreement by Rex, such termination shall be without prejudice to and Summit shall remain entitled to enforce all legal and equitable rights and remedies to which Summit is entitled by reason of such breach; provided that Rex shall never be liable to Summit for consequential, exemplary or punitive damages.

ARTICLE XI.

CLOSING

11.01. Closing Date. Unless this Agreement is terminated, the consummation of the transactions contemplated herein to be effected on the Closing Date (the “Closing”) shall occur on the date (“Closing Date”) that is either agreed by Rex and Summit or that (a) is not sooner than thirty (30) days after the Effective Date, and (b) is the earliest date which is not a Saturday, Sunday, or legal holiday for National banks and that is specified in a written notice given by Rex to Summit or by Summit to Rex.

11.02. Place of Closing. The Closing shall be held at the offices of Fulbright & Jaworski L.L.P. in Houston, Texas, or at such other place as Rex and Summit shall agree.

11.03. Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Rex and Summit shall execute, acknowledge and deliver Assignments from Rex to Summit in substantially the form of Exhibit “I” assigning the interests in Rex Leases and (as applicable) Existing Area One Wells and Pending Area One Wells and Existing Area Two Wells and Pending Area Two Wells provided to be assigned to Summit pursuant to Sections 3.01, 3.02, 3.03, 4.01, 4.02, 4.03, 5.01, and 6.01.

(b) R.E. Gas and Summit shall execute and deliver the Area One JOA in the form of Exhibit “G”.

(c) R.E. Gas and Summit shall execute and deliver the Area One Tax Partnership Agreement in the form of Exhibit “L”.

(d) R.E. Gas and Summit shall execute and deliver an Assignment in the form of Exhibit “Y” to Summit of the interest in the Membership Interest of R.E. Gas in Keystone Midstream provided to be assigned to Summit pursuant to Section 3.11 and an Assignment and Assumption Agreement in the form of Exhibit “Z” assigning an interest to Summit in the Keystone G&P Agreement as provided for in said Section 3.11; and the Parties shall also execute such documents and take such actions, either on the Closing Date or as promptly as practicable thereafter, as are necessary, and reasonably acceptable to Summit, to cause Summit to be admitted as a Member in Keystone Midstream as provided for in said Section 3.11.

(e) R.E. Gas shall execute and deliver an assignment and bill of sale in the form of Exhibit “AA” assigning the interest in the Rex Refrigeration Plant that is provided to be assigned to Summit pursuant to Section 3.12.

(f) R.E. Gas shall execute an assignment in the form of Exhibit “U” assigning the interest in existing seismic data covering Area One that is provided to be assigned to Summit pursuant to Section 3.13.

(g) Rex and Summit shall execute and deliver the Area Two Tax Partnership Agreement in the form of Exhibit “M”.

(h) Rex shall endeavor in good faith to obtain the necessary consents from Williams Appalachia and to the extent such consents are obtained, R.E. Gas and Summit shall execute and deliver an Assignment in the form of Exhibit “DD” assigning to Summit the interest in the Membership Interest and Ownership Interest of R.E. Gas in RW Gas provided to be assigned to Summit pursuant to Section 4.08; and, if applicable, the Parties shall execute such documents and take such actions, either on the Closing Date or as promptly as practicable thereafter, as are necessary to cause Summit to be admitted as a Member in RW Gas and to become a party to existing gas gathering or processing or marketing contracts between R.E. Gas and RW Gas as provided for in said Section 4.08.

(i) Rex and Summit will execute and deliver the Area Three Tax Partnership Agreement in the form of Exhibit “N”.

(j) R.E. Gas and Summit and Rex Operating shall execute and deliver the Area Four JOA in the form of Exhibit “H”.

(k) Rex and Summit shall execute and deliver the Area Four Tax Partnership Agreement in the form of Exhibit “O”.

(l) Rex and Summit shall execute and deliver the Assignment and Assumption Agreement in the form of Exhibit “K” to assign interests in the Material Contracts to Summit as provided for therein.

(m) Rex Energy shall execute and deliver a Parent Guaranty in the form attached as Exhibit “GG”.

(n) Sumitomo shall execute and deliver a Parent Guaranty in the form attached as Exhibit “HH”.

(o) An authorized representative of Summit shall execute and deliver the certificate provided for in Section 9.01(a).

(p) An authorized representative of Rex shall execute and deliver the certificate provided for in Section 9.02(a).

(q) Summit shall pay Rex the Area One Cash Payment, Area Two Cash Payment, Area Three Cash Payment, Area Four Cash Payment, Existing Area One Wells Cash Payment, Existing Area Two Wells Cash Payment, and the amounts provided to be paid by Summit to Rex on the Closing Date pursuant to Sections 3.09, 3.11, 3.12, 3.13, 4.06, 4.08(if applicable), 4.09, 4.10 (if applicable), 5.05, 5.08 (if applicable), and 6.07 (if applicable).

(r) Rex and Summit shall execute appropriate notices of the acquisition by Summit of interests in the Rex Area One Leases and Rex Area Three Leases to Williams and Range Resources, respectively, pursuant to the Williams JOA and applicable Area Three JOA.

(s) R.E. Gas shall deliver a monthly statement in the form of Exhibit “OO” to Summit with an estimate of the Phase I Lease Costs for the first month.

(t) Rex shall deliver to Summit an Affidavit of Non-Foreign Status in the form of Exhibit “II”.

(u) The Parties shall execute and deliver such other documents, notices, waivers, agreements and writings as are necessary or appropriate to carry out the intents and purposes of this Agreement.

Unless otherwise agreed by the Parties, all assignments, bills of sale and other instruments and agreements provided to be executed on the Closing Date pursuant to Sections 11.03(a) through 11.03(o), both inclusive, shall be made effective as of the first day of the calendar month (at 7:00 a.m., prevailing Eastern Time, as to the Existing Area One Wells and Existing Area Two Wells and production therefrom) during which the Closing Date occurs. (the “Effective Time”).

ARTICLE XII.

POST-CLOSING ADJUSTMENTS

12.01. Settlement Statement. Within sixty (60) days after the Closing Date, Rex shall prepare and provide to Summit a settlement statement reflecting in reasonable detail the calculation of amounts to be paid by Summit to Rex or by Rex to Summit as provided in this Article XIII.

12.02. Amounts to be Paid by Summit. The following amounts are to be paid by Summit to Rex:

(a) An amount (if any) equal to all prepaid expenses (excluding required lease payments described in Section 3.09 or Section 4.06) that are paid by or for the account of Rex attributable to the Total Summit Interest in Rex Leases, Existing Area One Wells, Existing Area Two Wells, and the interest assigned to Summit in the Rex Refrigeration Plant that are, in accordance with generally accepted accounting practices, attributable to the period after the Effective Time and including, without limitation, prepaid ad valorem, property and similar taxes and assessments based upon or measured by the ownership of property.

(b) Any other amount agreed upon by Rex and Summit.

12.03. Amounts to be paid by Rex. The following amounts are to be paid by Rex to Summit:

(a) Proceeds (if any) received by Rex of oil or gas production from Existing Area One Wells or Existing Area Two Wells after the Effective Time that are attributable to the Total Summit Interests in such wells.

(b) An amount (if any) equal to unpaid ad valorem, property and similar taxes and assessments based upon or measured by the ownership of the Total Summit Interest in Rex Leases, Existing Area One Wells, Existing Area Two Wells, and the interest assigned to Summit in the Rex Refrigeration Plant that are attributable to periods of time prior to the Effective Time (including, if applicable, a pro rata share of any such taxes or assessments for a tax year during which the Effective Time occurs, prorated based on the relative portions of such tax year occurring prior to and after the Effective Time), which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year, subject to final adjustment by appropriate payments to or from Summit when the actual amount of such taxes or assessments is determined.

(c) Any other amounts agreed upon by Rex and Summit.

12.04. Payment. The amounts, if any, owing by Rex and by Summit, respectively, pursuant to Sections 12.03 and 12.04 shall be offset against each other, and the net balance, if any, owing by Rex or by Summit shall be paid within thirty (30) days after receipt by Summit of the settlement statement provided for in Section 12.01.

ARTICLE XIII.

PROHIBITED ACTIONS; CONDUCT OF OPERATIONS;

EXCLUDED PROPERTIES; INDEMNIFICATION

13.01. Prohibited Actions. Until such time as the Total Summit Interests in the respective Rex Leases has been assigned by Rex to Summit by assignments recorded in the applicable public records or this Agreement is terminated, Rex shall be prohibited from doing or undertaking any of the following relative to or affecting the Total Summit Interest in any Rex Lease that has not been assigned to Summit by recorded assignment:

(a) Releasing, amending, or assigning any interest out of or burdening the Total Summit Interest in, such Rex Lease.

(b) Creating or allowing to be created any lien, encumbrance or contract right affecting the Total Summit Interest in such Rex Lease except liens arising incident to operations conducted on such Rex Lease or lands pooled therewith.

(c) Entering into any mortgage, pledge or security agreement as to which the Total Summit Interest in such Rex Lease serves as collateral, in whole or in part.

(d) Without the prior written consent of Summit, dedicating or otherwise committing the Total Summit Interest in such Rex Lease to any new oil or gas sale contract, or modifying any existing oil or gas sale contract covering the Total Summit Interest in such Rex Lease, not terminable on thirty (30) days or less notice.

(e) Entering into any transaction, executing any documentation or otherwise taking any action which would have the effect of causing title to the Total Summit Interest in such Rex Lease not to be free and clear of any and all claims arising by, through or under Rex except liens or claims arising incident to operations conducted on such Rex Lease or lands pooled therewith or Permitted Encumbrances.

13.02. Conduct of Operations. Rex, or its designee, will, for the period beginning on the Effective Date and ending on the Closing Date, continue the routine operations with respect to the Rex Lands and Rex Leases in the ordinary course of business.

13.03. Excluded Properties. Summit shall have no liabilities or obligations accruing from or relating to (a) the owning, developing, exploring, operating or maintaining of the Excluded Properties or (b) the producing, transporting and marketing of oil or gas from the Excluded Properties, including any liabilities for royalty and overriding royalty payment obligations and tax obligations with respect to the Excluded Properties.

13.04. Rex Indemnification of Summit. Without waiving any remedies which Summit shall have at law and equity, Rex assumes all risk, liability, obligation and losses in connection with, and, except as otherwise elsewhere provided in this Agreement, shall defend, indemnify, and save and hold harmless Summit, its officers, directors, employees and agents, from and against all losses which arise from or in connection with (i) the Excluded Properties, (ii) any breach of any representation or warranty made by Rex hereunder, (iii) any claims made against Summit by a party as a result of Rex’s failure to make any required lease payment under a lease that is not attributable to an interest in such lease that has been assigned to or otherwise owned by Summit, (iv) liabilities associated with claims disclosed on Exhibit “V”, (v) the prohibited actions described in Section 13.01, (vi) the ownership or operation of the Rex Leases prior to the Closing except for the share of the costs and expenses that were incurred prior to the Closing Date that Summit has expressly agreed to pay under this Agreement, (vii) any contested liens that are Permitted Encumbrances. Notwithstanding anything to the contrary herein, Summit will not be entitled to make any claim for indemnification hereunder unless and until the aggregate of all such claims exceeds one hundred thousand dollars ($100,000). Additionally, notwithstanding anything to the contrary herein, the Parties agree that in the event of a breach by Rex of the representation contained in Section 7.01(k), Summit will not be entitled to a claim for indemnification hereunder. Further, in the event of a breach by Rex resulting in the termination or failure of a Rex Lease, then said Rex Lease will be removed from the applicable Exhibit “A”, Exhibit “B”, Exhibit “C”, or Exhibit “D”, and will become Excluded Properties with the consequences specified in Section 3.01, 4.01, 5.01, or 6.01, as applicable; and the Parties agree that the exclusion of such Rex Lease as Excluded Properties shall be the sole remedy for termination or failure of such Rex Lease.

13.05. Summit Indemnification of Rex. Without waiving any remedies which Rex shall have at law and equity, Summit assumes all risk, liability, obligation and losses in connection with, and, except as otherwise elsewhere provided in this Agreement, shall defend, indemnify, and save and hold harmless Rex, its officers, directors, employees and agents, from and against all losses which arise from or in connection with (i) any breach of any representation or warranty made by Summit hereunder, (ii) liabilities associated with claims disclosed on Exhibit “W”, and (iii) any claims made against Rex by a party as a result of Summit’ failure to make any required lease payment owing with respect to an interest in a lease that has been assigned to or is otherwise owned by Summit. Notwithstanding anything to the contrary herein, Rex will not be entitled to make any claim for indemnification hereunder unless and until the aggregate of all such claims exceeds one hundred thousand dollars ($100,000).

13.06. Time Limits for Indemnification. The Parties agree that no claim for indemnification may be brought by either Party after the applicable period specified in Section 7.03(b) or Section 7.03(c) or, if not provided for in either of those Sections, the earliest of one (1) year after (i) the expiration of the last to expire of the Area One Carry Period, Area Two Carry Period, Area Three Carry Period, or Area Four Carry Period, or (ii) the termination of this Agreement.

ARTICLE XIV.

PARENT GUARANTIES

14.01. Sumitomo Guaranty. On the Closing Date, Sumitomo shall execute and deliver a guaranty of performance of the agreements, obligations and duties of Summit under and in connection with this Agreement and certain related agreements, in the form of Exhibit “HH” attached hereto.

14.02. Rex Energy. On the Closing Date, Rex Energy shall execute and deliver a guaranty of performance of the agreements, obligations and duties of Rex and Rex Operating under and in connection with this Agreement and certain related agreements, in the form of Exhibit “GG” attached hereto.

ARTICLE XV.

MISCELLANEOUS AGREEMENTS

15.01. Special Warranty. Except as expressly set forth herein, all assignments made by Rex pursuant to this Agreement and all assignments made by Summit pursuant to this Agreement shall be made without warranty of any kind, express or implied, except a warranty of title conveyed by such assignment as against the lawful claims of persons claiming by, through, or under Rex or Summit (as applicable), but not otherwise, and, as to Rex, subject to Permitted Encumbrances.

15.02. Wire Transfers. Unless otherwise agreed, all amounts becoming payable by Summit to Rex pursuant to this Agreement shall be paid on or before the due date thereof by bank wire transfer of immediately available funds to an account designated by Rex from time to time. Likewise, unless otherwise agreed, all amounts becoming payable by Rex to Summit pursuant to this Agreement shall be paid on or before the due date thereof by bank wire transfer of immediately available funds to an account designated by Summit from time to time. If not otherwise provided herein, the due date for payment of any amount becoming payable by Rex or by Summit to the other pursuant to this Agreement shall be the thirtieth (30th) day after receipt by the obligor of a request for payment of such amount.

15.03. Joint and Several Liability. R.E. Gas and Rex I shall be jointly and severally liable for the performance of all of the agreements and obligations of each other under and in connection with this Agreement and the Area One JOA, Area Two JOA, Area Three JOA, Area Four JOA, Williams JOA, and Existing Area Three JOAs.

15.04. Survival of Covenants. All covenants made herein shall survive until they are performed or cease to be operative under the terms of this Agreement.

15.05. Assignment of Material Contracts. On the Closing Date, Rex shall assign undivided interests in and to various Material Contracts listed on Exhibit “FF” to Summit pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit “K”.

15.06. Liability/Fees and Expenses. The duties, obligations and liabilities of the Parties shall be several and not joint nor collective. All fees, costs and expenses incurred by any of the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including, without limitation legal and accounting fees, costs and expenses.

15.07. No Partnership. Except as provided in this Agreement for various tax partnerships for income tax purposes only, nothing contained in this Agreement shall be construed to create a partnership, joint venture, association, trust, mining partnership or other entity, nor shall the provision hereof be implied as creating such a relationship.

15.08. Insurance. R.E. Gas or Rex Operating shall, at all times while operations are being conducted by it under this Agreement, carry the insurance required of the Operator under the applicable joint operating agreement pursuant to which such operations are being conducted. All such policies (except Worker’s Compensation coverage) shall name Summit as a non- operating Party as an additional insured and shall provide for a waiver by the insurance carrier of any right to be subrogated to the rights of any claimant against Summit as such non-operating Party.

15.09. Notices. All notices and deliveries due under the terms and provisions of this Agreement shall be given and made in writing to the addresses as follows:

If to any of Sumitomo Signatories:	Summit Discovery Resources II LLC 840 Gessner, Suite 900 Houston, Texas 77024 Attention: Robert Orth Telephone: 713-752-5177 Fax: 713-653-8436

And with a copy to:	Summit Discovery Resources II LLC 840 Gessner, Suite 900 Houston, Texas 77024 Attention: President Telephone: 713-752-5177 Fax: 713-653-8436

If to any of Rex Signatories:	Rex Energy Corporation 476 Rolling Ridge Drive, Suite 300 State College, Pennsylvania 16801 Attention: Director of Land—Appalachian Region Telephone: 814-278-7279 Fax: 814-278-7286

And with copies to:	Rex Energy Corporation 476 Rolling Ridge Drive, Suite 300 State College, Pennsylvania 16801 Attention: General Counsel Telephone: 814-278-7113 Fax: 814-278-7286

Rex Energy Corporation 476 Rolling Ridge Drive, Suite 300 State College, Pennsylvania 16801 Attention: Appalachian Regional Manager Telephone: 814-278-7043 Fax: 814-278-7286

Notice shall be deemed given upon receipt.

15.10. Change of Address. Each Party shall have the right to change the address for notices and deliveries at any time, and from time to time, by advising the other Party in writing.

15.11. Force Majeure. If either of the Parties is rendered unable, wholly or in part by force majeure to carry out its obligations or otherwise perform under this Agreement, other than the obligations to make money payments, that Party shall give to the other Party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations and performances of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of the force majeure. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, and unavailability of equipment if due to one of the foregoing causes.

15.12. Casualty Losses. If subsequent to the Effective Date and prior to the Closing Date, any material casualty loss, damage or destruction by fire or other casualty occurs with respect to any of the Existing Area One Wells or Existing Area Two Wells or the facilities or equipment in, on or used in connection with such wells, or with respect to the Rex Refrigeration Plant, then if the Closing occurs Rex shall pay or assign to Summit on or promptly after the Closing Date a percentage share corresponding to the applicable Total Summit Interest percentage of the Original Interest in the affected property of all amounts paid and payable by third parties (including insurers under any applicable insurance policies) to Rex on account of such loss, damage or destruction that are not required to pay costs or expenses (if any) that have been incurred by Rex prior to the Closing Date in repairing, restoring, remedying or replacing the subject property or damage. Summit shall bear and pay its Total Summit Interest share of costs or expenses of repairing, restoring, remedying or replacing the subject property or damage that are incurred after the Closing Date.

15.13. Laws and Regulations; Venue. The validity, interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of laws.

15.14. Arbitration.

(a) Dispute Notice. The Parties agree to make a diligent, good faith attempt to resolve all disputes arising out of or in connection with this Agreement before either Party commences arbitration with respect to the subject matter of any such dispute. If the representatives of the Parties are unable to resolve a dispute within 10 days after notice of the existence of the dispute from one Party to the other (the “Dispute Notice”), either Party may, by sending a demand for arbitration to the other Party with a copy thereof to the American Arbitration Association (“AAA”), submit the dispute to binding arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the AAA, or a successor organization, in effect at the time of the service of the Dispute Notice (the “AAA Rules”). As to all disputes solely between the Parties hereto, the arbitrator shall be appointed within fourteen (14) days after arbitration is requested. The arbitrator chosen under such rules shall have at least ten (10) years experience practicing in the oil and gas industry.

(b) Location. THE SITE OF THE ARBITRATION SHALL BE PITTSBURGH, PENNSYLVANIA, UNLESS OTHERWISE AGREED BY THE PARTIES.

(c) Diligence; Remedies. The Parties shall diligently and expeditiously proceed with arbitration. As to all disputes solely between the Parties hereto, discovery shall be completed within forty-five (45) days of selection of the arbitrator, and the final hearing on the matter shall be had within seventy-five (75) days of the selection of the arbitrator. The arbitrator shall be instructed to render a written decision within forty-five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrator shall be empowered to award any remedy available under the laws of the State of Pennsylvania including, but not limited to, monetary damages and specific performance. The arbitrator shall not have the power to amend or add to this Agreement. The award of the arbitrator shall be in writing with reasons for such award and signed by the arbitrator. The Parties agree that any award rendered shall be final and binding. Judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d) Waiver of Appellate Review; Enforcement. The Parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal.

(e) Costs of Arbitration. The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrator in its award.

(f) Independent Agreement. This Section 15.14 constitutes an independent contract to arbitrate all disputes between the Parties, including, without limitation, disputes regarding contract formation and whether either Party is entitled to quasi-contractual or quantum meruit recovery from the other party.

(g) Continuation of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform their respective obligations hereunder during any arbitration proceeding by the Parties in accordance with this Section 15.14.

15.15. Covenants of Assignability. All of the terms, covenants, conditions and provisions of this Agreement shall inure to, be available to and be binding upon the Parties, their respective successors,

assigns and legal representatives. Any assignment made under this Section shall be subject to all terms and conditions of this Agreement, as they relate to the interest assigned. Until the earlier of (a) the expiration of each of the Area One Drilling Carry Period, Area Two Drilling Carry Period, Area Three Drilling Carry Period and Area Four Drilling Carry Period, or (b) July 1, 2012, no assignment by Summit of any interest subject to this Agreement shall be effective without the prior written consent of Rex. Except as provided in the immediately preceding sentence, either Party may assign all or any portion of its interests subject to this Agreement to any other party without restriction. Summit intends to assign this Agreement to a newly created Affiliate prior to the Closing Date, which assignment shall not require the prior written consent of Rex. This Agreement is not intended to benefit and shall not inure to the benefit of or be enforceable by any person or party other than the Rex Signatories and Summit Signatories and their respective successors and permitted assigns.

15.16. Titles for Convenience Only. The “titles,” or Article or Section headings, as used in this Agreement, are inserted for convenience only and shall be disregarded in construing the terms, conditions and provisions of this Agreement.

15.17. Complete Agreement. This Agreement and any agreements attached hereto or related hereto, including also the Confidentiality Agreement executed by Rex Energy and Summit dated April 22, 2010, shall constitute the complete and total agreement between the Parties and supersede any prior agreements, whether oral or written, between the Parties regarding the matters herein contained; provided that if the Closing occurs such Confidentiality Agreement will terminate on the Closing Date.

15.18. Press Releases. Either Party may issue any press releases with regard to its entering into this Agreement; provided that such Party issuing the press release shall provide the other Party with a copy of such press release at least four (4) days prior to the publication of such press release.

15.19. Limitation of Liability. Neither Party shall be liable to the other Party for any consequential, exemplary or punitive damages.

15.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

15.21. Severability. In the event any term or provision of this Agreement is found to be illegal or unenforceable, then, notwithstanding such term or provision, the remainder of the Agreement shall remain in full force and effect. If any part of this Agreement is deemed unreasonable by a court of competent jurisdiction or arbitrator, then the Parties agree that the court or arbitrator shall impose such reasonable terms as nearly to the same effect as are enforceable, and such terms shall bind the Parties hereto, and shall be construed in accordance with the remainder of this Agreement.

15.22. Further Assurances. The Parties agree to execute and deliver to each other all such additional instruments as may be called for in order to effectuate the transaction contemplated in this Agreement.

15.23. Amendments. This Agreement may only be amended in writing signed by both Parties.

15.24. Operational Plans. On or before the end of each calendar year, Rex shall provide Summit an operation plan and budget (“Operational Plan”) that shall set forth in reasonable detail any and all planned drilling operations, completion and recompletion operations, sidetracking operations, reworking operations, plugging back operations, abandonment and plugging operations, seismic surveys and other geological/geophysical work, estimated dates for commencement of production, potential new facilities, pipelines or other infrastructure, and any other material operations or work that Rex plans to conduct on or with respect to the leases that are jointly owned by Rex and Summit in the respective Areas during the immediately succeeding calendar year together with a budget for estimated costs and expenses in connection with such operations. Such Operational Plan shall also estimate costs and expenses of planned operations or work which Summit would bear during such immediately succeeding year. Summit shall have the right to comment on the Operational Plan and Rex shall also meet with Summit on a quarterly basis to explain and discuss the Operational Plan and performance against such Operational Plan for the previous quarters, including disclosure by Rex of any material deviations from such Operational Plan. The Parties acknowledge, however, that the proposed operations and estimates of costs and expenses contained in the Operational Plan are not representations or agreements or commitments of Rex and are inherently planned (but not committed) activities and operations and estimates based on Rex’s knowledge at the time of preparation of an Operational Plan, and that, while prepared in good faith by Rex, an Operational Plan shall in no way govern or dictate or limit or affect in any way the operations or activities that Rex may actually conduct or not conduct or the costs or expenses associated with any such activities or operations or the responsibility of Summit with respect to sharing and bearing and paying such costs and expenses.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date of August 31, 2010.

SUMITOMO CORPORATION

By	/s/ Kazuyuki Onose
Name:	Kazuyuki Onose
Title:	General Manager, Gas Business Dept.

SUMMIT DISCOVERY RESOURCES II, LLC

By:	Summit Oil & Gas USA Corporation, its Manager

By	/s/ Kazuyuki Onose
Name:	Kazuyuki Onose
Title:	President

REX ENERGY I, LLC

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

R.E. GAS DEVELOPMENT, LLC

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

REX ENERGY CORPORATION

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

REX ENERGY OPERATING CORP.

By	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

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